Exhibit (b)(ii)

Execution Version

BANK OF MONTREAL BMO CAPITAL MARKETS CORP. 151 W 42nd Street New York, NY 10036	ROYAL BANK OF CANADA 200 Vesey Street New York, NY 10281	CAPITAL ONE, NATIONAL ASSOCIATION 299 Park Avenue 31st Floor New York, NY 10171

CITIZENS BANK, N.A. 28 State Street Boston, MA 02109	FIFTH THIRD BANK, NATIONAL ASSOCIATION 38 Fountain Square Plaza Cincinnati, OH 45263	GOLDMAN SACHS BANK USA 200 West Street New York, NY 10282-2198

KEYBANK NATIONAL ASSOCIATION KEYBANC CAPITAL MARKETS INC. 127 Public Square Cleveland, OH 44114-1306	THE BANK OF NOVA SCOTIA 40 Temperance Street, 6th Floor Toronto, Ontario M5H 0B4	UBS AG, STAMFORD BRANCH 600 Washington Boulevard Stamford, CT 06901 UBS SECURITIES LLC 1285 Avenue of the Americas New York, NY 10019

WELLS FARGO BANK, N.A WELLS FARGO SECURITIES, LLC 550 South Tryon Street Charlotte, NC 28202	BANK OF AMERICA, N.A. BOFA SECURITIES, INC. One Bryant Park New York, NY 10036	NATIONAL BANK OF CANADA 130 King Street West, Suite 3200 Toronto, Ontario M5X 1J9
WELLS FARGO BANK, N.A., CANADIAN BRANCH 22 Adelaide Street West, Suite 2200 Toronto, Ontario M5H 4E3		NATIONAL BANK OF CANADA FINANCIAL INC. 65 East 55th Street, 8th Floor New York, NY 10022

CITIGROUP GLOBAL MARKETS INC. 388 Greenwich Street New York, New York 10013	JEFFERIES FINANCE LLC 520 Madison Avenue New York, NY 10022	BNP PARIBAS BNP PARIBAS SECURITIES CORP. 787 Seventh Avenue New York, New York 10019

MUFG 1221 Avenue of the Americas New York, New York 10020	MIZUHO BANK, LTD. 1271 Avenue of the Americas New York, New York 10020	BANCO SANTANDER, S.A., NEW YORK BRANCH 437 Madison Avenue New York, NY 10022

CONFIDENTIAL

April 19, 2024

PROJECT NEON

Amended and Restated Commitment Letter

Neon Maple US Debt Mergersub Inc.

Neon Maple Purchaser Inc.

c/o Advent International, L.P.

Ladies and Gentlemen,

This amended and restated commitment letter (this “Commitment Letter”) amends, restates and supersedes in its entirety that certain commitment letter (the “Original Commitment Letter”) dated April 1, 2024 (the “Original Commitment Letter Date”) among Neon Maple Purchaser Inc., a newly established Canadian entity (“Buyer” or “you”) has advised Bank of Montreal (“Bank of Montreal”), BMO Capital Markets Corp. (“BMO Capital Markets” and, together with Bank of Montreal, “BMO”), Royal Bank of Canada (“Royal Bank”), RBC Capital Markets1 (“RBCCM”, together with Royal Bank, “RBC”), Capital One, National Association (“Capital One”), Citizens Bank, N.A. (“Citizens”), Fifth Third Bank, National Association (“Fifth Third”), Goldman Sachs Bank USA (“GS”), KeyBank National Association (“KeyBank”), KeyBanc Capital Markets Inc. (“KeyBanc Capital Markets”, and together with KeyBank, “Key”), The Bank of Nova Scotia (“Scotia Bank”), UBS AG, Stamford Branch (“UBS AG”), UBS Securities LLC (“UBS Securities”, and together with UBS AG, “UBS”), Wells Fargo Bank, N.A. (“Wells Fargo Bank American”) and Wells Fargo Bank, N.A., Canadian Branch (“Wells Fargo Canadian” and together with Wells Fargo Bank American, “Wells Fargo Bank”), Wells Fargo Securities, LLC (“Wells Fargo Securities”, and together with Wells Fargo Bank, “Wells Fargo”), Bank of America, N.A. (“Bank of America”), BofA Securities, Inc. (together with its designed affiliates, “BofA Securities”, and together with Bank of America, “BofA”), National Bank of Canada (“NBC”) and National Bank of Canada Financial Inc.2 (“NBC Financial”, and together with NBC, “National Bank” and together with BMO, RBC, Capital One, Citizens, Fifth Third, GS, Key, Scotia, UBS, Wells Fargo, BofA and National Bank, the “Original Commitment Parties”), and such Original Commitment Letter shall be of no further force and effect.

You have advised the Original Commitment Parties, Citi (as defined below), Jefferies Finance LLC (acting through such of its affiliates or branches as it deems appropriate, “Jefferies”), BNP Paribas, BNP Paribas Securities Corp. (“BNPP Securities” and, together with BNP Paribas, “BNPP”), MUFG (as defined below), Mizuho Bank, Ltd. (“Mizuho”) and Banco Santander, S.A., New York Branch (“Santander”, and together with Citi, Jefferies, BNPP, MUFG, Mizuho and the Original Commitment Parties, the “Commitment Parties”, “us” or “we”) that you intend to acquire, directly or indirectly, the Target (as defined on Exhibit A hereto) and consummate the other transactions described on Exhibit A hereto. Capitalized terms used but not otherwise defined herein are used with the meanings assigned to such terms in the Exhibits hereto. All references herein to Sections or Exhibits shall be construed to refer to Sections of this Commitment Letter and Exhibits to this Commitment Letter. “MUFG” shall mean MUFG Bank, Ltd., MUFG Securities Americas Inc. and/or any other affiliates or subsidiaries as they collectively deem appropriate to provide the services referred to herein. “Citi” shall mean Citigroup Global Markets Inc., Citibank, N.A., Citicorp USA, Inc., Citicorp North America, Inc., and/or any of their affiliates as Citi shall determine to be appropriate to provide the services contemplated herein.

[1]	RBC Capital Markets is a brand name for the capital markets activities of Royal Bank of Canada and its affiliates.

[2]	National Bank of Canada Financial Inc. is the US capital markets affiliate of, and acts as agent for, National Bank of Canada.

1.	Commitments.

In connection with the Transactions contemplated hereby, each of Bank of Montreal, Royal Bank, Capital One, Citizens, Fifth Third, GS, KeyBank, Scotia Bank, UBS AG, Wells Fargo Bank, Bank of America, NBC, Citi, Jefferies, BNP Paribas, MUFG, Mizuho and Santander (collectively, the “Initial Lenders”) hereby commits, on a several, but not joint basis, to provide the percentage of the principal amount of the First Lien Term Facility (including any increased amount as a result of the application of the Flex Provisions (as defined in the Fee Letter referred to below) to fund OID or upfront fees payable in respect of the First Lien Term Facility) and the First Lien Revolving Facility, in each case, set forth opposite such Initial Lender’s name on Schedule 1 hereto, (i) upon the terms set forth or referred to in this letter, the Transaction Summary attached as Exhibit A and the Summary of Terms and Conditions attached as Exhibit B and (ii) the initial funding of which is subject only to the conditions set forth on Exhibit C (such Exhibits A through C, including the annexes thereto, the “Term Sheet” and together with this letter, collectively, this “Commitment Letter”), and upon the satisfaction of such conditions or waiver by the Lead Arrangers of such conditions applicable to the First Lien Credit Facilities, each such initial funding under the First Lien Credit Facilities shall occur.

2.	Titles and Roles.

It is agreed that:

(a)  BMO Capital Markets, RBCCM, Capital One, Citizens, Fifth Third, GS, KeyBanc Capital Markets, Scotia Bank, UBS Securities, Wells Fargo Securities, BofA Securities, NBC Financial, Citi, Jefferies, BNPP Securities, MUFG, Mizuho, and Santander will act as joint lead arrangers and joint bookrunners for the First Lien Credit Facilities (acting in such capacities, the “Lead Arrangers”); and

(b)  Bank of Montreal will act as sole administrative agent and as sole collateral agent for the First Lien Credit Facilities (the “Agent”).

You agree that no other agents, co-agents, lead arrangers, bookrunners, managers or arrangers will be appointed, no other titles will be awarded and no compensation (other than as expressly contemplated in this Commitment Letter and the Amended and Restated Fee Letter dated the date hereof and delivered in connection herewith (the “Fee Letter”) which amends, restates and supersedes in its entirety that certain fee letter (the “Original Fee Letter”) dated as of the Original Commitment Letter Date among you and the Original Commitment Parties) will be paid to obtain the commitment of any person to become a Lender under the First Lien Credit Facilities unless you and we shall so reasonably agree; provided, that (x) Bank of Montreal will have “left” placement (the “Left Lead Arranger”) in any marketing materials or other documentation used in connection with the First Lien Credit Facilities (other than the First Lien Euro Term Facility), (y) RBCCM will have “left” placement (the “Euro Left Lead Arranger”) in any marketing materials or other documentation used in connection with the First Lien Euro Term Facility and (z) the other agents (or their affiliates, as applicable) for the First Lien Credit Facilities will be listed in an order determined by you in consultation with the Left Lead Arranger or the Euro Left Lead Arranger, as applicable, in any marketing materials or other documentation used in connection with the syndication of the First Lien Credit Facilities.

3.	Syndication.

The Lead Arrangers intend to syndicate the First Lien Term Facility to a group of lenders identified by us in consultation with you and subject to your consent (it being understood that your consent may not be unreasonably withheld or delayed) (such lenders, together with the Initial Lenders, the “Lenders”); it being understood and agreed that the Lead Arrangers will not syndicate, participate to or otherwise assign any portion of the First Lien Term Facility to any Disqualified Institution (as defined below). We acknowledge and agree that the First Lien Revolving Facility has been successfully syndicated as of the Original Commitment Letter Date.

“Disqualified Institution” means:

(a)  (i) any person identified in writing to the Original Commitment Parties on or prior to the Original Commitment Letter Date, (ii) any person that is identified in writing after the Original Commitment Letter Date and prior to the Closing Date, to the Commitment Parties (and reasonably satisfactory to the Commitment Parties) or, if after the Closing Date, to the Agent (and reasonably satisfactory to the Agent) in respect of the First Lien Credit Facilities (and reasonably satisfactory to the Agent), (iii) any affiliate of any person described in clauses (i) and/or (ii) above that is reasonably identifiable as an affiliate of such person on the basis of such affiliate’s name and (iv) any other affiliate of any person described in clauses (i), (ii) and/or (iii) above that is identified in a written notice to the Lead Arrangers (or, after the Closing Date, the Agent) after the Original Commitment Letter Date in respect of the First Lien Credit Facilities (each such person, a “Disqualified Lending Institution”); it being understood that the Borrower may withhold its consent to any person that is known by it to be an affiliate of a Disqualified Lending Institution regardless of whether such person is reasonably identifiable as an affiliate of such person on the basis of such affiliate’s name; and/or

(b)  (i) any person that is or becomes a competitor of the Borrower and/or any of its subsidiaries and/or the Target and/or any of its subsidiaries (each such person, a “Competitor”) and/or any affiliate of any Competitor (other than a Competitor Debt Fund Affiliate (as defined below) unless the Borrower has other grounds on which to withhold its consent), in each case, that is identified in writing to the Lead Arrangers (or, after the Closing Date, identified in writing to the Agent) in respect of the First Lien Credit Facilities, (ii) any affiliate of any person described in clause (i) above (other than any Competitor Debt Fund Affiliate (as defined below)) that is reasonably identifiable as an affiliate of such person on the basis of such affiliate’s name and (iii) any other affiliate of any person described in clauses (i) and/or (ii) above that is identified in a written notice to the Lead Arrangers (or, after the Closing Date, the Agent) in respect of the First Lien Credit Facilities after the Original Commitment Letter Date (it being understood and agreed that no Competitor Debt Fund Affiliate of any Competitor may be designated as a Disqualified Institution pursuant to this clause (iii)); it being understood that the Borrower may withhold its consent to any person that is known by it to be an affiliate of a Competitor (other than a Competitor Debt Fund Affiliate unless the Borrower has other grounds on which to withhold its consent) regardless of whether such person is reasonably identifiable as an affiliate of such person on the basis of such affiliate’s name; and/or

(c)  any affiliate or Representative (as defined below) of any Commitment Party that is engaged as a principal primarily in private equity, mezzanine financing or venture capital, in each case, other than the Sponsor or any of its affiliates (each such person, an “Excluded Party”);

provided, that no written notice delivered pursuant to clauses (a)(ii), (a)(iv), (b)(i) and/or (b)(iii) above under the First Lien Credit Facilities shall apply retroactively to disqualify any person that has acquired an assignment or participation interest in the loans under the First Lien Credit Facilities prior to the delivery of such notice.

“Competitor Debt Fund Affiliate” means, with respect to any Competitor or any affiliate thereof, any debt fund, investment vehicle, regulated bank entity or unregulated lending entity (in each case, other than any Disqualified Lending Institution or any Excluded Party) that is (a) primarily engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of business for financial investment purposes (but not with a view towards owning the borrower or issuer of any such loans or similar extensions of credit) and (b) managed, sponsored or advised by any person that is controlling, controlled by or under common control with the relevant Competitor or affiliate thereof, but only to the extent that no personnel involved with the investment in the relevant Competitor or its affiliates, or the management, control or operation thereof, (i) makes (or has the right to make or participate with others in making) investment decisions on behalf of, or otherwise cause the direction of the investment policies of, such debt fund, investment vehicle, regulated bank entity or unregulated entity or (ii) has access to any information (other than information that is publicly available) relating to the Borrower, the Target and/or any entity that forms part of any of their respective businesses (including any of their respective subsidiaries).

Notwithstanding any other provision of this Commitment Letter to the contrary and notwithstanding any syndication, assignment or other transfer by any Initial Lender (a) no Initial Lender shall be relieved, released or novated from its obligations hereunder (including its obligation to fund its applicable percentage of the First Lien Credit Facilities on the Closing Date if the applicable conditions set forth on Exhibit C are satisfied or waived by the Commitment Parties) in connection with any syndication, assignment or other transfer until after the initial funding of such Initial Lenders’ commitment under the First Lien Credit Facilities on the Closing Date, (b) no such syndication, assignment or other transfer shall become effective with respect to any portion of any Initial Lender’s commitments in respect of the First Lien Credit Facilities until the initial funding in full of the First Lien Credit Facilities on the Closing Date and (c) unless the Borrower agrees in writing in its sole discretion, each Initial Lender, Commitment Party and Lead Arranger shall retain exclusive control over all rights and obligations with respect to its commitments in respect of the First Lien Credit Facilities, including all rights with respect to any consent, waiver, modification, supplement and/or amendment, until the Closing Date has occurred.

The Lead Arrangers intend to commence syndication efforts with respect to the First Lien Term Facility promptly, and from the Original Commitment Letter Date until the earlier to occur of (x) a Successful Syndication (as defined in the Fee Letter) and (y) the date that is 30 days after the Closing Date (the “Syndication Period”), you agree to assist (and to use your commercially reasonable efforts to cause the Target to assist, subject in all cases to any limitations on your rights set forth in the Acquisition Agreement) the Lead Arrangers in completing a syndication of the First Lien Term Facility that is reasonably satisfactory to the Lead Arrangers and you. Such assistance shall include, subject to any applicable limitations on your rights in the Acquisition Agreement, (a) using your commercially reasonable efforts to ensure that the syndication efforts benefit from your and the Sponsor’s existing banking relationships, (b) facilitating direct contact between appropriate members of senior management of the Borrower (and using your commercially reasonable efforts to facilitate direct contact between appropriate members of senior management of the Target), on the one hand, and the proposed Lenders, on the other hand, in all cases at times and locations to be mutually agreed upon, (c) your assistance and provision of information (and your use of commercially reasonable efforts to cause the Target to assist and provide information) for use in the preparation of a customary confidential information memorandum (the “CIM”) and other reasonable and customary marketing materials to be used in connection with the syndication of the First Lien Term Facility, (d) the hosting, with the Lead Arrangers and appropriate members of senior management of the Borrower (and using your commercially reasonable efforts to cause senior management of the Target to participate), of meetings (or, if you and we shall agree, conference calls in lieu of any such meetings) of prospective Lenders (limited to one “bank meeting”, unless otherwise deemed reasonably necessary by the Lead Arrangers in consultation with you) at times and locations to be mutually agreed, (e) during the Syndication Period (or, if later, until the Closing Date), your ensuring that there is no competing issuance or incurrence of debt for borrowed money by or on behalf of the Borrower or its subsidiaries and your using commercially reasonable efforts to ensure that there are no competing issuances or incurrences of debt for borrowed money by and on behalf of the Target and its subsidiaries announced, offered, placed or arranged (other than, for the avoidance of doubt, (i) the First Lien Credit Facilities, (ii) borrowings under existing credit facilities of the Target or any direct or indirect parent entity or subsidiary thereof, (iii) indebtedness permitted to be incurred by the Target or any of its subsidiaries and to remain outstanding under the Acquisition Agreement as in effect on the Original Commitment Letter Date (including replacements, extensions and renewals of existing credit facilities or redemptions, repurchases or consent solicitations of outstanding loans of the Target of any direct or indirect parent entity or subsidiary thereof, to the extent permitted to remain outstanding under the Acquisition Agreement as in effect on the Original Commitment Letter Date), (iv) short-term working capital facilities, ordinary course capital leases, purchase money indebtedness, equipment financings, letters of credit, bank guarantees, overdraft facilities and/or surety bonds and (v) certain other indebtedness that the Borrower and the Lead Arrangers reasonably agree may remain outstanding after the Closing Date, in each case, including any replacement, extension and/or renewal of any such indebtedness that matures or will be terminated on or prior to the Closing Date), in each case that would reasonably be expected to materially impair the primary syndication of the First Lien Term Facility and (f) using your commercially reasonable efforts to obtain public corporate credit or public corporate family ratings (but no specific rating in either case), as applicable, of the Borrower and public ratings (but no specific rating) for the First Lien Term Facility from each of Moody’s Investors Service, Inc. (“Moody’s”) and S&P Global Ratings, a subsidiary of S&P Global Inc. (“S&P”) prior to the launch of general syndication. Notwithstanding anything to the contrary contained in this Commitment Letter or the Fee Letter, (A) neither the commencement nor the completion of the syndication of the First Lien Term Facility, nor obtaining ratings for the First Lien Credit Facilities, shall constitute a condition precedent to the availability and initial funding of the First Lien Credit Facilities on the Closing Date, (B) you will not be required to provide any information to the extent that the provision thereof would violate any (I) attorney-client privilege, law, rule or regulation or (II) confidentiality obligation binding on you, the Sponsor, the Borrower, the Target and/or any of your or their respective affiliates or Representatives; provided, that in the event that you do not provide information in reliance on clause (B), you will use commercially reasonable efforts to notify the Commitment Parties that such information is being withheld on such basis (but solely if providing such notice would not violate any attorney client privilege, law, rule, regulation or obligation of confidentiality, as applicable) and (C) the financial statements identified in paragraph 6 of Exhibit C are the only financial statements that will be required in connection with the syndication of the First Lien Term Facility.

The Lead Arrangers, in their capacity as such, will manage, in consultation with you (and subject to your consent rights set forth in this Section 3), all aspects of the syndication of the First Lien Term Facility, including decisions as to the selection of prospective Lenders to be approached (which may not be Disqualified Institutions) and when they will be approached, when the Lenders’ commitments will be accepted, which Lenders will participate, the allocation of the commitments among the Lenders and the amount and distribution of fees among the Lenders.

You acknowledge that in connection with the primary syndication of the First Lien Term Facility, (a) the Lead Arrangers will make available customary marketing materials (the “Information Materials”), including the CIM and a customary lender presentation (the “Lender Presentation”) to the proposed syndicate of Lenders by posting the Information Materials on IntraLinks, SyndTrak or another similar secure electronic system and (b) certain of the prospective Lenders may be “public side” Lenders (i.e., Lenders that have personnel that do not wish to receive material non-public information within the meaning of United States federal and state securities laws, or any material fact or material change within the meaning of applicable Canadian provincial securities laws that has not been generally disclosed, with respect to the Borrower, the Target, their respective subsidiaries, or the respective securities of any of the foregoing or the Acquisition (“MNPI”) (each, a “Public Lender” and, collectively, the “Public Lenders”)). At the request of the Lead Arrangers, you agree to assist and use commercially reasonable efforts to cause the Target to assist us (subject to any applicable limitation on your rights set forth in the Acquisition Agreement) in preparing an additional version of the CIM and Lender Presentation consisting exclusively of information and documentation with respect to the Borrower, the Target and their respective subsidiaries, the respective securities of any of the foregoing and the Acquisition that consists of information of a type that either (i) is publicly available or (ii) is not or would not be material with respect to the Borrower, the Target and their respective subsidiaries, any of their respective securities or the Acquisition, as determined in good faith by the Borrower, for purposes of United States and Canadian federal and state and provincial and territorial securities laws (the “Public Package” and the information set forth in clauses (i) -(ii), the “Public Information”).

It is understood that, in connection with your assistance described above, customary authorization letters will be included in the CIM that (A) authorize the distribution of the CIM to prospective Lenders, (B) confirm that the Public Package only contains Public Information and (C) contain a “10b-5” customary information representation substantially consistent in form and substance with the information representation set forth in Section 4. The CIM will also contain customary language exculpating you, the Borrower, the Target, the Sponsor and your and their respective affiliates and the Commitment Parties and their respective affiliates, with respect to any liability related to the use of the contents of the CIM, the Lender Presentation and the other Information Materials. You acknowledge and agree that, in addition to the Public Package, the following documents may be distributed to all prospective Lenders (other than Disqualified Institutions), including prospective Public Lenders (except to the extent you notify us in writing to the contrary prior to the date of our intended distribution thereof, which date we will have communicated to you reasonably in advance and provided that you have been given a reasonable opportunity to review such documents and comply with United States Securities and Exchange Commission or Canadian equivalent disclosure obligations or any other applicable disclosure obligations): (w) the Term Sheets, (x) drafts and final definitive documentation with respect to the First Lien Credit Facilities, (y) administrative materials prepared by the Lead Arrangers for prospective Lenders (such as lender meeting invitations, allocations and funding and closing memoranda) and (z) notifications of changes in the terms of the First Lien Credit Facilities. You also agree, at our request, to identify (or, prior to the Closing Date, in the case of information relating to the Target and its subsidiaries, use commercially reasonable efforts to identify) information to be distributed to the Public Lenders by clearly and conspicuously marking the same as “PUBLIC”. Each of the Lead Arrangers hereby agrees that all information that is not specifically identified as “PUBLIC” (including the Projections (as defined below)) shall be treated as being suitable only for posting to Lenders that are not Public Lenders. By marking any document, information or other data “PUBLIC”, you will be deemed to have authorized the Commitment Parties and the Lenders to treat such documents, information or other data as only containing Public Information.

4.	Information.

You hereby represent (with respect to Information (as defined below) regarding the Target and its subsidiaries, to your knowledge) that (a) all written information concerning the Borrower and its subsidiaries and the Target and its subsidiaries (other than (i) the financial projections, forecasts, financial estimates, other forward-looking and/or projected information (collectively, the “Projections”), (ii) information of a general economic or industry-specific nature (“Economic and Industry Information”) and/or (iii) third party reports and/or memoranda (“Third Party Materials”) (it being understood that Third Party Materials shall not be deemed to include written information (other than Projections and Economic and Industry Information) on which such Third Party Materials are based to the extent such written information has been otherwise made available to the Commitment Parties by you or by any of your Representatives and is otherwise subject to this clause (a))) that has been or will be made available to any of us by the Borrower or any of its representatives on your behalf in connection with the transactions contemplated hereby (collectively, and excluding for the avoidance of doubt the Projections, Economic and Industry Information and the Third Party Materials, the “Information”), when taken as a whole, does not or will not, when furnished, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made (after giving effect to all supplements and updates thereto from time to time) and (b) the Projections have been or will be prepared in good faith based upon assumptions believed by you to be reasonable at the time furnished (it being recognized by the Commitment Parties that (x) such Projections are not to be viewed as facts and are subject to significant uncertainties and contingencies, many of which are beyond your control, (y) no assurance can be given that any particular financial projections will be realized and (z) actual results may differ from projected results and that such differences may be material). You agree that if, at any time prior to the later of the expiration of the Syndication Period and the Closing Date, you become aware that any of the representations in the preceding sentence would be incorrect in any material respect if the Information or the Projections were being furnished and such representations were being made at such time, you will (or prior to the Closing Date with respect to Information and Projections concerning the Target and its subsidiaries, you will, subject to any applicable limitations on your rights set forth in the Acquisition Agreement, use commercially reasonable efforts to) promptly supplement the Information or the Projections, as applicable, so that (prior to the Closing Date, to your knowledge, as it relates to the Target and its subsidiaries) the representations in the preceding sentence remain true in all material respects; provided, that any such supplementation shall cure any breach of such representations. You understand that in arranging and syndicating the First Lien Credit Facilities, we may use and rely on the Information and Projections without independent verification thereof and we do not assume responsibility for the accuracy and completeness of the Information or the Projections. Notwithstanding anything to the contrary contained in this Commitment Letter or the Fee Letter, none of the making of any representation under this Section 4, the provision of any supplement to any Information or the Projections, nor the accuracy of any such representation or supplement shall constitute a condition precedent to the availability and/or initial funding of the First Lien Credit Facilities on the Closing Date.

5.	Fee Letter.

As consideration for the commitments and agreements of the Commitment Parties hereunder, you agree to pay or cause to be paid the fees described in the Fee Letter on the terms and subject to the conditions (including as to timing and amount) set forth therein.

6.	Certain Funds Provision.

Notwithstanding anything in this Commitment Letter, the Fee Letter, the First Lien Credit Documentation or any other letter agreement or other undertaking concerning the financing of the transactions contemplated hereby to the contrary, (a) the only representations relating to Holdings, the Borrower, the Target and their respective subsidiaries and their respective businesses, the making and accuracy of which shall be a condition to the availability and initial funding of the First Lien Credit Facilities on the Closing Date shall be (i) such of the representations made by or on behalf of the Target, its subsidiaries or their respective businesses in the Acquisition Agreement as are material to the interests of the Lenders in their capacity as such, but only to the extent that you or your applicable affiliate have the right to terminate your (or its) obligations under the Acquisition Agreement or to decline to consummate the Acquisition as a result of a breach of such representations in the Acquisition Agreement (to such extent, the “Specified Acquisition Agreement Representations”) and (ii) the Specified Representations (as defined below), (b) the terms of the First Lien Credit Documentation shall not impair the availability of the First Lien Credit Facilities on the Closing Date if the conditions set forth on Exhibit C are satisfied (or waived by the Lead Arrangers) (it being understood and agreed that to the extent any Collateral (including the creation or perfection of any security interest) is not or cannot be provided or perfected on the Closing Date (other than, to the extent required under the Term Sheet, (i) the creation and perfection of a lien on Collateral that is of the type where a lien on such Collateral may be perfected by the filing of a financing statement under the Uniform Commercial Code (“UCC”), the registration of a financing statement under the Personal Property Security Act of any applicable Canadian province or territory (“PPSA”) or the filing of a registration under the Register of Personal and Movable Real Rights (Quebec) (“RPMRR”) and (ii) a pledge of the equity interests of the Borrower and any material Subsidiary Guarantors with respect to which a lien may be perfected on the Closing Date by the delivery of a stock or equivalent certificate (together with a stock power or similar instrument endorsed in blank for the relevant certificate) (other than, in the case of the Target and/or any subsidiary of the Target, with respect to any such certificate that has not been made available to you at least two business days prior to the Closing Date, to the extent you have used commercially reasonable efforts to procure delivery thereof, which may instead be delivered within 90 days after the Closing Date (or such later date as the Agent may reasonably agree)) after your use of commercially reasonable efforts to do so without undue burden or expense, then in each case, the provision and/or perfection of such Collateral shall not constitute a condition precedent to the availability or initial funding of the First Lien Credit Facilities on the Closing Date but may instead be delivered and/or perfected within 90 days (or such later date as the Agent may agree) after the Closing Date pursuant to arrangements to be mutually agreed by the parties hereto acting reasonably and (c) the only conditions (express or implied) to the availability of the First Lien Credit Facilities on the Closing Date are those expressly set forth on Exhibit C, and such conditions shall be subject in all respects to the Certain Funds Provision (as defined below).

For the avoidance of doubt, your compliance with your obligations under this Commitment Letter and/or the Fee Letter, other than your satisfaction (or procurement of a waiver from the Lead Arrangers) of the applicable conditions described on Exhibit C, is not a condition to the availability of the First Lien Credit Facilities on the Closing Date.

For purposes hereof, “Specified Representations”means the representations and warranties set forth in the First Lien Credit Documentation relating to: organizational existence of the Loan Parties; organizational power and authority (as they relate to due authorization, execution, delivery and performance of the First Lien Credit Documentation) of the Loan Parties; due authorization, execution and delivery of the First Lien Credit Documentation by the Loan Parties, and enforceability of the First Lien Credit Documentation against the Loan Parties; solvency as of the Closing Date (after giving effect to the Transactions) of the Borrower and its subsidiaries on a consolidated basis (in form and scope consistent with the solvency certificate to be delivered pursuant to paragraph 1(b) of Exhibit C); no conflicts of the First Lien Credit Documentation (limited to the execution, delivery and performance by the Loan Parties of the First Lien Credit Documentation, the incurrence of indebtedness thereunder and the granting of guarantees and security interests in respect thereof) with the charter documents of the Loan Parties; Federal Reserve margin regulations; the Investment Company Act; PATRIOT Act and the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada); use of proceeds not in violation of OFAC, FCPA or other applicable anti-money laundering laws and anti-terrorism laws; and the creation, validity and perfection of security interests in the Collateral securing the First Lien Credit Facilities (subject in all respects to security interests and liens permitted under the First Lien Credit Documentation and to the Certain Funds Provision).

This Section 6 and the provisions contained herein shall be referred to as the “Certain Funds Provision”.

7.	Indemnification; Expenses.

You agree (a) to indemnify and hold harmless each of the Commitment Parties, their respective affiliates and controlling persons and the respective directors, officers, employees, partners, agents, advisors and other representatives of each of the foregoing (each, a “protected person”) from and against any and all losses, claims, damages and liabilities to which any such protected person may become subject arising out of or in connection with this Commitment Letter, the Original Commitment Letter, the Fee Letter, the Original Fee Letter, the First Lien Credit Facilities, the use of the proceeds thereof and the Transactions or any claim, litigation, investigation or proceeding relating to any of the foregoing (a “Proceeding”), regardless of whether any protected person is a party thereto or whether such Proceeding is brought by you, any of your affiliates or any third party, and to reimburse each protected person within 30 days following written demand therefor (together with reasonable backup documentation supporting such reimbursement request) for any reasonable and documented legal or other out-of-pocket expenses incurred in connection with investigating or defending any Proceeding (but limited, in the case of legal fees and expenses, to one counsel to such protected persons, taken as a whole, and, solely in the case of a conflict of interest, one additional counsel to all affected protected persons, taken as a whole (and, if reasonably necessary, of one local counsel in any relevant material jurisdiction to all such persons, taken as a whole and, solely in the case of any conflict of interest, one additional local counsel to all affected protected persons, taken as a whole, in each such relevant material jurisdiction)); provided, that the foregoing indemnity will not, as to any protected person, apply to losses, claims, damages, liabilities or related expenses to the extent they arise from (i) the willful misconduct, bad faith or gross negligence of, or material breach of this Commitment Letter, the Fee Letter, the Original Commitment Letter, the Original Fee Letter or the First Lien Credit Documentation by, such protected person (or any of its Related Parties (as defined below)), in each case, as determined by a final non-appealable judgment of a court of competent jurisdiction, or (ii) any dispute solely among protected persons which does not arise out of any act or omission of the Borrower or any of its subsidiaries (other than any Proceeding against any Commitment Party solely in its capacity or in fulfilling its role as an Agent or a Lead Arranger or similar role), and (b) if the Closing Date occurs, to reimburse each Commitment Party on the Closing Date (to the extent an invoice therefor is received at least three business days prior to the Closing Date, or if invoiced after such date, within 30 days following receipt of the relevant invoice), for all reasonable and documented out-of-pocket expenses (including due diligence expenses, but limited, in the case of legal fees and expenses, to (i) the reasonable and documented out-of-pocket fees, charges and disbursements of Milbank LLP acting as legal counsel to the Commitment Parties, taken as a whole and (ii) if reasonably necessary, the fees, charges and disbursements of one local counsel in any relevant material local jurisdiction for all such persons, taken as a whole)), incurred in connection with the First Lien Credit Facilities and any related documentation (including this Commitment Letter, the Original Commitment Letter, the Fee Letter, the Original Fee Letter and the First Lien Credit Documentation).

You acknowledge that we may receive a benefit including without limitation, a discount credit or other accommodation from any such counsel based on the fees such counsel may receive on account of their relationship with us, including without limitation, fees paid pursuant hereto or the Fee Letter.

No protected person or any other party hereto shall be liable for any damages arising from the use by any person (other than such protected person (or its Related Parties) or any other party hereto) of Information or other materials obtained through electronic, telecommunications or other information transmission systems, except to the extent of direct, as opposed to indirect, consequential or punitive, damages arising from the gross negligence, bad faith or willful misconduct of, or material breach of this Commitment Letter, the Fee Letter, the Original Commitment Letter, the Original Fee Letter or the First Lien Credit Documentation by, such protected person (or any of its Related Parties), or such other party hereto, as applicable, in each case, as determined by a final non-appealable judgment of a court of competent jurisdiction. None of the protected persons, Holdings, the Borrower, the Sponsor, the Target or any of their respective affiliates or the respective directors, officers, employees, agents, advisors or other representatives of any of the foregoing shall be liable for any special, indirect, consequential or punitive damages in connection with this Commitment Letter, the Original Commitment Letter, the Fee Letter, the Original Fee Letter or the First Lien Credit Facilities (including the use or intended use of the proceeds of the First Lien Credit Facilities) or the transactions contemplated hereby or thereby; provided, that nothing contained in this sentence shall limit your indemnification obligations hereinabove to the extent such special, indirect, consequential or punitive damages are included in any third party claim in connection with which such protected person is otherwise entitled to indemnification hereunder. You shall not be liable for, and the indemnity in the preceding paragraph shall not apply with respect to, any settlement of any Proceeding effected by any protected person without your consent (which consent shall not be unreasonably withheld, conditioned or delayed) or any other loss, claim, damage, liability and/or expense incurred in connection therewith, but if any such Proceeding is settled with your written consent, or if there is a final non-appealable judgment of a court of competent jurisdiction against a protected person in any such Proceeding, you agree to indemnify and hold harmless such protected person in the manner set forth above. You shall not, without the prior written consent of the affected protected person (which consent shall not be unreasonably withheld, conditioned or delayed), effect any settlement of any pending or threatened Proceeding against any protected person in respect of which indemnity could have been sought hereunder by such protected person unless such settlement (a) includes an unconditional release of such protected person from all liability or claims that are the subject matter of such Proceeding and (b) does not include any statement as to any admission of fault or culpability. Notwithstanding the foregoing, each protected person shall be obligated to refund or return any and all amounts paid by you under this paragraph to such protected person for any losses, claims, damages, liabilities and expenses to the extent such protected person is found by a final, non-appealable judgment by a court of competent jurisdiction not to be entitled to payment of such amounts in accordance with the terms hereof. For purposes hereof, “Related Party” and “Related Parties” of any person mean any (or all, as the context may require) of such person’s controlled affiliates and controlling persons and its or their respective directors, officers, employees, partners, agents, advisors and other representatives thereof.

8.	Sharing of Information, Absence of Fiduciary Relationship.

Each Commitment Party, together with its respective affiliates (collectively, the “Financing Institutions”), is a full service financial firm and as such from time to time may (a) effect transactions for its own account or the account of customers, and hold long or short positions in debt or equity securities or loans of companies that may be the subject of the transactions contemplated hereby or (b) provide debt financing, equity capital, investment banking, financial advisory services, securities trading, hedging, financing and brokerage activities and financial planning and benefits counseling to other companies in respect of which you, the Sponsor, the Borrower or the Target or any of their respective subsidiaries may have competing interests. You also acknowledge that the Commitment Parties and their respective affiliates have no obligation to use in connection with the transactions contemplated hereby, or to furnish to you, confidential information obtained from other companies or other persons. The Financing Institutions may have economic interests that conflict with your economic interests and those of the Target. You acknowledge and agree that (a)(i) the arrangement and other services described herein regarding the First Lien Credit Facilities are arm’s-length commercial transactions between you and your affiliates, on the one hand, and the Financing Institutions, on the other hand, that do not directly or indirectly give rise to, nor do you rely on, any fiduciary duty on the part of the Commitment Parties, (ii) no Commitment Party has provided any legal, accounting, regulatory or tax advice to you with respect to any of the Transactions by virtue of this Commitment Letter and you are not relying on the Commitment Parties for such advice, (iii) you have consulted your own legal, accounting, regulatory and tax advisors to the extent you have deemed appropriate and you are not relying on the Commitment Parties for such advice, (iv) you are capable of evaluating, and understand and accept, the terms, risks and conditions of the transactions contemplated hereby and (v) you waive, to the fullest extent permitted by law, any claims that you may have against any Financing Institution for breach of fiduciary duty or alleged duty of fiduciary duty arising solely by virtue of this Commitment Letter and agree that, in such capacity, we shall not have any liability (whether direct or indirect) to you in respect of a fiduciary duty claim arising under this Commitment Letter or to any person asserting any such fiduciary claim arising under this Commitment Letter on behalf of or in right or you, including your stockholders, employees or creditors; and (b) in connection with the transactions contemplated hereby, (i) each Financing Institution has been, is, and will be acting solely as a principal and, except as otherwise expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for you or any of your affiliates and (ii) no Financing Institution has any obligation to you or your affiliates, except those obligations expressly set forth in this Commitment Letter and any other agreement with you or any of your affiliates.

As you know, RBC has been retained by you (or one of your affiliates) as financial advisor (in such capacity, the “Financial Advisor”) in connection with the Acquisition. You agree to such retention, and further agree not to assert any claim you might allege based on any actual or potential conflicts of interest that might be asserted to arise or result from the engagement of the Financial Advisor, on the one hand, and our and our respective affiliates’ relationships with you as described and referred to herein, on the other. Each of the Commitment Parties hereto acknowledges (i) the retention of RBC as the Financial Advisor and (ii) that such relationship does not create any fiduciary duties or fiduciary responsibilities to such Commitment Party on the part of RBC or its affiliates.

9.	Confidentiality.

This Commitment Letter is entered into on the understanding that neither this Commitment Letter, the Original Commitment Letter, the Fee Letter, nor the Original Fee Letter nor any of their terms or substance shall be disclosed by you, directly or indirectly, to any other person except (a) to you and your subsidiaries, the Sponsor (or any prospective investor) and to your and their respective members, partners, stockholders, directors (or equivalent managers), officers, employees, agents, affiliates, attorneys, accountants, independent auditors and other advisors and those of the Target and its subsidiaries and the Target and its subsidiaries themselves, in each case on a confidential basis (provided, that until after the Closing Date, any disclosure of the Fee Letter, the Original Fee Letter or their respective contents to the Target or its subsidiaries or their respective members, partners, stockholders, directors (or equivalent managers), officers, employees, agents, affiliates, attorneys, accountants, independent auditors or other advisors shall be (i) redacted in respect of (A) the amounts, percentages and basis points of compensation set forth therein and (B) the pricing and other economic terms of the Flex Provisions) set forth therein unless, in either case, the Commitment Parties otherwise consent in writing, which consent shall not be unreasonably withheld or delayed, (ii) used for customary accounting purposes, including accounting for deferred financing costs and/or (iii) reflected in any funds flow memorandum prepared in connection with the closing of the Transactions), (b) in any legal, judicial or administrative proceeding or as otherwise required by applicable law, rule or regulation or as requested by a governmental authority (in which case you agree, (i) to the extent practicable and to the extent practicable and permitted by law, to inform us promptly in advance thereof and (ii) to use commercially reasonable efforts to ensure that any such information so disclosed is accorded confidential treatment), (c) to the extent reasonably necessary or advisable in connection with the exercise of any remedy or enforcement of any right under this Commitment Letter, the Original Commitment Letter, the Original Fee Letter and/or the Fee Letter, (d) the existence of the commitments under this Commitment Letter, the Original Commitment Letter and the existence and contents of the Term Sheet (but not the Fee Letter, the Original Fee Letter or the respective contents thereof, other than the existence thereof and the aggregate amount of the fees payable thereunder and the results of the exercise of any Flex Provision) as part of projections (but without disclosing any specific fees or other economic terms set forth in the Fee Letter or the Original Fee Letter), pro forma information and a generic disclosure of aggregate sources and uses in marketing materials and other disclosures) may be disclosed (i) in any syndication or other marketing materials in connection with the First Lien Credit Facilities and/or (ii) in any proxy statement or similar public filing relating to the Acquisition, (e) the Term Sheets, including the existence and contents thereof, may be disclosed to any rating agency (together with the results of the exercise of any Flex Provision and the aggregate amount of fees payable under the Fee Letter or the Original Fee Letter) as part of projections (but without disclosing any specific fee or other economic term set forth in the Fee Letter or the Original Fee Letter), pro forma information and a generic disclosure of aggregate sources and uses, (f) other than in the case of the Fee Letter or the Original Fee Letter, in connection with any public filing requirement, (g) after the Original Commitment Letter Date, the Term Sheets, including the existence and contents thereof (but not the Fee Letter or the Original Fee Letter), may be disclosed to any Lender, participant or any prospective Lender, or prospective participant and, in each case, their respective Representatives on a confidential basis, (h) [reserved], (i) the Original Commitment Letter (including the Term Sheet thereto), the Commitment Letter (including the Term Sheet) but not the Original Fee Letter or the Fee Letter may be disclosed to providers of the Permitted Equity on a confidential and need-to-know basis and (j) if the Commitment Parties consent to such proposed disclosure (such consent not to be unreasonably withheld, delayed or conditioned). The foregoing restrictions shall cease to apply in respect of the existence and contents of the Original Commitment Letter, this Commitment Letter (but not in respect of the Fee Letter, the Original Fee Letter and their respective contents) on the earlier of the Closing Date and two years following the Original Commitment Letter Date.

Each Commitment Party, each Lead Arranger and each Initial Lender shall use all information received by them in connection with the Transactions and the related transactions (including any information obtained by them based on a review of any books and records relating to the Borrower or the Target or any of their respective subsidiaries or affiliates) solely for the purposes of providing the services that are the subject of this Commitment Letter and the Original Commitment Letter and shall treat confidentially all such information and the terms and contents of this Commitment Letter, the Original Commitment Letter, the Fee Letter, the Original Fee Letter and the First Lien Credit Documentation and shall not publish, disclose or otherwise divulge such information; provided, that nothing herein shall prevent any Commitment Party from disclosing any such information (a) in the case of the Lead Arrangers, subject to the final proviso of this sentence, to any Lender or participant or prospective Lender or participant (in each case, other than any Disqualified Institution and/or any person to whom you have, at the time of disclosure, affirmatively declined to consent to the syndication, assignment or participation of the First Lien Credit Facilities or any loan or commitment thereunder), (b) to the extent compelled by legal process in, or reasonably necessary to, the (x) defense of such legal, judicial or administrative proceeding or (y) enforcement of its rights under this Commitment Letter or the Fee Letter, in each case, in any legal, judicial or administrative proceeding or otherwise as required by applicable law, rule or regulation (in which case such Commitment Party shall except with respect to any audit or examination conducted by bank accountants or any governmental, regulatory or self-regulatory authority exercising examination or regulatory authority, (i) to the extent practicable and permitted by law, inform you promptly in advance thereof and (ii) use commercially reasonable efforts to ensure that any such information so disclosed is accorded confidential treatment), (c) upon the request or demand of any governmental, regulatory or self-regulatory authority having jurisdiction over such Commitment Party or its affiliates (in which case such Commitment Party shall except with respect to any audit or examination conducted by bank accountants or any governmental, regulatory or self-regulatory authority exercising examination or regulatory authority, (i) to the extent practicable and permitted by law, notify you promptly in advance thereof and (ii) use commercially reasonable efforts to ensure that any such information so disclosed is accorded confidential treatment), (d) to its affiliates and to the members, partners, directors (or equivalent managers), officers, employees, agents, attorneys, accountants, independent auditors or other experts and advisors (collectively, the “Representatives”) of such Commitment Party and such affiliates, in each case, on a “need to know” basis solely in connection with the transactions contemplated hereby and who are informed of the confidential nature of such information and are or have been advised of their obligation to keep information of this type confidential; provided, that such Commitment Party shall be responsible for its affiliates’ and its and their Representatives’ compliance with this paragraph; provided, further, that, unless you otherwise consent, no such disclosure shall be made by any Commitment Party or any of its Representatives to (i) any affiliate or other Representative of such Commitment Party that is a Disqualified Institution (other than any Excluded Party that is a senior employee of a Commitment Party who is required, in accordance with industry regulations or the relevant Commitment Party’s internal policies and procedures, to act in a supervisory capacity and the relevant Commitment Party’s internal, legal, compliance, risk management, credit or investment committee members, so long as such persons do not share any such information with any individual primarily engaged in private equity, venture capital or mezzanine financing activities at the Disqualified Institution itself) and/or (ii) any person that is providing advisory services to the Target in connection with the Acquisition, (e) to the extent any such information becomes publicly available other than by reason of disclosure by such Commitment Party, its affiliates or its or their respective Representatives in breach of this Commitment Letter, (f) for purposes of establishing a “due diligence” defense, (g) to the extent such information is or was received by such Commitment Party from a third party that is not to its knowledge subject to confidentiality obligations to you, the Sponsor or the Target, (h) subject to the final proviso of this sentence, to any direct or indirect contractual counterparty to any credit default swap or similar derivative product (other than any Disqualified Institution) and (i) subject to your prior approval of the information to be disclosed, to Moody’s or S&P in connection with obtaining a rating for the First Lien Credit Facilities and the Borrower contemplated pursuant to this Commitment Letter and/or the First Lien Credit Documentation, as applicable, on a confidential basis; provided, further, that the disclosure of any such information pursuant to clauses (a) and (h) above shall be made subject to the acknowledgment and acceptance by the relevant recipient that such information is being disseminated on a confidential basis (on substantially the terms set forth in this paragraph or as is otherwise reasonably acceptable to you and the relevant Commitment Party) in accordance with the standard syndication processes of the Lead Arrangers or market standards for dissemination of such type of information, which shall in any event require “click through” or other affirmative action on the part of the recipient to access such confidential information and acknowledge its confidentiality obligations in respect thereof. In addition, each Lead Arranger and each Agent may disclose the existence of the First Lien Credit Facilities and generic information about the First Lien Credit Facilities (and not, for the avoidance of doubt, confidential information regarding the Borrower, the Target or any of their respective subsidiaries or affiliates) to market data collectors and other similar service providers to the lending industry and, in the case of each Agent, to service providers to such Agent in connection with the administration of the First Lien Credit Facilities. The provisions of this paragraph shall automatically terminate on the date that is two years following the Original Commitment Letter Date unless (and only to the extent) earlier superseded by the First Lien Credit Documentation. It is understood and agreed that no Commitment Party may advertise or promote its role in arranging or providing any portion of the First Lien Credit Facilities (including in any newspaper or other periodical, on any website or similar place for dissemination of information on the internet, as part of a “case study” incorporated into promotional materials, in the form of a “tombstone” advertisement or otherwise) without the prior written consent of the Borrower (which consent may be withheld in the Borrower’s sole and absolute discretion). For the avoidance of doubt, in no event shall any disclosure of information referred to above be made to any Disqualified Institution.

10.	Miscellaneous.

This Commitment Letter shall not be assignable by any party hereto (except (x) by you to one or more of your affiliates that is a “shell” company organized under the laws of the United States or Canada, any state thereof or the District of Columbia or any province or territory thereof, controlled, directly or indirectly, by Holdings to effect the consummation of the Acquisition prior to or substantially concurrently with the consummation of the closing of the Acquisition, (y) by us as expressly contemplated pursuant to the following sentence and (z) in connection with any other assignment that occurs as a matter of law pursuant to, or otherwise substantially concurrently with the closing of the Acquisition in accordance with the Acquisition Agreement) without the prior written consent of each other party hereto (and any purported assignment without such consent shall be null and void), is intended to be solely for the benefit of the parties hereto and, to the extent expressly provided in Section 7 , the protected persons, and is not intended to and does not confer any benefits upon, or create any rights in favor of, any person other than the parties hereto and, to the extent expressly provided in Section 7, the protected persons; provided, that Goldman Sachs Bank USA may assign its commitments and agreements hereunder to Goldman Sachs Lending Partners LLC, and vice versa, without the consent of any party hereto. Subject to Section 3, each Commitment Party reserves the right to assign its obligations to its affiliates (other than Disqualified Institutions) or to employ the services of its affiliates and branches (other than Disqualified Institutions) in fulfilling its obligations contemplated hereby and such affiliates and branches shall be entitled to the benefits afforded to, and subject to the obligations of, such Commitment Party hereunder; provided, that, (a) no Commitment Party shall be relieved of any of its obligations hereunder, including in the event any affiliate or branch through which it performs its obligations fails to perform the same in accordance with the terms hereof, and (b) the applicable Commitment Party shall be responsible for any breach by any of its affiliates or branches of the obligations hereunder; provided, further, that the foregoing clauses (a) and (b) shall not apply to any assignment by Goldman Sachs Bank USA of its commitments and agreements hereunder to Goldman Sachs Lending Partners LLC, and vice versa. This Commitment Letter may not be amended or waived except by an instrument in writing signed by you and each Commitment Party. Any provision of this Commitment Letter that provides for, requires or otherwise contemplates any consent, approval, agreement or determination by the Borrower on or prior to the Closing Date shall be construed as providing for, requiring or otherwise contemplating your consent, approval, agreement or determination (unless you otherwise notify the other parties hereto). This Commitment Letter may be executed in any number of counterparts, each of which shall be deemed to be an original, and all of which, when taken together, shall constitute one agreement. Delivery of an executed signature page of this Commitment Letter by facsimile or other electronic transmission (including “.pdf”, “.tif” or similar format) shall be effective as delivery of a manually executed counterpart hereof. This Commitment Letter and the Fee Letter are the only agreements that have been entered into among us and you with respect to the First Lien Credit Facilities and set forth the entire understanding of the parties with respect hereto and thereto, and supersede all prior agreements and understandings related to the subject matter hereof.

The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to this Commitment Letter, the Fee Letter and/or any document to be signed in connection with this Commitment Letter and the transactions contemplated hereby shall be deemed to include Electronic Signatures (as defined below), deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be. “Electronic Signatures” means any electronic symbol or process attached to, or associated with, any contract or other record and adopted by a person with the intent to sign, authenticate or accept such contract or record.

This Commitment Letter and the Original Commitment Letter, and any claim, controversy or dispute arising under or related to this Commitment Letter or the Original Commitment Letter, (whether in tort, contract (at law or in equity) or otherwise), shall be governed by, and construed and interpreted in accordance with, the laws of the State of New York; provided, that (a) the interpretation of the definition of “Material Adverse Effect” (as defined in the Acquisition Agreement) (and whether or not a Material Adverse Effect has occurred), (b) the determination of the accuracy of any Specified Acquisition Agreement Representation and whether as a result of any inaccuracy thereof either you or your applicable subsidiary and/or affiliate has the right to terminate its obligations under the Acquisition Agreement or to decline to consummate the Acquisition and (c) the determination of whether the Acquisition has been consummated in accordance with the terms of the Acquisition Agreement and, in any case, claims or disputes arising out of any such interpretation or determination or any aspect thereof shall be governed by and construed in accordance with the laws governing the Acquisition Agreement as applied to the Acquisition Agreement, without giving effect to any choice of law or conflict of law provision or rule of any jurisdiction that would cause the application of the law of any other jurisdiction. EACH OF THE PARTIES HERETO IRREVOCABLY AGREES TO WAIVE, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ALL RIGHT TO TRIAL BY JURY IN ANY SUIT, ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED UPON CONTRACT, TORT OR OTHERWISE) RELATED TO OR ARISING OUT OF THE ACQUISITION, THIS COMMITMENT LETTER, THE ORIGINAL COMMITMENT LETTER, THE ORIGINAL FEE LETTER, THE FEE LETTER OR THE PERFORMANCE BY US OR ANY OF OUR AFFILIATES OF THE SERVICES CONTEMPLATED HEREBY.

Each of the parties hereto agrees that each of this Commitment Letter and the Fee Letter is a binding and enforceable agreement with respect to the subject matter contained herein or therein (including an obligation to negotiate the definitive documentation for the First Lien Credit Facilities in good faith); it being acknowledged and agreed that, notwithstanding anything to the contrary contained in this Commitment Letter or the Fee Letter, the commitments to fund the First Lien Credit Facilities on the Closing Date are subject only to the applicable conditions set forth on Exhibit C; provided, that nothing contained in this Commitment Letter obligates you or any of your affiliates to consummate the Acquisition or to draw down any portion of the First Lien Credit Facilities.

Each of the parties hereto irrevocably and unconditionally (a) submits to the exclusive jurisdiction of any state or federal court sitting in the Borough of Manhattan in the City of New York (or any appellate court therefrom) over any suit, action or proceeding arising out of or relating to this Commitment Letter, the Original Commitment Letter, the Original Fee Letter or the Fee Letter, (b) agrees that all claims in respect of any such action or proceeding shall be heard and determined in such New York state or, to the extent permitted by law, federal court and (c) agrees that a final, non-appealable judgment in any such action may be enforced in other jurisdictions in any manner provided by law; provided, that with respect to any suit, action or proceeding arising out of or relating to the Acquisition Agreement or the transactions contemplated thereby and which does not involve claims against us or the Lenders or any protected person, this sentence shall not override any jurisdiction provision set forth in the Acquisition Agreement. You and we agree that service of any process, summons, notice or document by registered mail addressed to such person shall be effective service of process against such person for any suit, action or proceeding brought in any such court. Each of the parties hereto hereby irrevocably and unconditionally waives any objection to the laying of venue of any such suit, action or proceeding brought in any such court and any claim that any such suit, action or proceeding has been brought in an inconvenient forum.

Each of the Commitment Parties hereby notifies you that, pursuant to the requirements of the USA PATRIOT Act, Title III of Pub. L. 107-56 (signed into law on October 26, 2001) (the “PATRIOT Act”), the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada) and the requirements of the beneficial ownership certification required by 31 C.F.R. § 1010.230 (the “Beneficial Ownership Regulation”), it is required to obtain, verify and record information that identifies each Loan Party, which information includes names, addresses, tax identification numbers and other information that will allow each Lender to identify each Loan Party in accordance with the PATRIOT Act, Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada) and the Beneficial Ownership Regulation. This notice is given in accordance with the requirements of the PATRIOT Act, Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada) and the Beneficial Ownership Regulation and is effective for the Commitment Parties and each Lender.

The Fee Letter and the indemnification, confidentiality, jurisdiction, governing law, sharing of information, no agency or fiduciary duty, electronic signatures, waiver of jury trial, service of process, venue, information and syndication provisions (including the Flex Provisions) contained herein shall remain in full force and effect regardless of whether the First Lien Credit Documentation is executed and delivered and notwithstanding the termination or expiration of this Commitment Letter or the commitments hereunder; provided, that your obligations under this Commitment Letter (other than your obligations with respect to (a) solely with respect to the First Lien Term Facility, information and the syndication of such First Lien Term Facility, which shall survive with respect to the First Lien Credit Facilities only until the later of the expiration of the Syndication Period and the Closing Date, at which time such obligations shall terminate and be of no further force and effect, and (b) confidentiality of the Fee Letter and the Original Fee Letter and the respective contents thereof) shall automatically terminate and be of no further force and effect (and be superseded by the First Lien Credit Documentation to the extent covered therein) on the Closing Date, and you shall automatically be released from all liability hereunder in connection therewith at such time. Subject to the preceding sentence, you may terminate this Commitment Letter (in whole or in part) upon written notice to the Initial Lenders at any time.

This Commitment Letter and the Fee Letter shall become effective upon execution and delivery of all such documents by all parties hereto and thereto. In the event that the Closing Date does not occur on or before 11:59 p.m., New York City time, on the earliest of (a) the date that is five business days after the Outside Date (as defined in the Acquisition Agreement as in effect on the Original Commitment Letter Date and after giving effect to any extension thereof), (b) the date of the valid and legally binding termination of the Acquisition Agreement by you or with your written consent in each case prior to the closing of the Acquisition, (c) the Closing Date (but, in the case of this clause (c), only to the extent such date occurs and the Acquisition is consummated without the funding or effectiveness of the First Lien Credit Facilities) and (d) the date you deliver notice of the termination of the commitments under the First Lien Credit Facilities, in which case the commitments hereunder and, if applicable, this Commitment Letter, shall automatically terminate unless we shall, in our sole discretion, agree to an extension in writing; provided, that the termination of any commitment or this Commitment Letter pursuant to this sentence does not prejudice your rights and remedies in respect of any breach or repudiation of this Commitment Letter that occurred prior to any such termination.

[Remainder of page intentionally left blank]

We are pleased to have been given the opportunity to assist you in connection with this important financing.

Very truly yours,

BANK OF MONTREAL

By:	/s/ Darryl Jacobson
Name: Darryl Jacobson
Title: Managing Director

BMO CAPITAL MARKETS CORP.

By:	/s/ David Lynch
Name: David Lynch
Title: Managing Director

[Signature Page to Project Neon Debt Commitment Letter]

We are pleased to have been given the opportunity to assist you in connection with this important financing.

Very truly yours,

ROYAL BANK OF CANADA

By:	/s/ Charles D. Smith
Name:	Charles D. Smith
Title:	Managing Director, Head of Leverage Finance

[Signature Page to Project Neon Debt Commitment Letter]

We are pleased to have been given the opportunity to assist you in connection with this important financing.

Very truly yours,

CAPITAL ONE, NATIONAL ASSOCIATION

By:	/s/ Anuj Dhingra
Name: Anuj Dhingra
Title: Duly Authorized Signatory

By:	/s/ Jeffrey Gimby
Name: Jeffrey Gimby
Title: Duly Authorized Signatory

[Signature Page to Project Neon Debt Commitment Letter]

We are pleased to have been given the opportunity to assist you in connection with this important financing.

Very truly yours,

CITIZENS BANK, N.A.

By:	/s/ Drew Galloway
Name: Drew Galloway
Title: Director

[Signature Page to Project Neon Debt Commitment Letter]

We are pleased to have been given the opportunity to assist you in connection with this important financing.

Very truly yours,

FIFTH THIRD BANK, NATIONAL ASSOCIATION

By:	/s/ Nick Meece
Name:	Nick Meece
Title:	Principal

[Signature Page to Project Neon Debt Commitment Letter]

We are pleased to have been given the opportunity to assist you in connection with this important financing.

Very truly yours,

GOLDMAN SACHS BANK USA

By:	/s/ Tom Manning
Name:	Tom Manning
Title:	Authorized Signatory

[Signature Page to Project Neon Debt Commitment Letter]

We are pleased to have been given the opportunity to assist you in connection with this important financing.

Very truly yours,

KEYBANK NATIONAL ASSOCIATION

By:	/s/ Stacy Moritz
Name:	Stacy Moritz
Title:	Managing Director

Very truly yours,

KEYBANC CAPITAL MARKETS INC.

By:	/s/ Stacy Moritz
Name:	Stacy Moritz
Title:	Managing Director

[Signature Page to Project Neon Debt Commitment Letter]

We are pleased to have been given the opportunity to assist you in connection with this important financing.

Very truly yours,

THE BANK OF NOVA SCOTIA

By:	/s/ Ben Gohman
Name: Ben Gohman
Title: Managing Director

[Signature Page to Project Neon Debt Commitment Letter]

We are pleased to have been given the opportunity to assist you in connection with this important financing.

Very truly yours,

UBS AG, STAMFORD BRANCH

By:	/s/ Michael Rutherford
Name: Michael Rutherford
Title: Managing Director

By:	/s/ Bryan Farris
Name: Bryan Farris
Title: Managing Director

UBS SECURITIES LLC

By:	/s/ Michael Rutherford
Name: Michael Rutherford
Title: Managing Director

By:	/s/ Bryan Farris
Name: Bryan Farris
Title: Managing Director

[Signature Page to Project Neon Debt Commitment Letter]

We are pleased to have been given the opportunity to assist you in connection with this important financing.

Very truly yours,

WELLS FARGO SECURITIES, LLC

By:	/s/ Brian Criswell
Name:	Brian Criswell
Title:	Executive Director

Very truly yours,

WELLS FARGO BANK, N.A.

By:	/s/ Nicholas J Grocholski
Name:	Nicholas Grocholski
Title:	Managing Director

Very truly yours,

WELLS FARGO BANK, N.A., CANADIAN BRANCH

By:	/s/ Rajesh Bakhshi
Name:	Rajesh Bakhshi
Title:	Senior Vice President

SIGNATURE PAGE TO DEBT COMMITMENT LETTER (PROJECT NEON)

We are pleased to have been given the opportunity to assist you in connection with this important financing.

Very truly yours,

BANK OF AMERICA, N.A.

By:	/s/ Sanjay Rijhwani
Name: Sanjay Rijhwani
Title: Managing Director

Very truly yours,

BOFA SECURITIES, INC.

By:	/s/ Sanjay Rijhwani
Name: Sanjay Rijhwani
Title: Managing Director

[Signature Page to Project Neon Debt Commitment Letter]

We are pleased to have been given the opportunity to assist you in connection with this important financing.

Very truly yours,

NATIONAL BANK OF CANADA

By:	/s/ Frederic Yale-Leduc
Name: Frederic Yale-Leduc
Title: Managing Director & Head

By:	/s/ Luc Bernier
Name: Luc Bernier
Title: Managing Director

NATIONAL BANK OF CANADA FINANCIAL INC.

By:	/s/ Robert D Miller
Name:	Robert D Miller
Title:	Managing Director & Head US Debt Capital Markets

[Signature Page to Project Neon Debt Commitment Letter]

CITIGROUP GLOBAL MARKETS INC.

By:	/s/ Akshay Kulkarni
Name: Akshay Kulkarni
Title: Managing Director

[Signature Page to Project Neon Debt Commitment Letter]

JEFFERIES FINANCE LLC

By:	/s/ Brian Buoye
Name:	Brian Buoye
Title:	Managing Director

[Signature Page to Project Neon Debt Commitment Letter]

BNP PARIBAS

By:	/s/ Ali Mehdi
Name: Ali Mehdi
Title: Managing Director

By:	/s/ Michael O’Brien
Name: Michael O’Brien
Title: Vice President

BNP PARIBAS SECURITIES CORP.

By:	/s/ Ali Mehdi
Name: Ali Mehdi
Title: Managing Director

By:	/s/ Michael O’Brien
Name: Michael O’Brien
Title: Vice President

[Signature Page to Project Neon Debt Commitment Letter]

MUFG BANK, LTD.

By:	/s/ Mike Devaney
Name:	Mike Devaney
Title:	Director

[Signature Page to Project Neon Debt Commitment Letter]

MIZUHO BANK, LTD.

By:	/s/ Tracy Rahn
Name:	Tracy Rahn
Title:	Managing Director

[Signature Page to Project Neon Debt Commitment Letter]

BANCO SANTANDER, S.A., NEW YORK BRANCH

By:	/s/ Andres Barbosa
Name:	Andres Barbosa
Title: Managing Director

By:	/s/ Michael Leonardos
Name:	Michael Leonardos
Title: Executive Director

[Signature Page to Project Neon Debt Commitment Letter]

Accepted and agreed to as of the date first above written:

NEON MAPLE US DEBT MERGERSUB INC.

By:	/s/ Ben Scotto
Name:	Ben Scotto
Title:	President

NEON MAPLE PURCASHER INC.

By:	/s/ Ben Scotto
Name:	Ben Scotto
Title:	President

[Signature Page to Project Neon Debt Commitment Letter]

SCHEDULE 1

FIRST LIEN CREDIT FACILITIES COMMITMENTS

[Omitted.]

EXHIBIT A

PROJECT NEON

Transaction Summary

Advent International, L.P. (“Advent” and, together with its controlled affiliates and funds managed or advised by it or its controlled affiliates, collectively, the “Sponsor”), members of management and certain existing equity holders (including their controlled affiliates and funds managed or advised by them or their controlled affiliates) of the Target (as defined below) and/or other investors (which may include one or more of the Sponsor’s limited partners) and, in each case, their newly created “shell” subsidiaries (such management and other investors, together with the Sponsor and any co-investors designated by the Sponsor on or prior to the Closing Date, the “Investors”) intend to directly or indirectly acquire (the “Acquisition”) all of the outstanding equity interests of a company previously identified to the Commitment Parties as “Neon” (the “Target”), all as set forth in that certain Arrangement Agreement, dated as of the Original Commitment Letter Date by and among Canada Bidco (as defined below) and the Target (including the exhibits, schedules and all related documents, the “Acquisition Agreement”). In connection therewith:

(a) The Sponsor has formed, directly or indirectly, (i) Neon Maple Holdings Inc., a newly established Ontario entity (“Holdings”), (ii) Neon Maple US Debt Mergersub Inc., a newly established Delaware entity, which is a direct wholly-owned subsidiary of Holdings (“Merger Sub”) and (iii) Neon Maple Purchaser Inc., a newly established Canadian entity, which is a direct wholly-owned subsidiary of Holdings (“Canada Bidco”).

(b) Canada Bidco has entered into the Acquisition Agreement, pursuant to which, on the Closing Date (as defined below), Canada Bidco will acquire all of the outstanding equity interests of the Target pursuant to a court-approved plan of arrangement under the Canada Business Corporations Act (the “Arrangement”). As part of, or in connection with, the Arrangement, Merger Sub will merge (the “Merger”) with and into PPI Holding US Inc., a Delaware corporation (following consummation of the Merger, the “US Borrower”). No later than three (3) Business Days after the last day on which shares of the Target are listed on the TSX or the NASDAQ, Canada Bidco will amalgamate (the “Amalgamation”) with the Target, Nuvei Technologies Corp. and any other direct wholly owned subsidiary of Canada Bidco that is, at the time of such Amalgamation, a Canadian corporation, with the amalgamated entity resulting from the Amalgamation being Canada Amalco, a Canadian corporation (following consummation of the Amalgamation, the “Canadian Borrower”), a direct wholly-owned subsidiary of Holdings and the direct parent of the US Borrower.

(c) the Investors will make cash (or, in the case of members of management of the Target and/or “rollover” equity investors in the Target, cash or non-cash) equity contributions (collectively, the “Investor Equity Contribution”), directly or indirectly, to Holdings in the form of common equity or other equity (such other equity to be on terms reasonably satisfactory to the Commitment Parties (such form of equity, collectively, “Permitted Equity”)), which in turn will be further contributed to Canada Bidco, which Equity Contribution, when combined with equity of members of management of, and “rollover” investors in, the Target that will be retained, rolled over or converted (collectively, “Rollover Equity”, together with the Investor Equity Contribution, the “Equity Contribution”), will constitute an aggregate amount not less than 35% (the “Minimum Equity Contribution Percentage”) of (i) the aggregate gross proceeds of the First Lien Credit Facilities borrowed on the Closing Date (excluding the proceeds of any loans borrowed thereunder to fund original issue discount (“OID”) or upfront fees as a result of the application of the Flex Provisions (as defined in the Fee Letter) (such OID or upfront fees, collectively, “Flex OID”) or any Transaction Costs (as defined below)) minus (A) the total amount of unrestricted cash and cash equivalents at the Target and its subsidiaries on the Closing Date after the consummation of the Transactions (as defined

A-1

below), (B) all First Lien Revolving Loans drawn on the Closing Date for working capital purposes, (C) all First Lien Revolving Loans drawn on the Closing Date to refinance any borrowings under the revolving credit facility under the Existing Credit Agreement (as defined below) and to backstop or cash collateralize any existing letter of credit, bank guarantee, surety bonds or similar instruments and (ii) the Equity Contribution; provided, that after giving effect to the Transactions (as defined below), the Sponsor will own, directly or indirectly, at least a majority of all of the issued and outstanding voting capital stock of the Target on the Closing Date; provided, further, that to the extent the minimum amount of Equity Contribution required to be made pursuant to the provisions above (the “Minimum Equity Contribution Amount”) exceeds the amount actually required to be made on the Closing Date to consummate the Transactions (the “Required Funded Equity Contribution Amount”) due to the exercise of dissent rights by holders of dissenting shares of the Target, only the Required Funded Equity Contribution Amount shall be funded on the Closing Date, with the difference between the Minimum Equity Contribution Amount and the Funded Equity Contribution Amount funded by the Sponsor on the date on which the payments actually become due (up to the lesser of such difference and the actual amount then due and payable);

(d)  Canadian Bidco and Merger Sub will obtain (i) a $600 million first lien cash flow revolving facility (the “First Lien Revolving Facility”) described in Exhibit B and (ii) a $2,550 million first lien term loan facility (the “First Lien Term Facility” and, together with the First Lien Revolving Facility, the “First Lien Credit Facilities”) described in Exhibit B (as such amount may be increased by the amount of any loans borrowed thereunder to fund Flex OID);

(e)  on the Closing Date, all borrowings under that certain Second Amended and Restated Credit Agreement, dated as of December 19, 2023 by and among Target, certain subsidiaries of Target, the lenders from time to time party thereto and Bank of Montreal, as the administrative agent (as amended from time to time on or prior to the Closing Date, the “Existing Credit Agreement”) shall be repaid and all guarantees and security interest granted in respect thereof shall be released (the “Refinancing”);

(f)  the fees, premiums, expenses and other transaction costs incurred in connection with the Transactions, including any OID and/or upfront fees (the “Transaction Costs”) will be paid;

(g)  the proceeds of the Equity Contribution and the First Lien Credit Facilities funded on the Closing Date (or Permitted Equity issued in lieu of a portion of the First Lien Credit Facilities) will be used to pay the consideration for, and other amounts owing in connection with, the Acquisition under the Acquisition Agreement in accordance with the terms thereof, to effect the Refinancing and to pay all or a portion of the Transaction Costs.

The transactions described above are collectively referred to as the “Transactions”. For purposes of the Commitment Letter and the Fee Letter, “Closing Date” will mean the date of the consummation of the Acquisition and the satisfaction or waiver by the Commitment Parties of the conditions set forth on Exhibit C and the initial funding of the First Lien Term Facility.

A-2

EXHIBIT B

PROJECT NEON

FIRST LIEN CREDIT FACILITIES

SUMMARY OF TERMS

Set forth below is a summary of the principal terms for the First Lien Credit Facilities. Capitalized terms used but not otherwise defined herein will have the meanings assigned to such terms in the Commitment Letter to which this Exhibit B is attached or on Exhibits A or C (including the Annexes hereto and thereto) attached thereto.

PARTIES

Borrowers:

Initially, Canada Bidco and Merger Sub. (i) Upon the consummation of the Merger, PPI Holding US Inc., a Delaware entity (the “US Borrower”), the US Borrower will assume the obligations of Merger Sub and (ii) upon the consummation of the Amalgamation, Canada Amalco, (the “Canadian Borrower”) will assume the obligations of Canada Bidco, and, in each case, following such assumption, shall each be a “Borrower” and collectively, the “Borrowers”. The Borrowers are jointly and severally liable for the First Lien Obligations. References herein or in the Commitment Letter or the Fee Letter to “the Borrower” shall mean a particular Borrower or the Borrowers, collectively, as the context may require.

In addition, each Subsidiary Guarantor (as defined below) may from time to time be designated by the Borrower as an additional and/or co-borrower in respect of the First Lien Credit Facilities and/or any First Lien Incremental Facility, subject to receipt by the Agent of all documentation required by regulatory authorities with respect to such additional and/or co-borrower under applicable “know your customer” and anti-money laundering rules and regulations, including, without limitation, the PATRIOT Act and the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada) (provided that to the extent any such Restricted Subsidiary is organized in a jurisdiction located outside of the United States or Canada, such additional borrower shall be reasonably acceptable to the Agent and, if such Subsidiary Guarantor is designated as an additional and/or co-borrower in respect of the First Lien Revolving Facility, each First Lien Revolving Lender (such acceptance not to be unreasonably withheld, delayed or conditioned)).

Guarantors:

Subject to the Certain Funds Provision and the First Lien Documentation Principles (as defined below), the obligations of the Borrower under the First Lien Credit Facilities and, at the option of the Borrower, the obligations of the Borrower and its Restricted Subsidiaries under any currency, interest rate protection, commodity or other hedging agreement (a “Secured Hedging Agreement”) and any cash management arrangement (a “Secured Cash Management Arrangement”), in each case, entered into with a First Lien Lender (as defined below), the Agent (as defined below), a Lead Arranger (as defined below), any person that is an affiliate of any such First Lien Lender, Agent or Lead Arranger at the time the relevant transaction is entered into and/or any other person designated by the Borrower (collectively, the “First Lien Obligations”) will be unconditionally guaranteed (the “First Lien Guaranties”) on a senior basis by, (a) prior to an IPO (as defined below), Holdings, (b) each wholly-owned Restricted

Subsidiary that is a Domestic Subsidiary (as defined below) (the persons described in this clause (b), the “Subsidiary Guarantors”), (c) each Discretionary Guarantor (as defined below) and (d) in the case of Secured Hedging Agreements and Secured Cash Management Arrangements of any Restricted Subsidiary, the Borrower (the persons described in clauses (a), (b) and (c), collectively, the “Guarantors” and the Guarantors, together with the Borrower, collectively, the “Loan Parties”); provided, that, consistent with the First Lien Documentation Principles (as defined below), the following types of subsidiaries (“Excluded Subsidiaries”) will not be required to become Guarantors:

(a)   any immaterial subsidiary subject to an aggregate cap (but no individual cap) of Consolidated EBITDA (as defined below) for all immaterial subsidiaries up to 10% of the Consolidated EBITDA of the Borrower (any such subsidiary, an “Immaterial Subsidiary”);

(b)   any subsidiary (i) that is prohibited or restricted from providing a First Lien Guaranty by (A) any law or regulation or (B) any contractual obligation that, in the case of this clause (B), exists on the Closing Date or at the time such subsidiary becomes a subsidiary (including pursuant to assumed indebtedness) (but not incurred in contemplation thereof), (ii) that would require a governmental (including regulatory) or third party consent, approval, license or authorization, in each case, that is required on the Closing Date or at the time of such subsidiary becoming a subsidiary (including pursuant to assumed indebtedness), in order to provide a First Lien Guaranty, (iii) that is a non-wholly owned subsidiary or a subsidiary of any non-wholly owned subsidiary or (iv) where the provision of a First Lien Guaranty could result in adverse tax consequences to Holdings, any direct or indirect parent entity or equity holders of Holdings and/or its direct or indirect subsidiaries that are not de minimis as reasonably determined by the Borrower;

(c)   any Foreign Subsidiary (as defined below);

(d)   any Domestic Subsidiary that (i) is a direct or indirect subsidiary of a Foreign Subsidiary (as defined below) or a FSHCO (as defined below), (ii) has no material assets other than the equity (or equity and debt) of one or more direct or indirect Foreign Subsidiaries (such subsidiary, a “FSHCO”) or (iii) has no material assets other than the equity (or equity and debt) described in clause (ii) above or of one or more other FSHCOs (such subsidiary also to be a FSHCO);

(e)   any not-for-profit subsidiary, captive insurance subsidiary, any broker-dealer subsidiary and/or any Receivables Subsidiary (as defined below);

(f)   solely in the case of any obligation under any Secured Hedging Agreement that constitutes a “swap” within the meaning of section 1(a)(47) of the Commodity Exchange Act (after giving effect to a customary “keepwell” provision applicable under a First Lien Guaranty), any subsidiary that is not an “Eligible Contract Participant” as defined under the Commodity Exchange Act;

(g)   any subsidiary acquired by the Borrower or any Restricted Subsidiary (as defined below) that, at the time of the relevant acquisition, is an obligor in respect of assumed indebtedness permitted by the First Lien Credit Documentation (as defined below) to the extent (and for so long as) the documentation governing the applicable assumed indebtedness prohibits such subsidiary from providing a First Lien Guaranty and the relevant prohibition was not implemented in contemplation of the applicable acquisition;

(h)   [reserved]; and

(i)    any subsidiary that is not a Restricted Subsidiary; and

(j)    any subsidiary to the extent that the burden or cost of providing a First Lien Guaranty outweighs, or would be excessive in light of, the practical benefit afforded thereby as reasonably determined by the Borrower in consultation with the Agent;

provided, that the Borrower, in its sole discretion, may elect to cause (A) one or more Excluded Subsidiaries and/or parent entities of Holdings to become a Guarantor (any such person, a “Discretionary Guarantor”), and (B) any Guarantor that is or becomes an Excluded Subsidiary (including any Discretionary Guarantor) as a result of a transaction not prohibited by the First Lien Credit Documentation to be released from the applicable First Lien Guaranty.

Notwithstanding the foregoing, recourse on the First Lien Guaranties executed by any Licensed Money Transmitter Subsidiary shall contain a carveout to the amount of such recourse for an amount that regulatory authorities of such Licensed Money Transmitter Subsidiary necessitate (after the exercise of other reasonable alternatives, including obtaining surety bonds) in order for such Licensed Money Transmitter Subsidiary to satisfy applicable minimum net worth, equity or capital requirements. The guarantee of any such Licensed Money Transmitter Subsidiary shall not be required to the extent prohibited by relevant local state or national authorities.

For purposes of the First Lien Credit Documentation:

(a)   “Domestic Subsidiary” means any existing or future direct or indirect subsidiary of the Borrower that is organized under the laws of the United States, any state thereof or the District of Columbia or Canada or any province or territory thereof or the Republic of Cyprus;

(b)   “Foreign Subsidiary” means any existing or future direct or indirect subsidiary of the Borrower that is not a Domestic Subsidiary;

(c)   “Receivables Subsidiary” means any subsidiary of the Borrower formed for the purpose of, or that solely engages in, any permitted securitization, receivables facility, receivables financing or Permitted Receivables Facility (as defined below) and/or any other receivables arrangement and any other activity reasonably related thereto;

(d)   “Restricted Subsidiary” means any existing or future direct or indirect subsidiary of the Borrower (other than any Unrestricted Subsidiary (as defined below)); and

(e)   “Licensed Money Transmitter Subsidiary” means any direct or indirect subsidiary of the Borrower formed for the purpose of, or that principally engages in, the business of issuing electronic money, the provision of payment services and/or money transmission, including the transfer of money or value, in any form, and holds a valid license, registration or authorization for such activities issued or administered by any relevant federal, state, provincial, territorial, or foreign equivalent governing body.

First Lien Lead Arrangers and First Lien Bookrunners:

BMO Capital Markets, RBCCM, Capital One, Citizens, Fifth Third, GS, KeyBanc Capital Markets, Scotia Bank, UBS Securities, Wells Fargo Securities, BofA Securities, NBC Financial, Citi, Jefferies, BNPP Securities, MUFG, Mizuho and Santander will act as joint lead arrangers and joint bookrunners for the First Lien Credit Facilities (as defined below) (in such capacity, the “Lead Arrangers”), and will perform the duties customarily associated with such roles.

First Lien Administrative Agent and First Lien Collateral Agent:

Bank of Montreal will act as the sole and exclusive administrative agent and collateral agent for the First Lien Lenders (in such capacities, the “Agent”), and will perform the duties customarily associated with such roles.

First Lien Lenders:

A syndicate of banks, financial institutions and other entities, including the Initial Lenders, but excluding Disqualified Institutions, arranged by the Lead Arrangers and acceptable to the Borrower (whose consent may not be unreasonably withheld, conditioned or delayed) (collectively, and together with any person that becomes a lender under the First Lien Credit Facility by assignment as set forth under the heading “Assignments and Participations” below, the “First Lien Lenders”).

TYPES AND AMOUNTS OF FIRST LIEN CREDIT FACILITIES

First Lien Term Facility:

Type and Amount:

A first lien term loan facility (the “First Lien Term Facility” and the loans thereunder funded on the Closing Date, the “Initial First Lien Term Loans”) in an aggregate principal amount up to $2,550 million (or, with respect to the following proviso, the equivalence thereof in Euros) and made available to the Borrower in U.S. dollars (such facility, the “First Lien Dollar Term Facility” and the loans thereunder, the “First Lien Dollar Term Loans”); provided that at least five days prior to the launch of the general syndication of the First Lien Term Facility, the Borrower has the option to cause a portion of the Initial First Lien Term Loans to be redenominated into Euros in an aggregate principal amount not to exceed the Euro equivalent (determined on the date the First Lien Euro Term Loans are allocated as part of the general syndication) of $750 million (such facility, the “First Lien Euro Term Facility” and the loans thereunder, the “First Lien Euro Term Loans”) so long as the First Lien Euro Term Facility shall have a principal amount of at least €500 million, in each case of such First Lien Dollar Term Facility and First Lien Euro Term Facility, as such amounts may be increased by the amount of any loan borrowed thereunder to fund Flex OID.

Availability:	The Initial First Lien Term Loans will be borrowed in a single drawing on the Closing Date. Repayments and prepayments of the Initial First Lien Term Loans may not be re-borrowed.

Maturity:	The date that is seven years following the Closing Date (the “First Lien Term Loan Maturity Date”).

Amortization:

Initial First Lien Term Loans:

Commencing on the last day of the second full fiscal quarter ending after the Closing Date, the Initial First Lien Term Loans will amortize in equal quarterly installments of aggregate annual amounts equal to 1.00% of the original principal amount of the Initial First Lien Term Loans, with the balance payable on the First Lien Term Loan Maturity Date.

Ranking:

First Lien Credit Facilities:	The First Lien Credit Facilities will be senior in right of payment and secured on a first-priority basis (subject to permitted liens) with respect to the Collateral (as defined below).

Use of Proceeds:

The proceeds of the Initial First Lien Term Loans will be used to finance all or a portion of the Transactions (including working capital and/or purchase price adjustments under the Acquisition Agreement and the payment of Transaction Costs) and to provide cash to the Borrower’s balance sheet.

First Lien Revolving Facility:

Type and Amount:

A senior secured first lien revolving loan facility (the “First Lien Revolving Facility”; and the commitments thereunder, the “First Lien Revolving Commitments” and the First Lien Revolving Facility, together with the First Lien Term Facility, collectively, the “First Lien Credit Facilities”) in an aggregate principal amount of $600 million (the loans thereunder, together with, unless the context otherwise requires, the Swingline Loans referred to below, the “First Lien Revolving Loans” and, together with the Initial First Lien Term Loans, the “First Lien Loans”), which will be available to the Borrower in U.S. dollars, Euros, Canadian dollars, Pounds Sterling and any other currency reasonably acceptable to each First Lien Revolving Lender.

Availability:

The First Lien Revolving Facility will be available on a revolving basis during the period commencing on the Closing Date, subject to the limitations set forth under “Use of Proceeds” below, and ending on the date that is five years after the Closing Date (the “First Lien Revolving Termination Date”). Repayments and prepayments of the First Lien Revolving Loans may be re-borrowed.

Maturity:	The First Lien Revolving Commitments will terminate and the First Lien Revolving Loans will mature on the First Lien Revolving Termination Date.

Letters of Credit:

A portion of the First Lien Revolving Facility in an amount to be agreed, but in any event not less than $75 million (the “Letter of Credit Sublimit”), will be available for the issuance of letters of credit, including standby and documentary letters of credit and the issuance of bank guarantees (collectively, the “Letters of Credit”), for the benefit of the Borrower and its Restricted Subsidiaries, in U.S. dollars, Euros, Canadian dollars, Pounds Sterling or any other currency to be agreed, which will be provided by (i) the Agent and (ii) each First Lien Revolving Lender (as defined below) (the Agent and each such First Lien Revolving Lender in such capacity, each, an “Issuing Lender”); provided, that each First Lien Revolving Lender shall have a commitment to issue Letters of Credit that is equal to the product of (x) its respective pro rata share of the First Lien Revolving Commitments and (y) the Letter of Credit Sublimit; provided, further, that no Issuing Lender shall be required to issue any trade or documentary letter of credit or any bank guarantee that such Issuing Lender does not generally issue on behalf of its customers, in each case, without its consent. Notwithstanding the foregoing, unless otherwise agreed by Jefferies in its sole discretion, Jefferies will only be required to issue letters of credit in U.S. dollars.

No Letter of Credit will have an expiration date after the earlier of (a) the date that is 1 year (or, in the case of documentary letters of credit, 180 days) after the date of issuance (or such longer period as may be agreed to by the applicable Issuing Lender) and (b) the date that is 5 business days prior to the First Lien Revolving Termination Date unless the relevant Letter of Credit is (i) cash collateralized in an amount equal to 100% of the face value thereof or (ii) backstopped pursuant to arrangements reasonably satisfactory to the Issuing Lender thereof (collectively, clauses (i) and (ii), together with any deemed reissuance of any Letter of Credit under any new credit facility, “Letter of Credit Support”); provided that any standby Letter of Credit with a 1-year tenor may provide for the automatic or “evergreen” renewal thereof for additional 1-year periods (which will in no event extend beyond the date referred to in clause (b) above unless the relevant Letter of Credit is subject to Letter of Credit Support).

Any drawing under any Letter of Credit will be reimbursed by the Borrower (whether with its own funds or with the proceeds of a First Lien Revolving Loan (any such First Lien Revolving Loan, a “Letter of Credit Reimbursement Loan”)) within two business days after the Borrower receives notice of such drawing from the relevant Issuing Lender (or, if the Borrower receives such notice after the deadline for a borrowing of First Lien Revolving Loans, within two business days after the Borrower receives such notice). To the extent that the Borrower does not so reimburse the Issuing Lender within such time period, the First Lien Lenders under the First Lien Revolving Facility (the “First Lien Revolving Lenders”) will be irrevocably and unconditionally obligated to fund participations in the reimbursement obligations on a pro rata basis based on their respective First Lien Revolving Commitments.

Any Letter of Credit may be issued on and after the Closing Date to backstop or replace any letter of credit, guarantee and/or performance or similar bond outstanding on the Closing Date (including by “grandfathering” any such existing letter of credit in the First Lien Revolving Facility) or for other general corporate purposes.

Swingline Loans:

A portion of the First Lien Revolving Facility in an amount to be agreed will be available for swingline loans (the “Swingline Loans”) from the Agent (in such capacity, the “Swingline Lender”) on same-day notice in U.S. dollars and Canadian dollars. Other than for purposes of the First Lien Revolving Commitment Fee, any Swingline Loan will reduce availability under the First Lien Revolving Facility on a dollar-for-dollar basis. Each First Lien Revolving Lender will be irrevocably and unconditionally obligated to purchase, under certain circumstances, a participation in each Swingline Loan on a pro rata basis based on its respective First Lien Revolving Commitment.

Use of Proceeds:

The proceeds of the First Lien Revolving Loans may be used (a) on the Closing Date (i) to finance all or a portion of the Transactions (including the payment of acquisition consideration, to effect the Refinancing, to pay the Transaction Costs and other costs and expenses), (ii) for general corporate purposes, (iii) to fund any Flex OID and (iv) to refinance any revolving facility under the Existing Credit Agreement and to cash collateralize any existing letter of credit or similar instruments; provided that the aggregate principal amount of the First Lien Revolving Loans drawn on the Closing Date for purposes of clauses (a)(i) and (ii) above shall not exceed $160 million, and (b) after the Closing Date, to finance working capital needs and other general corporate purposes and for any other purpose not prohibited by the First Lien Credit Documentation (as defined below), including to replenish balance sheet cash used to finance any capital expenditure, any acquisition or any other investment.

First Lien Incremental Facilities:

The Borrower or any other Subsidiary Guarantor will have the right, from time to time, on one or more occasions, to (x) add one or more incremental term facilities and/or increase the amount of term loans or term commitments to the First Lien Term Facility or any other term facility then in existence (each, a “First Lien Incremental Term Facility”) and/or (y) add one or more incremental revolving facilities and/or increase the First Lien Revolving Commitments (each, a “First Lien Incremental Revolving Facility” and together with any First Lien Incremental Term Facility, each, a “First Lien Incremental Facility”, and collectively, the “First Lien Incremental Facilities”) on terms and conditions agreed by the Borrower and the relevant First Lien Incremental Facility lenders in an aggregate outstanding principal amount not to exceed:

(a)   (i) the greater of (A) a dollar-capped amount equivalent to 100% of Closing Date EBITDA (as defined below) (this clause (A), the “Fixed Incremental Amount”) and (B) an amount equal to 100% of Consolidated EBITDA (as defined below) of the Borrower calculated on a pro forma basis as of the most recently completed four consecutive fiscal quarters for which financial statements are internally available (a “Test Period”) (this clause (B), the “Incremental EBITDA Grower” and, together with the Fixed Incremental Amount, the “Shared Incremental Amount”) less the aggregate outstanding principal amount of all First Lien Incremental Equivalent Debt (as defined below) issued and/or incurred in reliance on this clause (a)(i) after giving effect to any reclassification of any First Lien Incremental Facility or First Lien Incremental Equivalent Debt as having been incurred in reliance on the First Lien Incremental Incurrence-Based Component (as defined below) plus (ii) any unused amount available under the General Debt Basket (as defined below) (this clause (a)(ii), the “Reallocated General Debt Basket Incremental Component” and, together with the Shared Incremental Amount, collectively, the “Unrestricted Incremental Amount”); plus

(b)   (i) in the case of any First Lien Incremental Facility that effectively extends the maturity of or refinances any First Lien Credit Facility, First Lien Incremental Facility, First Lien Incremental Equivalent Debt, First Lien Refinancing Facilities, First Lien Refinancing Notes and/or permitted refinancings of any of the foregoing, an amount equal to the portion of such indebtedness to be replaced with such First Lien Incremental Facility (provided that any First Lien Incremental Facility replacing any Junior Lien Debt shall only be in the form of Junior Lien Debt or unsecured debt and any First Lien Incremental Facility replacing any unsecured debt or debt not secured by Collateral shall be in the same form as the debt being replaced) and (ii) in the case of any First Lien Incremental Facility that effectively replaces any terminated First Lien Revolving Commitment, an amount equal to the portion of the relevant terminated First Lien Revolving Commitments; plus

(c)   without duplication of clause (b) above, (i) the amount of any voluntary prepayment, redemption, repurchase or other retirement of any loan (in case of discounted purchases, up to the principal amount of the debt so retired) under (x) the First Lien Credit Documentation (including any Initial First Lien Term Loan and/or any First Lien Incremental Term Facility) and/or (y) any other indebtedness secured on a pari passu basis with the First Lien Credit Facilities, (ii) the reduction in the outstanding principal amount of any Initial First Lien Term Loan and/or any other indebtedness secured on a pari passu basis with the First Lien Credit Facilities resulting from any assignment to (and/or purchase by) Holdings or any subsidiary thereof and (iii) any permanent reduction of the First Lien Revolving Commitments, the commitments under any First Lien Incremental Revolving Facility, any other revolving credit facility or delayed draw term loan commitments under the First Lien Credit Documentation (to the extent such revolving commitments or delayed draw term commitments are initially incurred assuming they are fully drawn under the Revolving/Delayed Draw Commitment Testing Methodology (as defined below)); provided that in the case of each of clauses (i) - (iii), the relevant prepayment, redemption, repurchase or other retirement or assignment or purchase is not funded with long-term indebtedness (other than revolving indebtedness); provided further that to the extent such long-term indebtedness is subsequently prepaid, redeemed, repurchased or otherwise retired not with other long-term indebtedness (other than revolving indebtedness), the principal amount of any such reduction shall be added to this clause (c); plus

(d)   an unlimited amount (the “First Lien Incremental Incurrence-Based Component”) so long as:

(i)    if such First Lien Incremental Facility is secured by a lien on the Collateral (as defined below) that is pari passu with the lien on the Collateral securing the First Lien Credit Facilities on the Closing Date (any debt that is so secured, “First Lien Debt”), the First Lien Net Leverage Ratio (as defined below) does not exceed the greater of (A) the Closing Date First Lien Net Leverage Ratio (as defined below) and (B) the First Lien Net Leverage Ratio as of the end of the most recently ended Test Period,

(ii)  if such First Lien Incremental Facility constitutes Junior Lien Debt (as defined below), at the election of the Borrower, either (A) the Secured Net Leverage Ratio (as defined below) does not exceed the greater of (1) 6.00:1.00 and (2) the Secured Net Leverage Ratio as of the end of the most recently ended Test Period or (B) the Interest Coverage Ratio (as defined below) is not less than the lesser of (1) 1.75:1.00 and (2) the Interest Coverage Ratio as of the last day of the most recently ended Test Period, or

(iii)   if such First Lien Incremental Facility is unsecured or not secured by the Collateral, at the election of the Borrower, either (A) the Total Net Leverage Ratio (as defined below) does not exceed the greater of (1) 6.50:1.00 and (2) the Total Net Leverage Ratio as of the last day of the most recently ended Test Period or (B) the Interest Coverage Ratio is not less than the lesser of (1) 1.75:1.00 and (2) the Interest Coverage Ratio as of the last day of the most recently ended Test Period (clauses (i)(B), (ii)(A)(2), (ii)(B)(2), (iii)(A)(2) and (iii)(B)(2), the “First Lien Incremental Accretive Components”),

in each case described in this clause (d), (x) calculated on a pro forma basis as of the most recently completed Test Period, including the application of the proceeds thereof (without “netting” the cash proceeds of the applicable First Lien Incremental Facility and giving pro forma effect to any related transaction in connection therewith and all customary pro forma events and adjustments) and (y) in the case of any First Lien Incremental Revolving Facility or delayed draw term loan commitments then being incurred or established, the Revolving/Delayed Draw Commitment Testing Methodology shall be applied.

the sum of the amounts set forth in clauses (a) through (d) above, the “First Lien Incremental Amount”; provided, that,

(1)   the Borrower may elect that the indebtedness or commitments in respect of any First Lien Incremental Facility and/or any First Lien Incremental Equivalent Debt be incurred or implemented under one or more of the Shared Incremental Amount, the Reallocated General Debt Basket Incremental Component, the First Lien Incremental Incurrence-Based Component and/or any other provision of the First Lien Incremental Amount in its sole discretion; provided, that unless the Borrower elects otherwise, so long as the First Lien MFN Provision would not be triggered as a result of the incurrence or implementation thereof, each First Lien Incremental Facility and/or issuance or borrowing of First Lien Incremental Equivalent Debt will be deemed to have been incurred first under the First Lien Incremental Incurrence-Based Component to the maximum extent permitted thereunder (and calculated as described below),

(2)   if any indebtedness or commitment is intended to be incurred or implemented in reliance on the First Lien Incremental Incurrence- Based Component and any other provision of the First Lien Incremental Amount, (x) the permissibility of the portion of such indebtedness and/or commitment that is incurred or implemented in reliance on the First Lien Incremental Incurrence-Based Component will be determined without giving effect to any indebtedness or commitment substantially concurrently incurred or implemented in reliance on such other provision of the First Lien Incremental Amount or any other Fixed Amount basket, but giving full pro forma effect to the use of proceeds of the entire amount of the indebtedness and/or commitment that will be incurred or implemented at such time in reliance on each applicable provision of the First Lien Incremental Amount and the related transactions, and (y) thereafter, the permissibility of the portion of the indebtedness or commitment to be incurred or implemented, as applicable, under the other applicable provisions of the First Lien Incremental Amount will be determined, and

(3)   any portion of any First Lien Incremental Facility and/or First Lien Incremental Equivalent Debt incurred or implemented in reliance on the Unrestricted Incremental Amount or any other provision of the First Lien Incremental Amount (other than the First Lien Incremental Incurrence-Based Component) will, unless the Borrower otherwise elects, automatically be reclassified from time to time after the incurrence or implementation of such First Lien Incremental Facility and/or First Lien Incremental Equivalent Debt as having been incurred in reliance on the First Lien Incremental Incurrence-Based Component if, at any time after the incurrence thereof, the applicable leverage (or coverage) ratio test under the First Lien Incremental Incurrence-Based Component is satisfied on a pro forma basis at such time (clauses (1) through (3) above, the “Incremental Calculation Methodology”).

In addition, at the time of the implementation of any First Lien Incremental Facility (the following clauses (i) through (vii), the “First Lien Incremental Parameters”):

(i)    in the case of any First Lien Incremental Term Facility, subject to the First Lien Inside Maturity Basket, (A) such First Lien Incremental Term Facility will have a final maturity date no earlier than the then-existing First Lien Term Loan Maturity Date and (B) the weighted average life to maturity applicable to such

First Lien Incremental Term Facility will not be shorter than the weighted average life to maturity of the Initial First Lien Term Loans (without giving effect to any prepayment that would otherwise modify the weighted average life to maturity of the Initial First Lien Term Loans);

As used herein, “First Lien Inside Maturity Basket” means, with respect to the incurrence of any indebtedness subject to restrictions under the First Lien Credit Documentation in respect of the final maturity and/or weighted average life to maturity of such indebtedness, such restrictions shall not apply to (1) indebtedness incurred under any customary bridge facility so long as the long-term debt into which any such customary bridge facility is to be converted satisfies such restrictions, (2) any customary term “A” loans, (3) any indebtedness incurred to finance any acquisition or other permitted investment and (4) an aggregate principal amount of indebtedness up to a dollar-capped amount equivalent to 125% of the Closing Date EBITDA (with a Builder Component) at any time outstanding.

(ii)  subject to clause (i) above, any First Lien Incremental Term Facility may otherwise have a maturity and amortization schedule as determined by the Borrower and the lenders providing such First Lien Incremental Term Facility;

(iii)   subject to clause (iv) below, any fee payable in connection with such First Lien Incremental Facility will be determined by the Borrower and the arrangers and/or lenders providing such First Lien Incremental Facility;

(iv)    the currency, pricing (including any “MFN” or other pricing term), interest rate margin, rate floor, fees, premium (including any prepayment premiums) and funding discount applicable to any First Lien Incremental Facility will be determined by the Borrower and the lenders providing such First Lien Incremental Facility; provided, that in the case of any First Lien Incremental Term Facility denominated in U.S. dollars or Euros that (A) consists of broadly syndicated floating-rate cash-pay “term B” loans that are (i) denominated in the same currency as the applicable Initial First Lien Term Loans and (ii) pari passu in right of payment and with respect to security with the Initial First Lien Term Loans, (B) is scheduled to mature prior to the date that is one day after the First Lien Term Loan Maturity Date (this clause (B), the “First Lien MFN Maturity Exception”) and (C) is incurred in reliance on the First Lien Incremental Incurrence-Based Component (and not by virtue of any re-classification described in clause (3) of the proviso to clause (d) above), the effective yield thereof will not be more than 1.00% (the “First Lien MFN Spread”) higher than the corresponding effective yield applicable to the First Lien Dollar Term Loans (in the case of any First Lien Incremental Facility denominated in U.S. dollars) or

First Lien Euro Term Loans (in the case of any First Lien Incremental Facility denominated in Euros), as applicable, unless the interest rate margin with respect to such First Lien Dollar Term Loans or First Lien Euro Term Loans, as applicable, is adjusted to be equal to the interest rate with respect to the relevant First Lien Incremental Term Facility minus the First Lien MFN Spread; provided, that this clause (iv) will only be effective until the date that is 6 months after the Closing Date (the “First Lien MFN Sunset Date”); provided, further, that in determining the applicable effective yield: (w) OID or upfront fees paid by the Borrower in connection with such First Lien Incremental Term Facility or the First Lien Dollar Term Loans or First Lien Euro Term Loans, as applicable (equated to interest rate based on a 4-year average life to maturity or lesser remaining average life to maturity), will be included, (x) any amendment to the Applicable Margin with respect to the applicable First Lien Dollar Term Loans or First Lien Euro Term Loans, as applicable, that became effective after the Closing Date but prior to the incurrence or implementation of such First Lien Incremental Term Facility will be included, (y) any arrangement, commitment, structuring, underwriting, ticking, unused line and/or amendment fee paid or payable by or to the Lead Arrangers (or their affiliates) in their respective capacities as such in connection with the applicable First Lien Dollar Term Loans or First Lien Euro Term Loans, as applicable, or to one or more arrangers of such First Lien Incremental Facility (or their affiliates) in their capacities as such (regardless of whether such fees are paid to or shared in whole in part with any lender) and any other fee not paid directly by the Borrower generally to all applicable lenders ratably will be excluded and (z) if such First Lien Incremental Term Facility includes any “SOFR” or “Euribor” interest rate floor greater than that applicable to the relevant First Lien Dollar Term Loans or First Lien Euro Term Loans, as applicable, and such floor is applicable to such First Lien Dollar Term Loans or First Lien Euro Term Loans, as applicable, on the date of determination, the excess amount will be equated to interest margin for determining the increase; provided that any increase required due to the application of this clause (z), at the option of the Borrower, may be effected through an increase in (or implementation of, as applicable), the “SOFR” interest rate floor applicable to the First Lien Dollar Term Loans or First Lien Euro Term Loans, as applicable (this clause (iv), the “First Lien MFN Provision”); provided that it is understood and agreed that the First Lien MFN Provision shall not apply in respect of (1) First Lien Incremental Term Facilities in an aggregate outstanding principal amount that is less than or equal to a dollar-capped amount equivalent to 200% of Closing Date EBITDA (including a Builder Component) (this clause (1), the “First Lien Incremental De Minimis Amount”), (2) any First Lien Incremental Term Facility that is incurred or implemented in connection with an acquisition or similar investment (the “First Lien MFN Acquisition Carveout”) or (3)

any First Lien Incremental Term Facility that is incurred or implemented in connection with the refinancing of any other indebtedness (the “First Lien MFN Refinancing Carveout”); provided, further, that for the avoidance of doubt, (i) the First Lien MFN Provision shall only be applicable to First Lien Dollar Term Loans to the extent that any First Lien Incremental Term Facility is denominated in U.S. dollars and (ii) the First Lien MFN Provision shall only be applicable to First Lien Euro Term Loans to the extent that any First Lien Incremental Term Facility is denominated in Euros;

(v)   subject to the Permitted Alternative Security Debt Basket (as defined below), such First Lien Incremental Facility (A) if secured, unless such First Lien Incremental Facility is not secured by any Collateral, may not be secured by any asset that does not constitute Collateral (other than with respect to any proceeds of such First Lien Incremental Facility that are subject to an escrow or other similar arrangement and any related deposit of cash or cash equivalents to cover interest and premium with respect to such First Lien Incremental Facility) and (B) if guaranteed, may not be guaranteed by any Restricted Subsidiary that is not a Loan Party (it being understood that obligations of any person with respect to any escrow arrangement into which such First Lien Incremental Facility proceeds are deposited shall not constitute a guarantee by a person that is not a Loan Party);

As used herein, “Permitted Alternative Security Debt Basket” means that with respect to any indebtedness subject to restrictions under the First Lien Credit Documentation on the scope of collateral and/or guarantee for such indebtedness, up to a dollar-capped amount equivalent to 50% of the Closing Date EBITDA (with a Builder Component) of such indebtedness at any time outstanding may be secured by assets of the Borrower and its restricted subsidiaries not constituting Collateral and/or guaranteed by any Restricted Subsidiary of the Borrower that is not a Subsidiary Guarantor.

(vi)    if such First Lien Incremental Facility is a First Lien Incremental Revolving Facility, (A) such First Lien Incremental Revolving Facility will mature no earlier than, and will require no scheduled amortization or differing mandatory commitment reduction prior to, the then-existing First Lien Revolving Termination Date and (B) except as otherwise provided above (including with respect to currency, pricing, interest rate margins, rate floors, fees, premiums (including prepayment premiums), funding discounts and, subject to the above, maturity), the terms of such First Lien Incremental Revolving Facility, if not substantially consistent with the terms of the First Lien Revolving Facility, will be reasonably satisfactory to the Agent (it being understood that (1) any First Lien Incremental Revolving Facility may provide for the ability to participate with respect to (I) borrowings on a pro rata basis or greater than pro rata basis (but not less than pro rata basis) with other then-outstanding First Lien Revolving Facilities, (II) any voluntary prepayment on a pro rata basis or less than pro rata basis (but not greater than pro rata basis) with other then-outstanding First Lien Revolving Facilities and (III) repayments on a pro rata basis or less than pro rata basis (but not greater than pro rata basis) with other then-outstanding First Lien Revolving Facilities and (2) (I) terms not substantially consistent with the First Lien Revolving Facility which are applicable only after the then-existing First Lien Revolving Termination Date, (II) terms contained in such First Lien Incremental Revolving Facility that are more favorable to the lenders or the agent of such First Lien Incremental Revolving Facility than those contained in the First Lien Credit Documentation and are then conformed (or added) to the First Lien Credit Documentation for the benefit of the First Lien Lenders under the applicable First Lien Revolving Facility or, as applicable, the Agent (i.e., by conforming or adding a term to a then-outstanding First Lien Revolving Facility pursuant to an amendment), (III) terms contained in such First Lien Incremental Revolving Facility that (taken as a whole) reflect then current market terms and conditions (taken as a whole) at the time of incurrence or issuance (as determined by the Borrower in good faith) and (IV) any terms which are, taken as a whole, in the good faith determination of the Borrower, not more favorable to the lenders or the agent of such First Lien Incremental Revolving Facility that those contained in the First Lien Credit Documentation, in each case will be deemed to be satisfactory to the Agent); and

(vii)  if such First Lien Incremental Facility is a First Lien Incremental Term Facility, except as otherwise provided above (including currency, pricing (including any “MFN” or other pricing term), interest rate margins, rate floors, fees, premiums (including prepayment premiums), funding discounts and, subject to clauses (i) and (ii) above, the maturity and amortization schedule), the terms of such First Lien Incremental Term Facility will be determined by the Borrower and the lenders of the applicable First Lien Incremental Facility; it being understood that any First Lien Incremental Term Facility may provide for the ability to participate (1) with respect to any voluntary prepayment, on a pro rata basis, greater than pro rata basis, or less than a pro rata basis with the then-outstanding First Lien Term Facilities and (2) with respect to any mandatory prepayment, on a pro rata basis (to the extent such First Lien Incremental Term Facility is secured on a pari passu basis with the Initial First Lien Term Loans) or less than a pro rata basis with the then-outstanding First Lien Term Facility (and on greater than a pro rata basis with respect to any prepayment of any such First Lien Incremental Term Facility with the proceeds of any First Lien Refinancing Term Facility, issuance of First Lien Refinancing Notes or any First Lien

Incremental Term Facility incurred in reliance on clause (b) of the definition of “First Lien Incremental Amount”).

Any First Lien Incremental Facility may be provided by any existing First Lien Lender or, subject to the reasonable consent of the Agent (and in the case of any First Lien Incremental Revolving Facility, each Issuing Lender and each Swingline Lender to the extent such First Lien Incremental Revolving Facility participates in the applicable Letter of Credit subfacility or Swingline Loans subfacility), any other person who becomes a First Lien Lender in connection therewith if such consent of the Agent (or, if applicable, each Issuing Lender and the Swingline Lender) would be required under the heading “Assignments and Participations” below for any assignment or participation of First Lien Loans or commitments, as applicable, to such person; provided, that no existing First Lien Lender will be obligated to provide any such First Lien Incremental Facility, and the Borrower will not be required to offer the opportunity to participate in any First Lien Incremental Facility to any Lender.

The proceeds of any First Lien Incremental Facility may be used for working capital needs and other general corporate purposes and for any other purpose not prohibited by the First Lien Credit Documentation.

The First Lien Credit Documentation will permit the Borrower or any other Subsidiary Guarantor to issue senior or subordinated notes (issued in a public offering, Rule 144A or other private placement or bridge financing in lieu of the foregoing) or borrow senior or subordinated loans (or obtain commitments in respect thereof, including revolving or delayed draw term commitments) in an aggregate outstanding principal amount not to exceed the First Lien Incremental Amount (which amount may, at the election of the Borrower, be supplemented by the amount of any additional indebtedness that is otherwise permitted to be incurred under the First Lien Credit Documentation) that are (at the option of the Borrower) unsecured, not secured by the Collateral or secured by the Collateral (“First Lien Incremental Equivalent Debt”), subject to (a) clauses (i), (ii), (v) and (vi) of the First Lien Incremental Parameters, as applicable, and (b) in the case of any First Lien Incremental Equivalent Debt that is (i) secured by the Collateral or (ii) subordinated in right of payment to the First Lien Credit Facilities, an Acceptable Intercreditor Agreement (as defined below).

The Initial First Lien Term Loans will not benefit from the First Lien MFN Provision as a result of the issuance or incurrence of any First Lien Incremental Equivalent Debt.

Any conditions to the availability or funding of any First Lien Incremental Facility or First Lien Incremental Equivalent Debt will be determined by the lenders providing such First Lien Incremental Facility or First Lien Incremental Equivalent Debt.

As used herein:

“Acceptable Intercreditor Agreement” means, as applicable:

(a)   in the case of First Lien Debt, customary intercreditor documentation consistent with the First Lien Documentation Principles and substantially in the form of an exhibit attached to the First Lien Credit Documentation, with any modification (whether material or immaterial) which is reasonably acceptable to the Borrower and the Agent,

(b)   in the case of Junior Lien Debt, customary intercreditor documentation consistent with the First Lien Documentation Principles and substantially in the form of an exhibit attached to the First Lien Credit Documentation, with any modification (whether material or immaterial) which is reasonably acceptable to the Borrower and the Agent, or

(c)   in the case of any Indebtedness, (i) an intercreditor agreement the terms of which are consistent with market terms (as determined by the Borrower in good faith) governing arrangements for the sharing and subordination of liens and/or arrangements relating to the distribution of payments, as applicable, at the time the intercreditor agreement is proposed to be established in light of the type of indebtedness subject thereto or (ii) any other intercreditor agreement which is reasonably acceptable to the Borrower and the Agent.

“Charge” means any charge, expense, cost, accrual, reserve or loss of any kind.

“Closing Date EBITDA” means $489 million.

“Closing Date First Lien Net Leverage Ratio” means 5.00:1.00.

“Closing Date Secured Net Leverage Ratio” means 5.00:1.00.

“Closing Date Total Net Leverage Ratio” means 5.00:1.00.

“Consolidated Total Debt”, on any date of determination, will be defined as:

(a)   the amount of third party consolidated indebtedness for borrowed money of the Borrower and its Restricted Subsidiaries as of such date (other than borrowings under the First Lien Revolving Facility incurred for working capital purposes or to the extent such borrowings are concurrently incurred in connection with any ratio tests solely for the purposes of calculating compliance with such ratio (the “Working Capital/Concurrent Utilization Exclusion”)), as such amount may be adjusted to (i) reflect the effect (as determined by the Borrower in good faith) of any hedge agreement or other derivative instrument entered into in respect of the currency exchange risk relating to such indebtedness, calculated on a mark-to- market basis and (ii) exclude the principal amount of any indebtedness with respect to which an irrevocable deposit of the necessary funds for the payment, redemption or satisfaction of such indebtedness has been made; provided, that for the avoidance of doubt, Consolidated Total Debt will exclude (A) capital lease obligations and (B) purchase money indebtedness, minus

(b)   the amount of (i) unrestricted cash and cash equivalents and (ii) cash and cash equivalents, in each case of the Borrower and its Restricted Subsidiaries that are restricted in favor of any of the First Lien Credit Facilities and/or any other permitted secured indebtedness (which may also include cash and cash equivalents securing other First Lien Debt and/or Junior Lien Debt or any letter of credit or similar instrument) to the extent such other indebtedness is of equal or higher priority than the applicable leverage ratio being calculated, whether or not held in a pledged account (the amounts in clauses (i) and (ii), collectively, “Unrestricted Cash”).

“First Lien Net Leverage Ratio” will be defined as the ratio of (i) Consolidated Total Debt that is secured by substantially all of the Collateral on a first-priority basis to (ii) trailing 4-quarter Consolidated EBITDA of the Borrower.

“Interest Coverage Ratio” will be defined as the ratio of (i) Consolidated EBITDA to (ii) (A) consolidated cash interest expense relating to Consolidated Total Debt (excluding, among other things, (1) amortization of deferred financing fees, (2) any expense arising from any financing fee (including agency and commitment fees), (3) any expense arising from the discounting of indebtedness in connection with the application of recapitalization and/or acquisition accounting, (4) any penalty and/or interest relating to any tax and (5) any non-cash interest expense attributable to any movement in the mark-to-market valuation of any hedging or other derivative obligation and/or any payment obligation arising under any hedge agreement or other derivative instrument (other than any interest rate hedge agreement or other derivative instrument)) minus (B) cash interest income.

“IPO” means an initial public offering or any other transaction or series of related transactions that results in any of the common equity interests of the Borrower or any direct or indirect parent entity thereof (and/or any permitted successor thereto) being publicly traded on any U.S. national securities exchange or over-the-counter market or analogous exchange in any other jurisdiction.

“Junior Lien Debt” means debt that is secured by a lien on the Collateral that is junior to the lien securing the First Lien Credit Facilities.

“Secured Net Leverage Ratio” will be defined as the ratio of (i) Consolidated Total Debt that is secured by substantially all of the Collateral to (ii) trailing 4-quarter Consolidated EBITDA of the Borrower.

“Total Net Leverage Ratio” will be defined as the ratio of (i) Consolidated Total

Debt to (ii) trailing 4-quarter Consolidated EBITDA of the Borrower.

Any leverage ratio that is being tested in connection with the simultaneous incurrence of indebtedness will be tested without “netting” the cash proceeds of such indebtedness.

For purposes of the First Lien Credit Documentation, “Consolidated EBITDA” (and, without duplication, component definitions, including, without limitation, “Consolidated Net Income”) will be defined in a manner consistent with the First Lien Documentation Principles and will include, without limitation and without duplication, add-backs (and corresponding deductions, to the extent applicable and consistent with the First Lien Documentation Principles) or exclusions from Consolidated Net Income (in each case, not subject to any cap) for:

(a)   to the extent not otherwise included in consolidated net income, proceeds of business interruption insurance policy (whether or not then received, so long as the Borrower in good faith expects to receive such proceeds),

(b)   total interest expense determined in accordance with IFRS and, to the extent not reflected in such total interest expense, any loss or obligation arising from any hedge agreement or other derivative instruments, cash dividends payable in respect of “disqualified capital stock” and costs of surety bonds in connection with financing activities (whether amortized or immediately expensed),

(c)   losses or discounts on sales of receivables and related assets in connection with any Permitted Receivables Facility,

(d)   taxes paid and any provision or distribution for taxes, including income, capital, federal, provincial, state, franchise, excise, sales, value added and similar taxes, property taxes, foreign withholding taxes and foreign unreimbursed value added taxes (including penalties and interest related to any such tax or arising from any tax examination, and including pursuant to any tax sharing arrangement or as a result of any intercompany distribution) of such person paid or accrued during such period,

(e)   (A) all depreciation, amortization (including, without limitation, amortization of goodwill, software and other intangible assets), (B) all impairment Charges, including any bad debt expense, and (C) all asset write-offs and/or write-downs, including any amortization or write-off of (1) intangible assets and non-cash organization costs, (2) deferred financing and debt issuance fees, costs and expenses, (3) capitalized expenditures (including capitalized software expenditures), customer acquisition costs and incentive payments, (4) media development costs, conversion costs and contract acquisition costs, (5) the amortization of original issue discount resulting from the issuance or incurrence of Indebtedness at less than par, (6) the amortization of favorable or unfavorable lease assets or liabilities and/or (7) capitalized fees relating to any Permitted Receivables Facility,

(f)   any earn-out and/or other contingent consideration obligation (including those accounted for as bonuses, compensation or otherwise) and any adjustment thereof incurred in connection with the Transactions and/or any acquisition or other investment (whether or not consummated) which is paid or accrued during the applicable period and, in each case, adjustments thereof,

(g)   any non-cash gain and/or Charge, including the excess of rent expense over actual cash rent paid during the relevant period due to the use of straight line rent for IFRS purposes; provided, that to the extent any such non-cash Charge represents an accrual of or reserve for potential cash items in any future period, (i) the Borrower may determine not to add back such non-cash Charge in the current period or (ii) to the extent the Borrower decides to add back such non-cash Charge in the current period, the cash payment in respect thereof in such future period will be not be added back to Consolidated EBITDA,

(h)   any non-cash compensation Charge and/or any other non-cash Charge arising from the grant of any stock option or similar arrangement (including any profits interest), the grant of any stock appreciation right and/or similar arrangement (including any repricing, amendment, modification, substitution or change of any such stock option, stock appreciation right, profits interest or similar arrangement),

(i)    (i) Transaction Costs, (ii) any Charge incurred in connection with any transaction (in each case, whether or not consummated and whether or not permitted under the First Lien Credit Documentation), including (1) any issuance and/or incurrence of indebtedness (including any Charge that would constitute a Public Company Cost (to be defined in accordance with the First Lien Documentation Principles)), any Permitted Receivables Facility (including commissions, discounts, yield, interest expense and similar fees and charges relating thereto) and/or any issuance and/or offering of capital stock (including, in each case, by any direct or indirect parent company) and/or any issuance and/or offering of capital stock (including, in each case, by any direct or indirect parent company), any acquisition or other investment, any disposition, any recapitalization, any merger, consolidation or amalgamation, any option buyout or any repayment, redemption, refinancing, amendment or modification of indebtedness (including any amortization or write-off of debt issuance or deferred financing costs, premiums and prepayment penalties) or any similar transaction, (2) in connection with any IPO (whether or not consummated), including any Charge that would be consistent with a Public Company Cost and/or (3) equipment leases and/or equipment financings, (iii) the amount of any Charge that is reimbursable by any third party pursuant to any indemnification provision or similar agreement or insurance; provided, that in respect of any Charge added back pursuant to this clause (iii), the Borrower in good faith expects to receive reimbursement for such Charge and/or (iv) Public Company Costs (as defined below),

(j)    any Charge and/or deduction associated with any Restricted Subsidiary attributable to any non-controlling interest or the minority interest of any third party,

(k)   the amount of (i) any Charge to the extent that a corresponding amount is received in cash by such person from a person other than such person or any Restricted Subsidiary of such person under any agreement providing for reimbursement of such Charge or (ii) any Charge with respect to any liability or casualty event, business interruption or any product recall, (A) so long as such person has submitted in good faith, and reasonably expects to receive payment in connection with, a claim for reimbursement of such amounts under its relevant insurance policy or (B) without duplication of any amount included in a prior period under clause (ii)(A) above, to the extent such Charge is covered by insurance proceeds received in cash during such period (it being understood that if the amount received in cash under any such agreement in any period exceeds the amount of Charge paid during such period such excess amounts received may be carried forward and applied against any Charge in any future period),

(l)    (A) the amount of any management, monitoring, consulting, transaction or advisory fee and related indemnity and/or expense (including reimbursements) pursuant to any sponsor management agreement (including prior to the Closing Date) and any payment made to any Investor (and/or its affiliates or management companies) for any financial advisory, financing, underwriting or placement service or in respect of any other investment banking activity and/or any payment to any outside director of the Borrower (or any direct or indirect parent company thereof) actually paid by or on behalf of, or accrued by, such person or any of its subsidiaries, in each case, permitted to be paid under the First Lien Credit Documentation and (B) to the extent the relevant payment is permitted hereunder, the amount of any payment to any holder of any option in respect of the capital stock of the Borrower and/or any direct or indirect parent company thereof in lieu of a Restricted Payment (as defined below), which payment is made to compensate such optionholder as if it was an equity holder at the time of the relevant Restricted Payment,

(m)    any Charge attributable to the undertaking and/or implementation of new initiatives, business optimization activities, cost savings initiatives, cost rationalization programs, operating improvements and/or expense reductions and/or synergies and/or similar initiatives and/or programs (including, in connection with any integration, operational improvement, restructuring or transition, any reconstruction, decommissioning, recommissioning or reconfiguration of fixed assets for alternative uses, any facility opening and/or pre-opening), any inventory optimization program and/or any curtailment, any business optimization Charge, any Charge relating to the destruction of equipment, any restructuring Charge and/or integration Charge (including any Charge relating to any tax restructuring), any Charge relating to the closure or consolidation of any facility (including but not limited to rent termination costs, moving costs and legal costs), any systems implementation Charge, any severance Charge, any Charge relating to entry into a new market, any Charge relating to any strategic initiative, any signing Charge, any Charge relating to any retention or completion bonus, any expansion and/or relocation Charge, any Charge associated with any modification to any pension and post-retirement employee benefit plan, any software or intellectual property development Charge, any Charge associated with system design, update and/or establishment, any implementation Charge, any startup Charge, any Charge in connection with new operations, any Charge in connection with unused warehouse space, any Charge relating to a new contract, any consulting Charge, or any corporate development Charge, any Charge incurred with software, product and/or intellectual property development, any Charge relating to any distribution network and/or sales channel, any Charge in connection with any exit from, wind down or termination of any line of business, any Charge related to any customer dispute, any Charge in connection with the implementation, replacement, development or upgrade of any operational, reporting and/or information technology system and/or technology initiative,

(n)   any Charge incurred or accrued in connection with any single or one-time event, including in connection with (i) the Acquisition or acquisitions or similar investments after the Closing Date, (ii) the closing, consolidation, opening or reconfiguration of any facility, (iii) any restructuring Charge, (iv) one-time consulting costs and (v) one-time increase in marketing expenses previously disclosed to the Commitment Parties with a budget of up to $100 million (this clause (v), the “One-Time Marketing Expense Addback”),

(o)   any Charge relating to entry into a new market or the sale of products in new locations (including, without limitation, start-up costs, slotting fees (including in connection with the buyout of existing merchandise), new fixture freight costs, initial testing and registration costs in new markets, the cost of feasibility studies, travel costs for employees engaged in activities relating to any or all of the foregoing and the allocation of general and administrative support in connection with any and all of the foregoing),

(p)   any other add-back, adjustment and/or exclusion of the type reflected in (i) the model most recently made available to the Original Commitment Parties prior to the Original Commitment Letter Date (the “Financial Model”), (ii) the quality of earnings report with respect to the Target, dated as of February 22, 2024, and/or (iii) any other quality of earnings report prepared in connection with permitted acquisitions or other similar investments by any of the “big 4” accounting firms, any registered public accountants of recognized national standing or any other accounting firm or advisor reasonably acceptable to the Agent and delivered to the Agent,

(q)   any cash actually received (or any netting arrangement resulting in reduced cash expenditures) during the relevant period and not included in Consolidated Net Income in respect of any non-cash gain deducted in the calculation of Consolidated EBITDA (including any component definition) for any previous period and not added back,

(r)   pro forma “run rate” expected cost savings, operating expense reductions, operational improvements, business optimization, restructurings and cost synergies and revenue synergies (net of the amount of actual amounts realized) that are reasonably identifiable (in the good faith determination of the Borrower) related to (i) the Transactions; (ii) any asset sale, merger or other business combination, acquisition, investment, disposition, operating improvement, expense reduction, restructuring, cost saving initiative and/or any initiative similar to any of the foregoing (including the entry into or renegotiation of, or in respect of which binding commitments have been entered for, any contract and/or other arrangement) and any specified transaction (any such transaction, improvement or initiative, a “Business Optimization Initiative”)

consummated prior to or on the Closing Date and (iii) any Business Optimization Initiative consummated after the Closing Date; provided, that, (A) with respect to clauses (ii) and (iii), the relevant action (or substantial steps towards the relevant action) resulting in such expected cost savings, operating expense reductions, operational improvements, business optimization, restructurings and/or cost synergies must either be taken or expected to be taken within 36 months after the determination to take such action (the “Look Forward Period”) and (B) any revenue synergies added back pursuant to this clause (r) shall be capped at 25% of Consolidated EBITDA for the relevant period after giving effect to such addback (this clause (r), the “Run Rate EBITDA Addback”),

(s)   to the extent not otherwise included in calculating Consolidated Net Income, the amount of any distribution received by such person from any Unrestricted Subsidiary,

(t)    an amount which has been added to Consolidated Net Income for any non-cash income or non-cash gain as determined in accordance with IFRS; it being understood that if any non-cash gain or non-cash income represents an accrual or deferred income in respect of any potential cash item in any future period, the Borrower may determine not to deduct the relevant non-cash gain or income in the then-current period,

(u)   the amount of any cash payment made during such period in respect of any non-cash accrual, reserve or other non-cash Charge that (A) was accounted for in a prior period, (B) was added to Consolidated Net Income to determine Consolidated EBITDA for such prior period and (C) does not otherwise reduce Consolidated Net Income for the current period,

(v)   pro forma “run rate” adjustment for the amount of any incremental contract value (if positive) of the Borrower and its Restricted Subsidiaries that the Borrower in good faith reasonably believes would have been realized or achieved as a contribution to Consolidated EBITDA from (i) any increased pricing or volume initiative and/or (ii) the entry into (and performance under) (A) any executed, binding and effective new agreement with any new customers or (B) if the same generates incremental contract value, any executed new agreement (or any amendment to any existing agreement) with any existing customer (collectively clauses (i) and (ii), “New Contracts”) during the relevant period if the relevant New Contract had been effective and performance thereunder had commenced as of the beginning of the relevant period (which incremental contract value shall be calculated on a pro forma basis as though the full run rate effect of such incremental contract value had been realized as a contribution to Consolidated EBITDA on the first day of such period), including, without limitation, such incremental contract value attributable to any New Contract that is in excess of (but without duplication of) the contract value attributable to any New Contract that has been actually realized as a contribution to Consolidated EBITDA during such period (this clause (v), the “New Contracts Addback”),

(w)    (i) the income of any person (the “Subject Person”) (other than a Restricted Subsidiary of the Borrower) in which any other person (other than the Borrower or any of the Restricted Subsidiaries) has a joint interest, except to the extent of the amount of any dividend, distribution or other payment (including any ordinary course dividend, distribution or other payment) paid in cash (or to the extent converted into cash) to the Borrower or any of the Restricted Subsidiaries by such Subject Person during such period or (ii) the loss of any Subject Person (other than a Restricted Subsidiary of the Borrower (or a Subject Person who, if a subsidiary of the Borrower, would be a Restricted Subsidiary)) in which any other person (other than the Borrower or any of the Restricted Subsidiaries) has a joint interest, other than to the extent that the Borrower or any of the Restricted Subsidiaries has contributed cash or cash equivalents to such person in respect of such loss during such period,

(x)   any Charge attributable to any disposition (including asset retirement costs and including any abandonment of assets) or of returned surplus assets outside the ordinary course of business,

(y)   (i) any Charge from (A) any extraordinary item (as determined in good faith by the Borrower) and/or (B) any unusual, non- recurring, infrequent and/or exceptional items (as determined in good faith by the Borrower) and/or (ii) any Charge attributable to, and/or any payment of, any legal settlement, fine, judgment or order,

(z)   any net gain and/or Charge with respect to, or in connection with, (i) any disposed, abandoned, divested and/or discontinued asset, property or operation and/or discontinued operation (other than, at the option of the Borrower, any gain (loss) or Charge relating to any asset or property held for sale or pending the divestiture or termination thereof), (ii) any disposal, abandonment, divestiture and/or discontinuation of any asset, property or operation outside the ordinary course of business (including, without limitation, any asset retirement cost) (other than, at the option of the Borrower, any gain (loss) or Charge relating to any asset or property held for sale or pending the divestiture or termination thereof) and (iii) any facility that has been closed during such period,

(aa)   (i) any write-off or amortization made of any deferred financing cost and/or premium paid and (ii) any Charge attributable to the early extinguishment of indebtedness (and the termination of any associated hedging arrangement),

(bb)   (i) any Charge incurred as a result of, pursuant to, or in connection with any management equity plan, bonus or other incentive plan, profits interest plan or stock option plan or any other management or employee benefit plan or agreement, pension plan or other long-term or post-employment plan (including any post-employment benefit scheme which has been agreed to with the relevant pension trustee), any stock subscription or shareholder agreement, any employee benefit trust, any employment benefit scheme or any similar equity plan or agreement (including any deferred compensation arrangement) and (ii) any Charge incurred in connection with the rollover, acceleration or payout of any equity interest held by management, in each case under this clause (ii), to the extent such Charge is a cash Charge, such Charge shall only be excluded to the extent the same is funded with net cash proceeds contributed to the Borrower as a capital contribution or as a result of the sale or issuance of equity (other than disqualified equity),

(cc)   any Charge that is established, adjusted and/or incurred, as applicable (i) within 12 months after the Closing Date that is required to be established adjusted and/or incurred, as applicable, as a result of the Transactions in accordance with IFRS (or within 12 months after the closing of any acquisition) and/or (ii) as a result of any change in, or the adoption or modification of, accounting principles or policies in accordance with IFRS,

(dd)   (i) the effects of any adjustment (including, without limitation, the effects of any such adjustment “pushed down” to the Borrower and the Restricted Subsidiaries) in component amounts required or permitted by IFRS (including, without limitation, in the inventory, property and equipment, leases, rights fee arrangements, software, goodwill, intangible assets, in-process research and development, deferred revenue, advanced billings and debt line items thereof) resulting from the application of purchase accounting, recapitalization accounting and/or acquisition method accounting, as applicable, in relation to the Transactions or any consummated acquisition or other similar investment or the amortization or write-off of any amount thereof and (ii) the cumulative effect of changes (effected either through a cumulative effect adjustment or retroactive application) in, and/or change resulting from the adoption or modification of, accounting principles or policies made in such period in accordance with IFRS which affect net income (except that, if the Borrower determines in good faith that the cumulative effects thereof are not material to the interests of the First Lien Lenders, the effects of any change, adoption or modification of any such principles or policies may be included in any subsequent period after the fiscal quarter in which such change, adoption or modification was made),

(ee)   solely for the purpose of calculating excess cash flow, the income or loss of any person accrued prior to the date on which such person becomes a Restricted Subsidiary of the Borrower or is merged into or consolidated with the Borrower or any Restricted Subsidiary of the Borrower or the date that such other person’s assets are acquired by the Borrower or any Restricted Subsidiary of the Borrower,

(ff)    (i) any realized or unrealized net gain and/or loss in the fair market value of (A) any obligations under any hedge arrangement as determined in accordance with IFRS and/or (B) any other derivative instrument pursuant to, in the case of this clause (B), FASB ASC No. 815 – Derivatives and Hedging or similar accounting standard and (ii) any unrealized or realized foreign currency translation or transaction gain or loss (including any currency re-measurement of indebtedness, any net gain or loss resulting from hedge agreements for currency exchange risk associated with the foregoing or any other currency related risk and any gain or loss resulting from any intercompany indebtedness, any foreign currency translation or transaction or any other currency-related risk); provided, that notwithstanding anything to the contrary in the First Lien Credit Documentation, any realized gain or loss in respect of any hedge agreement designated by the Borrower shall be included in the calculation of Consolidated Net Income),

(gg)   any deferred tax expense associated with any tax deduction or net operating loss arising as a result of the Transactions, or the release of any valuation allowance related to any such item,

(hh)   any non-cash (and, with respect to clause (ii), cash) Charge (including any implementation Charge) (other than any write-down of current assets) (including non-cash compensation expense and any amount representing any non-cash adjustment) required by the application of (i) FASB Statement No. 144, (ii) FASB Statement No. 141R, (iii) FASB Statement No. 142, (iv) Accounting Standards Update No. 2014-09, Revenue from Contracts with Customers and (v) any other applicable accounting standard,

(ii)  any cash or non-cash Charge required by the application of FASB Statement No. 141R or other applicable accounting standard to be expensed by the Borrower and/or any Restricted Subsidiary during the applicable period,

(jj)  (i) any one-time cumulative effect adjustment resulting from any change in accounting for revenue required by Accounting Standards Codification 606 or its replacement) and/or (ii) any Charge incurred in connection with the implementation of ASC 606 or other applicable accounting requirements,

(kk)   any internal software development costs that are expensed during the applicable period but could have been capitalized in accordance with IFRS,

(ll)  any positive changes in deferred revenue during the applicable period,

(mm) any Charge incurred as a result of or in connection with any payment after the Closing Date of consideration for restricted stock units and other stock compensation in existence on the Closing Date (such payment, the “Post- Closing Equity Compensation”), and

(nn)   any other customary addback and/or adjustment to be agreed consistent with the First Lien Documentation Principles.

In calculating Consolidated Net Income or Consolidated EBITDA, the impact of ASC 606 or similar revenue recognition rules shall be disregarded.

First Lien Refinancing Facilities:

The Borrower will have the right to refinance and/or replace any class, facility or tranche of term loans or revolving commitments under the First Lien Credit Documentation in whole or in part with (a) one or more new classes, facilities or tranches of term loans (each, a “First Lien Refinancing Term Facility”) or new classes, facilities or tranches of revolving credit facilities (each, a “First Lien Refinancing Revolving Facility” and, together with any First Lien Refinancing Term Facility, a “First Lien Refinancing Facility” or the “First Lien Refinancing Facilities”) under the First Lien Credit Documentation with the consent of the Borrower and the institutions providing such First Lien Refinancing Facility, (b) one or more series of notes (issued in a public offering, Rule 144A or other private placement) or loans (or obtain commitments in respect thereof) in lieu of loans (or commitments) under the First Lien Refinancing Facility (“First Lien Refinancing Notes”), or (c) any combination thereof, in each case, whether senior or subordinated, secured (on a pari passu or junior basis) or unsecured on terms consistent with the First Lien Documentation Principles; provided that (x) the covenant and event of default terms of such First Lien Refinancing Facilities or First Lien Refinancing Notes shall be determined by the Borrower and the providers of such indebtedness and (z) the Permitted Alternative Security Debt Basket and the First Lien Inside Maturity Basket shall apply.

CERTAIN PAYMENT PROVISIONS

Fees and Interest Rates:	As set forth on Annex I hereto.

Optional Prepayments and Commitment Reductions:

First Lien Loans (or any other facility, class or tranche of term loans, as determined by the Borrower in its sole discretion) may be prepaid and commitments may be reduced, in whole or in part, without premium or penalty (except as described under the heading “Prepayment Fees” below), in minimum amounts consistent with the First Lien Documentation Principles, at the option of the Borrower at any time upon same day notice in the case of ABR Loans or Canadian Prime Loans (as defined in Annex I hereto) (or, in the case of any prepayment of any other First Lien Loans, 3 business days’ prior notice (or such shorter notice as agreed by the Agent in its reasonable discretion)), subject to reimbursement of the First Lien Lenders’ actual redeployment costs (but not lost profits) in the case of any prepayment of such other First Lien Loans prior to the last day of the relevant interest period (for the avoidance of doubt, such reimbursement obligation shall not apply to ABR Loans) or Canadian Prime Loans. Any optional prepayment of any Initial First Lien Term Loan (or any other facility, class or tranche of term loans, as determined by the Borrower in its sole discretion) will be applied to such Initial First Lien Term Loan (or one or more of such other facility, class or tranche of term loans, as determined by the Borrower in its sole discretion) and, if applicable, any installment payable in respect thereof as directed by the Borrower (or in the absence of direction from the Borrower, in the direct order of maturity).

Prepayment Fees:

Any Repricing Transaction (as defined below) consummated prior to the date that is six months after the Closing Date will be subject to a prepayment premium of 1.00% on the principal amount of the First Lien Dollar Term Loans or First Lien Euro Term Loans, as applicable, prepaid or, in the case of any amendment constituting a Repricing Transaction, the principal amount of the First Lien Dollar Term Loans or First Lien Euro Term Loans, as applicable, outstanding immediately prior to (and subject to) the Repricing Transaction effected by such amendment held by any Lender required to assign such First Lien Dollar Term Loans or First Lien Euro Term Loans, as applicable, in accordance with the “yank-a-bank” provisions set forth in the First Lien Credit Documentation as a result of such First Lien Lender’s failure to consent to such amendment (such prepayment premium, the “First Lien Call Protection”).

For the avoidance of doubt, (i) a Repricing Transaction with respect to the First Lien Dollar Term Loans will not result in the First Lien Call Protection applying to the First Lien Euro Term Loans and (ii) a Repricing Transaction with respect to the First Lien Euro Term Loans will not result in the First Lien Call Protection applying to the First Lien Dollar Term Loans.

For purposes of the First Lien Credit Documentation, “Repricing Transaction” means the refinancing or repricing by the Borrower of all or any portion of any First Lien Dollar Term Loans or First Lien Euro Term Loans, as applicable, the primary purpose of which (as determined by the Borrower in good faith) is to reduce the all-in-yield applicable to such First Lien Dollar Term Loans or First Lien Euro Term Loans, as applicable, (x) with the proceeds of any broadly syndicated first lien term B loan of like currency incurred by any Loan Party or (y) in connection with any amendment to the First Lien Credit Documentation, in either case, (i) having or resulting in an effective yield (to be calculated in a manner consistent with that set forth above in the First Lien MFN Provision) as of the date of such refinancing or repricing that is (by affecting the margin and not by virtue of any fluctuation in any floating rate) less than the effective yield applicable to the applicable First Lien Dollar Term Loans or First Lien Euro Term Loans, as applicable, immediately prior to such refinancing or repricing and (ii) in the case of any refinancing of any class of First Lien Dollar Term Loans or First Lien Euro Term Loans, as applicable, with the proceeds of broadly syndicated first lien term B loans of like currency, the proceeds of which are used to repay, in whole or in part, the outstanding principal amount of such class of First Lien Dollar Term Loans or First Lien Euro Term Loans, as applicable, but excluding, in the case of clauses (i) and (ii), any refinancing or repricing of any First Lien Dollar Term Loans or First Lien Euro Term Loans, as applicable, in connection with (1) any material acquisition or similar investment, (2) any “change of control” transaction, (3) any IPO, (4) any dividend recapitalization, (5) any material disposition, (6) any transaction resulting in an upsizing of the First Lien Dollar Term Loans or First Lien Euro Term Loans, as applicable or (7) any transaction not otherwise permitted under the First Lien Credit Documentation or that would not give the Borrower sufficient flexibility to operate under the First Lien Credit Documentation if consummated (clauses (1) - (7) above, the “Repricing Transaction Exceptions”).

Mandatory Prepayments:

The Borrower shall cause an amount no less than each amount calculated pursuant to the terms below to be offered to prepay Initial First Lien Term Loans and any other term loans from time to time incurred under the First Lien Credit Documentation, to the extent required thereby, in each case with carve-outs and exceptions consistent with the First Lien Documentation Principles:

(a) an amount equal to 100% of the net cash proceeds of any incurrence by the Borrower and/or any of its Restricted Subsidiaries of indebtedness that is (i) not permitted under the First Lien Credit Documentation or (ii) incurred pursuant to a First Lien Refinancing Facility, a series of First Lien Refinancing Notes or a First Lien Incremental Term Facility pursuant to clause (b) of the definition of “First Lien Incremental Amount” to refinance or replace the Initial First Lien Term Loans and/or any loan under any First Lien Incremental Term Facility;

(b)    an amount equal to 100% of the net cash proceeds received in excess of an amount to be agreed per fiscal year (the “De Minimis Asset Sale Proceeds”) (it being understood that unused portions of such amount shall be carried forward to succeeding fiscal years) (i) in respect of any non-ordinary course Disposition (as defined below) of assets of the Borrower and its Restricted Subsidiaries made in reliance on the 75% Cash Consideration Basket (as defined below), the 50% Cash Consideration Basket (as defined below) or the Ratio-Based Disposition Basket (as defined below) or (ii) as a result of casualty or condemnation by the Borrower or any of its Restricted Subsidiaries, in each case of clauses (i) and (ii) (other than net proceeds received from Dispositions in reliance of the 50% Cash Consideration Basket), subject to right of the Borrower to reinvest such proceeds in the business of the Borrower or any of its subsidiaries within 24 months following receipt (or if the Borrower or its subsidiaries have committed to make an investment in the business within such 24-month period, within 6 months following such 24-month period with respect to amount of investment so committed) (such period, as extended if applicable, the “Reinvestment Period”); provided, that it is understood and agreed that any reinvestment made by the Borrower (x) within 180 days prior to the consummation of the applicable Disposition or casualty event giving rise to the receipt of such net cash proceeds or (y) solely in case of a Disposition, after the date on which the definitive agreement for the relevant Disposition was executed to the extent the Borrower has delivered a notice to the Agent to such effect (but prior to the date on which the Borrower or its applicable subsidiary receives the relevant net cash proceeds) may, at the election of the Borrower, be deemed to constitute a reinvestment of such net proceeds in compliance with the reinvestment right described herein; provided, further, that the foregoing percentage (such percentage, as the same may be reduced by virtue of this proviso, the “Required Asset Sale Percentage”) will be reduced to 50% and 0% if the First Lien Net Leverage Ratio at the time the relevant payment would otherwise be required, calculated giving pro forma effect to any such paydown or reduction, is 0.25x or 0.75x, respectively, less than the Closing Date First Lien Net Leverage Ratio, calculated after giving effect to any such required prepayment (the “Asset Sale Stepdowns” and any amount not required to be applied to prepay the Initial First Lien Term Loans as a result of the application of the second proviso to this clause (b), the “Retained Asset Sale Proceeds”);

(c)    an amount equal to 50% of Excess Cash Flow (to be defined consistent with the First Lien Documentation Principles but in any event to take into account the provisions described below) of the Borrower and its Restricted Subsidiaries for each fiscal year of the Borrower (commencing with the first full fiscal year ending after the Closing Date) (the “Initial Excess Cash Flow Percentage”); provided, that:

(i)   any such Excess Cash Flow prepayment will be required only if (and only with respect to the excess amount) the amount of the prepayment, after giving effect to the application of the Excess Cash Flow Percentage and the reductions and other credits set forth below, exceeds an amount per fiscal year to be agreed (with a Builder Component) (it being understood that unused portions of such amount shall be carried forward to succeeding fiscal years (the “De Minimis ECF Proceeds”),

(ii)    the foregoing percentage will be reduced to 25% and 0% for any fiscal year with respect to which the First Lien Net Leverage Ratio (calculated at the time of the end of the applicable fiscal year but giving pro forma effect to any such paydown or reduction and any paydown or reduction made after the year end and prior to the applicable Excess Cash Flow prepayment date) is equal to 0.25x and 0.75x less than the Closing Date First Lien Net Leverage Ratio, respectively (the percentage applicable by virtue of this clause (ii), the “Excess Cash Flow Percentage”),

(iii) the amount of such Excess Cash Flow prepayment will be reduced on a dollar-for- dollar basis by the amount of, in each case, at the option of the Borrower (“ECF Prepayment Credits”):

(A)    any voluntary prepayment, repurchase or redemption of any Initial First Lien Term Loan and any other indebtedness (other than First Lien Revolving Loans or any other revolving loans), in each case, to the extent such voluntary prepayment, repurchase or redemption is made during such fiscal year or, at the option of the Borrower, after such fiscal year and prior to the applicable Excess Cash Flow prepayment date (to the extent any such prepayment, repurchase or redemption is at a discount, in an amount equal to the principal amount of the indebtedness so retired),

(B)    any reduction in the outstanding principal amount of any Initial First Lien Term Loan and any other indebtedness (other than First Lien Revolving Loans or any other revolving loans) resulting from any assignment to (and/or purchase by) the Borrower and/or any Restricted Subsidiary during such fiscal year or, at the option of the Borrower, after such fiscal year and prior to the applicable Excess Cash Flow prepayment date, in each case to the extent of the face amount of indebtedness so retired,

(C) any voluntary prepayment of the First Lien Revolving Facility (and any other revolving facility that is secured on a pari passu basis with the First Lien Revolving Facility), to the extent made during such fiscal year or, at the option of the Borrower, after such fiscal year and prior to the applicable Excess Cash Flow prepayment date and accompanied by a permanent reduction of the relevant commitment,

(D)    any amount applied during such fiscal year or, at the option of the Borrower, after such fiscal year and prior to the applicable Excess Cash Flow prepayment date for capital expenditures, capitalized software expenditures, acquisitions of intellectual property, payments of long-term obligations, Restricted Payments, Restricted Debt Payments and/or Investments (the “ECF Planned Expenditures Prong”),

(E)    any amount applied during such fiscal year or, at the option of the Borrower and without duplication of Excess Cash Flow prepayment calculations in future fiscal years, after such fiscal year and prior to the applicable Excess Cash Flow prepayment date for cash restructuring charges excluded from the calculation of Consolidated Net Income and

(F)    solely with respect to any item set forth in clause (D) above, any amount expected by the Borrower as of the applicable Excess Cash Flow prepayment date to be made in the next four fiscal quarters; provided that to the extent any amount is not actually so spent during such four fiscal quarter period, any unused amount shall be added back in the Excess Cash Flow prepayment calculation for the succeeding fiscal year;

in each case of the foregoing clauses (A) through (F), except to the extent the relevant payment or expenditure is financed with the proceeds of long-term funded indebtedness (other than revolving indebtedness).

If the amounts described in clauses (A) through (F) above that are credited against the amount of any Excess Cash Flow payment required for any fiscal year, in the aggregate, exceed the amount of the Excess Cash Flow payment that would be required for such fiscal year (after giving effect to the De Minimis ECF Proceeds and the Excess Cash Flow Percentage), the excess amount may, at the election of the Borrower, be credited against the amount of any Excess Cash Flow payment in any future fiscal year.

Any mandatory prepayment of the Initial First Lien Term Loans will be applied to the installments and classes in respect thereof as directed by the Borrower (or in the absence of direction from the Borrower, in the direct order of maturity); provided, that the First Lien Credit Documentation will provide that, in the case of any mandatory prepayment in respect of Excess Cash Flow and/or in respect of any asset sale or casualty or condemnation event, the Borrower may apply the net cash proceeds thereof ratably to the payment of the Initial First Lien Term Loans and any other First Lien Debt.

Any First Lien Lender (each a “First Lien Declining Lender”) may elect not to accept any mandatory prepayment, but in the case of clause (a) above, solely to the extent the relevant prepayment does not represent a refinancing of the Initial First Lien Term Loans or any other term loan incurred under the First Lien Credit Documentation (including, for the avoidance of doubt, any loan under any First Lien Incremental Term Facility and/or First Lien Refinancing Term Facility). Any prepayment amount declined by a First Lien Declining Lender may be used by the Borrower to prepay any Junior Lien Debt or other indebtedness that then requires prepayment with the proceeds of such First Lien Declined Proceeds and any remaining amount (the “First Lien Declined Proceeds”) will be applied to increase the Available Amount (as defined below).

With respect to prepayment under clauses (b) and (c) above, if a portion of the net cash proceeds (in the case of clause (b)) or Excess Cash Flow (in the case of clause (c)) is attributable to assets or operations of a Foreign Subsidiary, and the repatriation of such amount could reasonably be expected to result in adverse tax consequences to Holdings or any of its subsidiaries that are not de minimis or would not be permitted under applicable legal restrictions, in the good faith determination of the Borrower, then, at the election of the Borrower, the Borrower may not repatriate such amount to the United States or Canada, as applicable, for prepayment and may be permitted to use such amount to prepay indebtedness of the Foreign Subsidiaries or invest in the business of the Foreign Subsidiaries.

The Borrower will be required to, at the Borrower’s option, prepay First Lien Revolving Loans and/or cash collateralize, replace or otherwise “backstop” Letters of Credit to the extent the outstanding amount thereof exceeds the First Lien Revolving Commitment.

“Net Proceeds” shall be defined in a manner consistent with the Documentation Principles and shall expressly exclude all Taxes required to be paid, accrued or withheld, or reasonably estimated to be paid, accrued or withheld, by any parent company, the Borrower’s direct or indirect equity owners or the Borrower in connection with any disposition or incurrence of debt, and the amount of any permitted tax distributions with respect thereto.

COLLATERAL

Subject to the Certain Funds Provision, the First Lien Documentation Principles and the provisions of the immediately following paragraphs, the First Lien Obligations and the obligations of each applicable Loan Party under the First Lien Guaranty will be secured by (subject to permitted liens and other exceptions consistent with the First Lien Documentation Principles and set forth in the applicable First Lien Credit Documentation (including, without limitation, liens expressly permitted to exist on the Closing Date pursuant to the Acquisition Agreement and otherwise as set forth below)) a perfected first priority security interest in (a) in the case of Holdings, prior to an IPO of the Borrower, the equity interests in the Borrower held by Holdings, (b) in the case of each other Loan Party other than any Discretionary Guarantor, substantially all of the tangible and intangible assets of such Loan Party and (c) in the case of any Discretionary Guarantor, such assets as the Borrower and the Agent may reasonably agree (in each case, other than, for the avoidance of doubt, any Excluded Asset (as defined below)) (the items described in clauses (a) through (c) above, but excluding any Excluded Asset and any other asset in which the Loan Parties are not required to grant a security interest, collectively, the “Collateral”).

Notwithstanding the foregoing, the Collateral will exclude (collectively, the “Excluded Assets”):

(a)    any leasehold interest in real property, and, except to the extent a security interest therein can be perfected by the filing of a UCC-1 financing statement or the registration of a PPSA financing statement or filing a registration with the RPMRR, any leasehold interest in any other asset,

(b) any fee-owned real property,

(c)    (i) any equity interest in any person that is not a wholly-owned Restricted Subsidiary or is a subsidiary of any person that is not wholly-owned, (ii) any equity interest in any captive insurance subsidiary, Immaterial Subsidiary, not-for- profit subsidiary, and/or any Unrestricted Subsidiary, (iii) any equity interest in any Receivables Subsidiary, (iv) any margin stock and (v) any assets subject to a Permitted Receivables Facility,

(d)    any asset the grant or perfection of a security interest in which would be reasonably likely to result in adverse tax consequences that are not de minimis as reasonably determined by the Borrower (including as a result of the operation of Section 956 of the U.S. Internal Revenue Code (the “Code”) or any similar law or regulation),

(e)    any asset (including any equity interests) the grant or perfection of a security interest in which would (i) be prohibited under any applicable law (including, without limitation, any rule and/or regulation of any governmental authority or agency), or (ii) require any governmental or regulatory consent, approval, license or authorization, in each case to the extent such consent, approval, license or authorization has not been obtained (it being understood and agreed that no Loan Party shall have any obligation to procure any such consent, approval, license or authorization), in each case of clauses (i) and (ii), after giving effect to the applicable anti- assignment provisions of the UCC, PPSA, CCQ or any other applicable law and other than proceeds thereof to the extent that the assignment of the same is effective under the UCC, PPSA, CCQ or other applicable law notwithstanding such consent or restriction,

(f)  any “intent-to-use” (or similar) trademark application prior to the filing and acceptance of a “Statement of Use”, “Amendment to Allege Use” or similar filing with respect thereto, to the extent, if any, that, and solely during the period, if any, in which, the grant of a security interest therein would impair the validity or enforceability of such intent-to-use (or similar) trademark application under applicable federal law,

(g) any commercial tort claim,

(h) (i) motor vehicles and other assets subject to certificates of title and (ii) letter of credit rights that do not constitute supporting obligations,

(i)   any asset subject to a purchase money security interest, capital lease obligation or similar arrangement, in each case, permitted (or not prohibited) under the relevant First Lien Credit Documentation and to the extent the grant of a security interest therein would violate or invalidate such lease, license or agreement or purchase money or similar arrangement or create a right of termination in favor of any other party thereto (other than Holdings or any subsidiary of Holdings) after giving effect to the applicable anti-assignment provisions of the UCC, PPSA, CCQ or other applicable law, other than proceeds and receivables thereof,

(j)   any deposit, securities and/or similar account (including any securities entitlement), any escrow, fiduciary and/or trust account, payroll and other employee wage and benefit accounts, tax accounts (including without limitation, sales tax accounts), any cash collateral account, any cash and cash equivalents and any funds and other property held or maintained in any such accounts (other than, in each case, proceeds of other Collateral as to which perfection may be accomplished by filing a UCC financing statement or the registration of a PPSA financing statement or filing a registration with the RPMRR),

(k)    any governmental license or state or local franchise, charter and/or authorization, to the extent the grant of a security interest in such license, franchise, charter and/or authorization is prohibited or restricted thereby after giving effect to the applicable anti- assignment provisions of the UCC, PPSA, CCQ or other applicable law, other than any proceed or receivable thereof the assignment of which is expressly deemed effective under the UCC, PPSA, CCQ or other applicable law,

(l)   any asset of a subsidiary acquired by the Borrower or any Restricted Subsidiary that, at the time of the relevant acquisition, is encumbered to secure assumed indebtedness permitted by the First Lien Credit Documentation to the extent (and for so long as) the documentation governing the applicable assumed indebtedness prohibits such asset from being pledged to secure the First Lien Obligations and the relevant prohibition was not implemented in contemplation of the applicable acquisition,

(m)   in excess of 65% of the voting capital stock and 100% of the non-voting capital stock of any first-tier Foreign Subsidiary or FSHCO, in each case, directly or indirectly owned by the Borrower or its Restricted Subsidiaries,

(n)    any asset as to which the Borrower has determined in good faith that the cost, burden, difficulty or consequence of obtaining a security interest therein or perfection thereof (including (x) any stamp, intangibles or other tax or expenses relating to such security interest and (y) any effect on the ability of the relevant Loan Party to conduct its operations and business in the ordinary course) outweighs, or is excessive in light of, the practical benefit of the security to be afforded thereby (it being understood that the maximum guaranteed or secured amount may be limited to minimize stamp duty, notarization, registration or other applicable fees, taxes and duties where the benefit to the First Lien Lenders of increasing the guaranteed or secured amount is disproportionate to the level of such fee, taxes and duties),

(o)    any aircraft, airframe, aircraft engine, helicopter and/or any equipment and/or other asset that is affixed to, or otherwise constitute, such aircraft, airframe, aircraft engine and/or helicopter,

(p)    any monies or monetary value received by, receivables due, or investments held by a Licensed Money Transmitter Subsidiary, including, upon the consummation of the Transactions, Neon USA LLC, solely for the purpose of honoring payment instruments, customer fund transfers, stored value obligations, and other regulated outstanding liabilities (including any outstanding liabilities that would be regulated but for an exemption to a state’s money transmission law or the absence of an applicable money transmission law) in the ordinary course of business in engaging in any activity as a regulated or exempt money transmitter, in the form of monies, monetary value, receivables or investments commonly referred to under applicable state laws as ‘eligible securities’ or ‘permissible investments’,

(q)    all Settlement Assets,

(r)  Tax and Trust Funds (as defined below), and

(s)  other exceptions consistent with the First Lien Documentation Principles or otherwise reasonably satisfactory to the Agent and the Borrower.

provided that, in respect of any hypothec granted any Loan Party in Quebec, Excluded Assets shall not be excluded from the collateral description, but rather, the Agent, as hypothecary representative, shall have no right to enforce such hypothec in respect of Excluded Assets and the hypothec grant in respect of any agreement requiring consent of the counterparty will be under the suspensive condition of obtaining such consent of the counterparty where so required.

“Settlement Assets” means any monies or monetary value received by a Loan Party in its capacity as agent of a financial institution, or as agent for the benefit of a consumer, merchant or other customer, solely for the purpose of processing third party payments in the ordinary course of business.

“Tax and Trust Funds” means cash, cash equivalents or other assets comprised solely of (a) funds used for payroll and payroll taxes and other employee benefit payments to or for the benefit of such Loan Party’s employees, (b) all taxes required to be collected, remitted or withheld (including, without limitation, federal, state, provincial and territorial withholding taxes (including the employer’s share thereof)) and (c) any other funds which any Loan Party holds in trust or as an escrow or fiduciary for another person which is not a Loan Party in the ordinary course of business.

Notwithstanding anything to the contrary contained herein, it is understood and agreed that:

(a)    (i) no Loan Party will be required to (x) take any action to grant or perfect a security interest in any asset located outside of the United States or Canada or (y) execute any security agreement, pledge agreement, mortgage, deed, charge or other collateral document governed by the laws of any jurisdiction other than the United States or Canada and (ii) no Loan Party (including any Discretionary Guarantor) will be required to take any action to perfect a security interest in the Collateral in any jurisdiction other than (x) the jurisdiction in which such Loan Party is organized and (y) in the case of a Loan Party organized under the laws of Canada or any province or territory thereof, any province or territory of Canada where such action may be required under the PPSA, CCQ or other applicable law to grant or perfect a security interest in Collateral;

(b) no Loan Party will be required to seek any landlord lien waiver, estoppel, warehouseman waiver or other collateral access or similar letter or agreement;

(c)    no Loan Party will be required to perfect (other than by virtue of the filing of a UCC financing statement or the registration of a PPSA financing statement or filing a registration with the RPMRR) a security interest in any asset requiring perfection through a control agreement or other control arrangement (other than control of pledged first-tier capital stock of any Restricted Subsidiary and material intercompany notes owing from entities that are not Loan Parties, in each case to the extent otherwise constituting Collateral);

(d)    no Loan Party shall be required, and the Agent shall not be authorized, to perfect the above-described pledges security interests by means other than (i) filings pursuant to Uniform Commercial Code or the applicable Personal Property Security Act of any applicable Canadian province or territory (“PPSA”), or the filing of any registration with the Register of Personal and Movable Real Rights (Quebec) (“RPMRR”) pursuant to the CCQ, in the relevant filing office of the relevant state(s), province(s) or territories where Loan Parties are organized, (ii) filings with the United States and Canadian government offices with respect to intellectual property as expressly required by the applicable First Lien Credit Documentation or (iii) delivery to the Agent, for its possession (subject to the terms of any applicable Acceptable Intercreditor Agreement), of all Collateral consisting of material intercompany notes (subject to the limitations described above), stock certificates of the Borrower and its material wholly- owned Restricted Subsidiaries and material debt instruments issued to the Borrower or another Loan Party, in each case, as and to the extent expressly required in the First Lien Credit Documentation;

(e)    to the extent the capital stock of any Licensed Money Transmitter Subsidiary is pledged as Collateral, the enforcement of any such pledge under the First Lien Credit Documentation shall be subject to change in control or analogous processes required by relevant state regulators or, with respect to any such Licensed Money Transmitter Subsidiary incorporated in the Republic of Cyprus, any other supervising authority or regulator having jurisdiction pursuant to any applicable law; and

(f)  to the extent the assets of any Licensed Money Transmitter Subsidiary incorporated in the Republic of Cyprus are the subject to any Collateral, the enforcement of any such Collateral under the First Lien Credit Documentation shall be subject to the approval or any supervising authority or regulator having jurisdiction pursuant to any applicable law.

In addition, the First Lien Credit Documentation will authorize and require the Agent to enter into any Acceptable Intercreditor Agreement that will allow (at the option of the Borrower) additional debt that is permitted to be incurred and secured under the First Lien Credit Documentation to be secured by a lien on the Collateral.

CERTAIN CONDITIONS

First Lien Revolving Loans and Letters of Credit after the Closing Date:

The making of each First Lien Revolving Loan (other than any Letter of Credit Reimbursement Loan) and the issuance, amendment, modification, renewal or extension of each Letter of Credit (other than any amendment, modification, renewal or extension of a Letter of Credit which does not increase the face amount of such Letter of Credit) after the Closing Date, in each case, will be conditioned solely upon (a) the accuracy in all material respects of all representations and warranties in the First Lien Credit Documentation as of the date of the relevant extension of credit, except to the extent any such representation and warranty expressly relates to an earlier date, in which case such representation and warranty will be required to be accurate in all material respects as of such earlier date, (b) there being no default or event of default in existence at the time of, or after giving effect to the making of, such extension of credit and (c) delivery of a customary borrowing notice or request for issuance of a Letter of Credit, as applicable.

DOCUMENTATI ON

First Lien Credit Documentation:

The definitive financing documentation for the First Lien Credit Facilities (the “First Lien Credit Documentation”), which the Commitment Parties agree will be initially drafted by the Borrower’s counsel, will contain the terms and conditions set forth in the Commitment Letter (subject, to the extent applicable, to the Flex Provisions of the Fee Letter) and such other terms as the Borrower and the Lead Arrangers may agree; it being understood and agreed that the First Lien Credit Documentation will:

(a) not contain any conditions to the availability and initial funding of the First Lien Credit Facilities on the Closing Date other than as set forth on Exhibit C;

(b)    subject to the right of the Lead Arrangers to exercise the Flex Provisions, contain only the mandatory prepayments, representations and warranties, affirmative, financial and negative covenants and events of default expressly set forth in this Exhibit B, in each case, applicable to the Borrower and its Restricted Subsidiaries (and Holdings in certain limited circumstances), which will be subject to standards, qualifications, thresholds, exceptions for materiality and/or otherwise “baskets,” grace and cure periods, in each case, consistent (where applicable) with the First Lien Documentation Principles; it being understood and agreed that:

(i)   exceptions and thresholds that are subject to a monetary cap and “baskets” that specify a denominated amount will also include a “builder” component (a “Builder Component”) (regardless of whether any such exception, threshold or “basket” specified herein refers to a “Builder Component”) based on a percentage of the pro forma Consolidated EBITDA that is substantially equivalent to the monetary cap as of the Closing Date for the most recently ended Test Period at the time of determination;

(ii)    to the extent any representations and warranty relating to the Target and/or any of its subsidiaries is made on, or as of, the Closing Date (or a date prior thereto) and is qualified by or subject to “Material Adverse Effect”, the definition thereof will be “Material Adverse Effect” as defined in the Acquisition Agreement as it applies to such representation and warranty; and

(iii)   to the extent that the First Lien Credit Documentation requires (x) compliance with any financial ratio or test (including the Financial Covenant), (y) the absence of any default or event of default (or any type of default or event of default) or (z) compliance with availability under any basket (including any basket measured as a percentage of Consolidated EBITDA or consolidated total assets), in each case, as a condition to the incurrence of any indebtedness or the consummation of any other transaction, the determination of whether the relevant condition is satisfied may be made, at the election of the Borrower:

(A)    in the case of any acquisition or other investment (including with respect to any indebtedness assumed or incurred in connection therewith), (I) at the time of the execution of the definitive agreement with respect to the relevant acquisition or other investment, (II) in connection with an acquisition to which the United Kingdom City Code on Takeover and Mergers (or any comparable law, rule or regulation in any other jurisdiction) applies, the date on which a “Rule 2.7 announcement” of a firm intention to make an offer in respect of the a target of an acquisition (or equivalent notice under such comparable law, rule or regulation in such other jurisdiction) or (III) at the time of the consummation of the relevant acquisition or other investment, in either case after giving effect to the acquisition or other investment, any related indebtedness (including the intended use of proceeds thereof) and all other permitted pro forma adjustments on a pro forma basis,

(B)    in the case of any Restricted Payment (including with respect to any indebtedness incurred in connection therewith), either (I) at the time of the declaration of such Restricted Payment or (II) at the time of the making of such Restricted Payment, in either case after giving effect to the relevant Restricted Payment, any related indebtedness (including the intended use of proceeds thereof) and all other permitted pro forma adjustments on a pro forma basis, and/or

(C)    in the case of any Restricted Debt Payment (including with respect to any indebtedness incurred in connection therewith), either (I) at the time of delivery of irrevocable (which may be conditional) notice with respect to such Restricted Debt Payment or (II) at the time of the making of such Restricted Debt Payment, in either case after giving effect to the relevant Restricted Debt Payment, any related indebtedness (including the intended use of proceeds thereof) and all other permitted pro forma adjustments on a pro forma basis, in each case, based on the most recently ended Test Period at the time of determination and, at the election of the Borrower, give pro forma effect to other prospective transactions for which definitive agreements have been executed or the declaration of any Restricted Payment has been made or delivery of notice with respect to a Restricted Debt Payment has been given;

(c)    give due regard to the operational and strategic requirements of the Borrower, the Target, and their respective subsidiaries in light of their consolidated capital structure, size, geographic location, businesses and business practices, operations, financial accounting, matters disclosed in the Acquisition Agreement and the proposed business plan (including the investment thesis of the Sponsor) and the industry and practices of the Borrower and the Target, in each case, after giving effect to the Transactions;

(d)    (i) be based upon and at least as favorable to the Borrower as the terms of the Credit Agreement, dated as of March 1, 2022 by and among Condor Merger Sub, Inc., as the Borrower, and the other affiliates of the Borrower party thereto, the lenders and other parties party thereto and JPMorgan

Chase Bank, N.A., as the administrative agent and the related loan documentation (including with respect to basket sizes as a percentage of Consolidated EBITDA) and (ii) in any event be at least as favorable to the Borrower as the terms of the Existing Credit Agreement;

(e)    provide that the delivery by the Borrower of a third party valuation report from a nationally recognized accounting, appraisal, investment banking or consulting firm or another firm reasonably acceptable to the Agent shall be conclusive with respect to the value of the assets covered thereby;

(f) include customary provisions regarding EU and United Kingdom Bail-In provisions;

(g)    except as provided herein and except to the extent the same would contravene any provision hereof, reflect the reasonable and customary agency and administrative requirements of the Agent as reasonably agreed with the Borrower, include provisions relating to erroneous payments; and

(h)    be negotiated in good faith by the Borrower and the Commitment Parties giving effect to the Certain Funds Provision so that the First Lien Credit Documentation is finalized as promptly as practicable after the acceptance of the Commitment Letter.

The provisions above, collectively, shall be referred to as the “First Lien Documentation Principles”.

Representations and Warranties:

Limited to the following, applicable to Holdings (in limited circumstances consistent with the First Lien Documentation Principles), the Borrower and its Restricted Subsidiaries and subject to exceptions and qualifications consistent with the First Lien Documentation Principles: organizational existence; organizational power and authority; due authorization, execution and delivery of the First Lien Credit Documentation; enforceability of the First Lien Credit Documentation; no conflicts of the First Lien Credit Documentation with applicable law, organizational documents or contractual obligations; financial statements (for periods ended after the Closing Date); no Material Adverse Effect (as defined below) after the Closing Date; subsidiaries as of the Closing Date; compliance with law, compliance with FCPA, OFAC, the PATRIOT Act, the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada), anti-money laundering and anti-terrorism laws (it being understood that, in each case, any such representation and warranty made by any Foreign Subsidiary will be subject to applicable requirements of law and, to the extent any Foreign Subsidiary cannot make any such representation, such Foreign Subsidiary will represent that it is in compliance with the comparable local laws applicable to it in its jurisdiction of organization); governmental approvals and consents (as such approvals and consents pertain to the First Lien Credit Documentation); ERISA (and Canadian equivalent) and labor matters; environmental matters; litigation; ownership of property; taxes; Federal Reserve margin regulations; Investment Company Act; accuracy of disclosure as of the Closing Date (to be consistent with the “information” representation set forth in the Commitment Letter to which this Exhibit B is attached); solvency (to be defined in a manner consistent with Annex I to Exhibit C) of the Borrower on a consolidated basis on the Closing Date; and

the creation, validity, perfection and priority of security interests; but in all respects limited on the Closing Date to the Specified Representations and the Specified Acquisition Agreement Representations.

“Material Adverse Effect” means (a) on or prior to the Closing Date, a Material Adverse Effect (as defined in the Acquisition Agreement) and (b) after the Closing Date, a material adverse effect on (i) the business, assets, properties, financial condition or results of operations, in each case, of the Borrower and its Restricted Subsidiaries, taken as a whole, (ii) the rights and remedies (taken as a whole) of the Agent under the First Lien Credit Documentation or (iii) the ability of the Loan Parties (taken as a whole) to perform their payment obligations under the First Lien Credit Documentation.

Affirmative Covenants:

Limited to the following, applicable to Holdings (in limited circumstances consistent with the First Lien Documentation Principles), the Borrower and its Restricted Subsidiaries and subject to exceptions and qualifications consistent with the First Lien Documentation Principles: delivery of (a) annual audited financial statements for each fiscal year ending after the Closing Date within 120 days (or, with respect to the first fiscal year ending after the Closing Date, 150 days) of the end of such fiscal year (accompanied by an opinion of a nationally-recognized accounting firm that is not subject to (i) a “going concern” qualification (but not a “going concern” explanatory paragraph or like statement) (except as resulting from (1) the impending maturity of any indebtedness, (2) the breach or anticipated breach of any financial covenant and/or (3) the activities, operations, financial results, assets or liabilities of any Unrestricted Subsidiary (as defined below)) or (ii) a qualification as to the scope of the relevant audit), (b) quarterly unaudited financial statements for each of the first 3 fiscal quarters of each fiscal year within 60 days (or, with respect to any fiscal quarter that is one of the first three fiscal quarters after the Closing Date for which such financial statements are required to be delivered, 90 days) of the end of each fiscal quarter, (c) an annual budget concurrently with the delivery of the audit for the preceding fiscal year (provided that on or after an IPO (x) the requirements under clauses (a) and (b) shall be satisfied by the applicable filings with the Securities and Exchange Commission and (y) no budget shall be required to be delivered), (d) certain customary information reasonably requested by the Agent, (e) concurrently with the delivery of annual and quarterly financial statements, a compliance certificate, and (f) notices of defaults or events of default and certain other events that would reasonably be expected to have a Material Adverse Effect; maintenance of books and records; maintenance of existence; compliance with laws (including, without limitation, (i) ERISA (and Canadian equivalent) and environmental laws and (ii) OFAC, FCPA, PATRIOT Act and the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada) (in the case of this clause (ii), with respect to Foreign Subsidiaries, to the extent not in conflict with relevant local law)); maintenance of property and insurance; payment of taxes; right of the Agent to inspect property and books and records (subject, absent a continuing payment or bankruptcy event of default, to frequency and cost reimbursement limitations); commercially reasonable efforts to maintain public corporate and public corporate family ratings and public facility ratings by each of S&P and Moody’s (but not to maintain a specific rating); use of proceeds; designation of Unrestricted Subsidiaries; further assurances on guaranty and Collateral matters (including, without limitation, with respect to additional guarantees (which shall be required to be provided by the date on which the compliance certificate is delivered for the fiscal quarter in which the relevant new subsidiary is formed or acquired) and security interests in after-acquired property), subject to the parameters set forth under “COLLATERAL” above; changes in business; changes in fiscal year and transactions with affiliates with respect to transactions with a fair market value in excess of an amount to be agreed, with exceptions to include, without limitation, transactions approved by a majority of disinterested directors or with respect to which a fairness opinion from an independent financial advisor has been received.

Financial Covenant:	A maximum First Lien Net Leverage Ratio covenant (the “Financial Covenant”) will apply solely to the First Lien Revolving Facility only under the circumstances set forth below.

The Financial Covenant will be tested only in the event that on the last day of any fiscal quarter of the Borrower (with measurement to commence, if applicable, as of the last day of the second full fiscal quarter after the Closing Date), an amount equal to the aggregate principal amount of outstanding First Lien Revolving Loans (including Swingline Loans but excluding, for the avoidance of doubt, any usage of any Letter of Credit) exceeds 35% of the greater of (x) the First Lien Revolving Commitments on the Closing Date and (y) the First Lien Revolving Commitments then outstanding (the “Testing Threshold”); provided that (i) an amount equal to the First Lien Revolving Loans borrowed on the Closing Date to fund any Flex OID or any other OID and/or upfront fees and (ii) for the first four full fiscal quarters ending after the Closing Date, any First Lien Revolving Loans borrowed on the Closing Date pursuant to clause (a)(i) under the heading “Use of Proceeds” in the section “First Lien Revolving Facility”, will, in each case, be excluded from the calculation of the Testing Threshold.

The Financial Covenant will be set at a First Lien Net Leverage Ratio level (the “Financial Covenant Level”) of 9.75:1.00 (the “Financial Covenant Level”), with no stepdowns.

If any Flex Provision is actually exercised, whether before or after the Closing Date, (a) the Financial Covenant Level and (b) the First Lien Net Leverage Ratio, Secured Net Leverage Ratio and Total Net Leverage Ratio levels specified in the First Lien Credit Documentation will be adjusted (including, after the Closing Date, pursuant to an amendment thereto) in order to maintain, in the case of clause (a), the 35% cushion to a 6.00:1.00 max leverage financing structure using the Sponsor’s projected Closing Date EBITDA and in the case of clause (b), the relationship of the relevant leverage level to the anticipated levels on the Closing Date (without giving effect to the exercise of any Flex Provision).

The cash proceeds of a sale of, or contribution in respect of, Permitted Equity of the Borrower on or prior to the date that is 15 business days after the date on which financial statements are required to be delivered for such fiscal quarter will, at the request of the Borrower, be included in the calculation of Consolidated EBITDA for purposes of determining compliance with the Financial Covenant at the end of such fiscal quarter and any applicable subsequent period (any such equity contribution so included in the calculation of Consolidated EBITDA, a “Specified Equity Contribution”); provided, that (a) no more than 2 Specified Equity Contributions may be made in any four-fiscal quarter period and no more than 5

Specified Equity Contributions may be made in the aggregate, (b) the amount of any Specified Equity Contribution will be no greater than the amount required to cause the Borrower to be in compliance with the Financial Covenant, (c) any pro forma adjustment to Consolidated EBITDA resulting from any Specified Equity Contribution will be counted as Consolidated EBITDA solely for purposes of determining compliance with the Financial Covenant and, except as described in clause (d) below, will not be included for any other purpose during any fiscal quarter in which the pro forma adjustment applies and (d) there will be no pro forma or other reduction of the amount of Consolidated Total Debt by virtue of the proceeds of any Specified Equity Contribution for purposes of determining compliance with the Financial Covenant or any other ratio or basket for the fiscal quarter in respect of which such Specified Equity Contribution was made other than with respect to any portion of such Specified Equity Contribution that is actually applied to repay any debt that constitutes Consolidated Total Debt).

The First Lien Revolving Lenders will not be required to fund First Lien Revolving Loans, and the Issuing Lender will not be required to issue any Letter of Credit, at any time during a standstill period until a Specified Equity Contribution (if any) is actually made.

Negative Covenants:

Limited to the following and applicable to the Borrower and its Restricted Subsidiaries (except that clause (j) below shall be applicable to Holdings):

(a)    indebtedness, with exceptions for, among other things,

(i)   indebtedness (this clause (i), the “Ratio Debt Basket”) in an amount not to exceed the sum of (x) a dollar-capped amount equivalent to 40% of the Closing Date EBITDA (including a Builder Component), which amount may be utilized to incur First Lien Debt, Junior Lien Debt, unsecured debt or debt not secured by Collateral and (y) an unlimited additional amount, so long as in the case of this clause (y), after giving pro forma effect thereto:

(A)    if such debt constitutes First Lien Debt, the First Lien Net Leverage Ratio does not exceed the greater of (1) the Closing Date First Lien Net Leverage Ratio and (2) the First Lien Net Leverage Ratio as of the end of the most recently ended Test Period;

(B)    if such debt constitutes Junior Lien Debt, at the election of the Borrower, either (1) the Secured Net Leverage Ratio does not exceed the greater of (X) 6.00:1.00 and (Y) the Secured Net Leverage Ratio as of the end of the most recently ended Test Period or (2) the Interest Coverage Ratio is not less than the lesser of (X) 1.75:1.00 and (Y) the Interest Coverage Ratio as of the last day of the most recently ended Test Period; or

(C) if such debt is unsecured or not secured by the Collateral, at the election of the Borrower, either, (1) the Total Net Leverage Ratio does not exceed the greater of (X)

6.50:1.00 and (Y) the Total Net Leverage Ratio as of the end of the most recently ended Test Period or (2) the Interest Coverage Ratio is not less than the lesser of (X) 1.75:1.00 and (Y) the Interest Coverage Ratio as of the last day of the most recently ended Test Period (clauses (A)(2), (B)(1)(Y), (B)(2)(Y), (C)(1)(Y) and (C)(2)(y), the “Ratio Debt Accretive Components”);

provided, that (1) the relevant ratio test will be calculated on a pro forma basis as of the end of the most recently completed Test Period, including the application of the proceeds thereof (but without “netting” the cash proceeds thereof), giving effect to any related transaction in connection therewith and all customary pro forma events and adjustments, (2) the Initial First Lien Term Loans will not benefit from the First Lien MFN Provision as a result of the issuance or incurrence of any Ratio Debt, (3) there shall be no cap on the incurrence of Ratio Debt by non-Loan Parties (the “Ratio Debt Non-Loan Party Debt Cap”), (4) there shall be no limitation on the maturity/weighted average life to maturity of Ratio Debt and (5) the other terms and conditions applicable to Ratio Debt shall be determined by the Borrower and the applicable lenders thereof;

(ii)    debt incurred by any non-Loan Party in an aggregate outstanding principal amount not to exceed a dollar-capped amount equivalent to 50% of Closing Date EBITDA (including a Builder Component) (the “Non-Loan Party Debt Basket”),

(iii)   unlimited indebtedness assumed in connection with any acquisition or similar investment so long as such indebtedness was not incurred in contemplation of the relevant acquisition or similar investment;

(iv)   purchase money indebtedness and capital leases in an aggregate outstanding principal amount not to exceed a dollar-capped amount equivalent to the sum of (1) 40% of Closing Date EBITDA (including a Builder Component), (2) any purchase money indebtedness and capital leases incurred in the ordinary course of business, (3) all purchase money indebtedness and capital leases outstanding on the Closing Date and (4) unlimited amount subject to pro forma compliance with the Closing Date First Lien Net Leverage Ratio (solely for such purpose assuming such indebtedness should be included in clause (i) of the First Lien Net Leverage Ratio) (the “Capital Lease/Purchase Money Debt Basket”);

(v)  (i) indebtedness under the First Lien Credit Documentation (including any First Lien Incremental Facility) and any First Lien Incremental Equivalent Debt and (ii) permitted refinancing of each of the foregoing;

(vi) indebtedness existing as of the Closing Date; provided, that if the outstanding principal amount of any such indebtedness exceeds

$25 million, such indebtedness is described on a schedule attached to the First Lien Credit Documentation;

(vii)   intercompany debt, subject only to any applicable restrictions in the investment covenant,

(viii)  indebtedness (the “General Debt Basket”) in an aggregate outstanding principal amount not to exceed (A) a dollar-capped amount equivalent to 100% of Closing Date EBITDA (including a Builder Component), which may be secured to the extent permitted by exceptions to the liens covenant, minus (B) any portion of the General Debt Basket that is applied to the Reallocated General Debt Basket Incremental Component,

(ix)   indebtedness in an amount not to exceed the Available RP Amount Basket and the General Restricted Debt Payment Basket;

(x)  indebtedness in an amount equal to 200% of the amount of Permitted Equity and/or any capital contribution in respect of Permitted Equity of the Borrower and/or its Restricted Subsidiaries made after the Closing Date (other than any Excluded Contribution and/or any Specified Equity Contribution) (the “Contribution Indebtedness Basket”);

(xi)   unlimited indebtedness incurred pursuant to one or more receivables, factoring and/or securitization facilities and/or arrangements pursuant to which the Borrower or any of its Restricted Subsidiaries sells or grants a security interest in accounts receivable, payables or customary securitization assets (including royalty and other revenue streams or other rights to payment and the proceeds thereof and/or similar and/or related assets to either (A) a person that is not a Restricted Subsidiary or (B) a Receivables Subsidiary that in turn pledges, sells or otherwise transfers its accounts receivable, payable or securitization assets or assets related thereto to a person that is not a Restricted Subsidiary (including any subsidiary of the Borrower) (any such program, a “Permitted Receivables Facility” and this clause, the “Permitted Receivables Facility Basket”);

(xii)   all indebtedness (including any issued and outstanding letters of credit) under the letter of credit facility set forth in that certain credit agreement, dated as of March 31, 2021, by and among Nuvei Technologies Corp. and Bank of Montreal (as amended by the amending agreement no. 1 dated as of January 25, 2022 and amending agreement no. 2 dated as of March 1, 2024 and as otherwise amended, restated, amended and restated or supplemented from time to time, the “BMO LC Facility”); and

(xiii) with respect to Foreign Subsidiaries, unlimited working capital lines and asset-based lines (the “Foreign Sub Working Capital Basket”);

(b)    liens over the Collateral securing indebtedness for borrowed money, with exceptions for, among other things,

(i)   any lien securing debt incurred under the Ratio Debt Basket having the priorities described therein and, subject, in the case of any lien over the Collateral securing debt incurred under the applicable provisions of the Ratio Debt Basket, to an Acceptable Intercreditor Agreement,

(ii)    liens on assets owned by, and/or equity of, non-Loan Parties securing permitted indebtedness or other obligations of non-Loan Parties,

(iii)   any lien securing indebtedness or any other obligation in an aggregate outstanding principal amount not to exceed a dollar-capped amount equivalent to 100% of Closing Date EBITDA (including a Builder Component); provided that at the request of the relevant holder of such indebtedness or obligation, such lien shall be subject to an Acceptable Intercreditor Agreement (the “General Liens Basket”),

(iv)   any lien securing permitted purchase money indebtedness and capital leases,

(v)  any lien existing as of the Closing Date; provided, that if the outstanding amount of indebtedness secured by any such lien exceeds $25 million, such lien is described on a schedule attached to the credit agreement,

(vi)   any lien on any acquired asset, and/or the stock of any acquired entity, securing debt permitted to be assumed in connection with any acquisition or other investment permitted under the First Lien Credit Documentation,

(vii)   any lien securing indebtedness incurred under the First Lien Credit Documentation and any First Lien Incremental Equivalent Debt, subject to an Acceptable Intercreditor Agreement (if applicable),

(viii)  any lien that does not secure indebtedness for borrowed money and is customary in the operation of the business of the Borrower and/or the Restricted Subsidiaries consistent with the First Lien Documentation Principles;

(ix) any lien that arises or may be deemed to arise from or in connection with any Permitted Receivables Facility;

(x)  any lien securing indebtedness incurred under the Available RP Amount Basket, the General Restricted Debt Payment Basket and Contribution Indebtedness Basket;

(xi)   any lien securing indebtedness or obligations in an aggregate amount not to exceed the then-available Available RP Amount Basket and the General Restricted Debt Payment Basket; and

(xii)   any lien that arises or may be deemed to arise from or in connection with the BMO LC Facility.

(c)  mergers, consolidations, liquidations and dissolutions;

(d)  any sale, transfer or other disposition (a “Disposition”) of assets made outside the ordinary course of business with a fair market value in excess of a dollar-capped amount equivalent to 10% of Closing Date EBITDA (including a Builder Component) per transaction or series of related transactions, with exceptions for, among other things:

(i)   any Disposition of any asset (or assets) on an unlimited basis so long as with respect to any Disposition involving assets in excess of an amount to be agreed (including a Builder Component), (A) at least 75% of the total consideration received from such Dispositions consummated after the Closing Date consists of cash or cash equivalents and Designated Non-Cash Consideration (to be defined in a manner consistent with the First Lien Documentation Principles) not to exceed an outstanding amount to be agreed (including a Builder Component), with exceptions for asset swaps and exchanges; provided that the net cash proceeds of such Disposition will be subject to the reinvestment rights set forth under “MANDATORY PREPAYMENTS” in clause (b) thereof (this clause (i)(A), the “75% Cash Consideration Basket”) or (B) at least 50% of the consideration received from each such Disposition consummated after the Closing Date consists of cash or cash equivalents and Designated Non-Cash Consideration (this clause (i)(B), the “50% Cash Consideration Basket”, together with the 75% Cash Consideration Basket, the “Cash Consideration Basket”);

(ii)    unlimited Sale and Lease-Back Transactions (as defined below) (the “General Sale-Leaseback Basket”);

(iii)   Dispositions in an aggregate amount not to exceed a dollar- capped amount equivalent to 35% of Closing Date EBITDA (including a Builder Component) in any fiscal year, with unused amounts permitted to be carried forward to succeeding fiscal years (the “Annual Disposition Basket”);

(iv) any Disposition made to comply with any order of any governmental authority or any applicable law (including in as a condition to, or in connection with, the consummation of the Transactions);

(v) Dispositions of receivables and similar and/or related assets pursuant to any Permitted Receivables Facility;

(vi)   Dispositions of assets acquired with or constituting proceeds of from issuance of Permitted Equity by the Borrower and its Restricted Subsidiaries or any contributions to Permitted Equity (other than Excluded Equity Contribution, Specified Equity Contribution, contributions increasing the Available Amount or the Contribution Indebtedness Basket), in each case made after the Closing Date; and

(vii)   unlimited Dispositions subject to pro forma compliance with a Total Net Leverage Ratio test of no greater than a level set 0.50x less than the Closing Date Total Net Leverage Ratio (the “Ratio-Based Disposition Basket”);

it being understood that (A) the lien on any Collateral that is the subject of a Disposition permitted under the First Lien Credit Documentation will be automatically released upon the consummation of such Disposition (provided that in the case of a Disposition to a Loan Party, the relevant transferred assets shall become part of the transferee Loan Party’s Collateral unless the relevant assets constitute Excluded Assets of such transferee Loan Party) and (B) without limiting the affiliated transactions covenant, any Disposition shall not be subject to a fair market value requirement;

“Sale and Lease-Back Transaction” means any arrangement providing for the leasing by the Borrower or any of its Restricted Subsidiaries of any real property or tangible personal property, which property has been or is to be sold or transferred by the Borrower or such Restricted Subsidiary to a third person in contemplation of such leasing.

(e) dividends or distributions on, or redemptions or repurchases of, the capital stock of the Borrower (collectively, “Restricted Payments”), with exceptions for, among other things,

(i)   Restricted Payments following an IPO in an amount not to exceed, on a per annum basis, the sum of (A) 7.00% of net proceeds received in such IPO and any follow-on offerings plus (B) 7.00% of market capitalization (the “Post-IPO Restricted Payment Basket”);

(ii)    the repurchase or redemption of, and/or any distribution by the Borrower to fund (or any distribution to any direct or indirect parent of the Borrower to enable such parent to fund) the repurchase or redemption of, the capital stock of the Borrower, or any direct or indirect parent company, in each case, held by future, current or former directors, officers, employees, members of management and consultants and/or their respective estates, heirs, family members, spouses, domestic partners, former spouses or former domestic partners in an aggregate amount pursuant to this clause (ii) not to exceed an amount to be agreed (subject to increase after an IPO), with unused amounts permitted to be carried forward to subsequent fiscal years;

(iii)   subject to no payment or bankruptcy event of default, Restricted Payments in an aggregate amount not to exceed a dollar-capped amount equivalent to 50% of Closing Date EBITDA (including a Builder Component) (the “General Restricted Payment Basket”), which may, at the election of the Borrower (and without duplication), be reallocated to make Investments and/or Restricted Debt Payments;

(iv)   the distribution, by dividend or otherwise, of the equity interests of, or debt owed to the Borrower or a Restricted Subsidiary by, Unrestricted Subsidiaries (other than the equity interests of any Unrestricted Subsidiary, the primary assets of which are cash and/or cash equivalents which were contributed to such Unrestricted Subsidiary by the Borrower and/or any Restricted Subsidiary);

(v)  to the extent constituting a Restricted Payment, the consummation of the Transactions (including the payment of working capital and/or purchase price adjustments and Transaction Costs and the making of any other payment contemplated by the Acquisition Agreement) and the making of payments to dissenting shareholders in connection with the Transactions or any other acquisitions;

(vi)   subject to no payment or bankruptcy event of default, unlimited Restricted Payment so long as the First Lien Net Leverage Ratio, calculated on a pro forma basis as of the most recently completed Test Period, does not exceed a level set 0.50x less than the Closing Date First Lien Net Leverage Ratio (the “Ratio-Based Restricted Payment Basket”);

(vii)   any distribution to Holdings (or a direct or indirect parent of Holdings) to pay (or to make any distribution to any direct or indirect parent of Holdings to pay) the aggregate amount of consolidated, combined, unitary or similar group tax liabilities attributable to the income of Holdings and any of its subsidiaries, operating expenses in the ordinary course and other corporate overhead, franchise and similar taxes required to maintain corporate or other organizational existence or privilege of doing business and fees and expenses of debt or equity offerings (whether or not successful);

(viii)  for as long as the Borrower is classified as a corporation for U.S. federal income tax purposes and it is a member of a consolidated, combined or similar tax group for U.S. federal, state and local income tax purposes of which a direct or indirect parent of the Borrower is the common parent (or the Borrower is a disregarded entity or partnership directly or indirectly owned by a member or members of such a group), distributions for U.S. federal, state, and local income taxes solely to the extent that such amounts of income taxes are attributable to the income of the Borrower and its Restricted Subsidiaries and, to the extent of the amount actually received from its Unrestricted Subsidiaries, the amount of such income taxes to the extent attributable to the income of such Unrestricted Subsidiaries, provided that in each case the amount of such payments with respect to any fiscal year does not exceed the amount that the Borrower and its Restricted Subsidiaries and the Unrestricted Subsidiaries (to the extent described above) would have been required to pay in respect of such U.S. federal, state and local income taxes for such fiscal year had the Borrower and its Restricted Subsidiaries and the Unrestricted Subsidiaries (to the extent described above) been a stand-alone taxpayer or stand-alone group (separate from any such direct or indirect parent company of the Borrower) for all fiscal years ending after the Closing Date (without duplication of such amounts directly paid by the Borrower and its Restricted Subsidiaries and the Unrestricted Subsidiaries);

(ix)    Restricted Payments made in reliance of the General Restricted Debt Payment Basket; and/or

(x)   Restricted Payments constituting Post-Closing Equity Compensation;

provided that it is understood and agreed that, for purposes of the Restricted Payment covenant, any determination of the value of any asset other than cash shall be made by the Borrower in good faith; provided, further, that the amount of Restricted Payments available to be made at any time shall be reduced by any portion of Restricted Payments that are applied to the Available RP Amount Basket;

(f)   loans, advances and acquisitions of equity interests, in each case, in exchange for consideration (“Investments”), with exceptions for, among other things:

(i)    any Investment in, between and among the Borrower and/or any Restricted Subsidiary;

(ii)  (A) any Investment in any person (including, to the extent constituting an Investment, to acquire assets of a person that represent all or substantially all of its assets or a division, business unit or product line, including research and development and related assets in respect of any product) if as a result of such

Investment, (I) such person becomes a Restricted Subsidiary or (II) such person, in one transaction or a series of related transactions, is amalgamated, merged or consolidated with or into, or transfers or conveys substantially all of its assets (or such division, business unit or product line) to, or is liquidated into, the Borrower or any Restricted Subsidiary (Investments pursuant to this clause (ii)(A), “Permitted Acquisitions”) and (B) any Investment by a Loan Party in a Restricted Subsidiary that is not a Loan Party in an amount sufficient to permit such Restricted Subsidiary to consummate an acquisition which amount is applied, directly or indirectly, by such Restricted Subsidiary to consummate such Permitted Acquisition;

(iii)   any Investment in any Similar Business (to be defined in a manner consistent with the First Lien Documentation Principles) in an aggregate outstanding amount not to exceed a dollar-capped amount equivalent to 50% of Closing Date EBITDA (including a Builder Component);

(iv)    any Investment in any joint venture in an aggregate outstanding amount not to exceed a dollar-capped amount equivalent to 50% of Closing Date EBITDA (including a Builder Component);

(v)   any Investment in any Unrestricted Subsidiary in an aggregate outstanding amount not to exceed a dollar-capped amount equivalent to 50% of Closing Date EBITDA (including a Builder Component);

(vi)    Investments in an aggregate outstanding amount not to exceed a dollar-capped amount equivalent to 75% of Closing Date EBITDA (including a Builder Component) (the “General Investment Basket”);

(vii)  unlimited Investment so long as the First Lien Net Leverage Ratio, calculated after giving effect thereto on a pro forma basis as of the most recently completed Test Period, does not exceed the greater of (A) a level set at the Closing Date First Lien Net Leverage Ratio and (B) the First Lien Net Leverage Ratio as of the end of the most recently ended Test Period (“Ratio-Based Investment Basket”);

(viii)  any Investment in any Immaterial Subsidiary, so long as, on a pro forma basis for such Investment, the relevant subsidiary remains an Immaterial Subsidiary;

(ix)    any Investment existing (or committed to) as of the Closing Date; provided that if the aggregate outstanding amount of any such Investment exceeds $25 million, such Investment is described on a schedule attached to the credit agreement;

(x)   Investments in an amount not to exceed the Available RP Amount Basket and the General Restricted Debt Payment Basket; and/or

(xi)    Investments in connection with any Permitted Receivables Facility;

(g)   (i) voluntary prepayments, redemptions and repurchases in cash by the Borrower or its Restricted Subsidiaries (any such prepayment, redemption or repurchase, a “Restricted Debt Payment”) in respect of principal outstanding under any third party indebtedness for borrowed money (in each case, individually in excess of a dollar-capped threshold amount to be agreed (the “Threshold Amount”)) that is subordinated in right of payment to the Initial First Lien Term Loans (such indebtedness, to the extent in excess of the Threshold Amount, “Restricted Debt”) more than one year prior to the stated maturity thereof (and excluding, for the avoidance of doubt, regularly scheduled principal payments, interest payments and payments of fees, expenses and indemnification obligations), with exceptions for, among other things:

(A)    subject to no payment or bankruptcy event of default, Restricted Debt Payments in an aggregate amount not to exceed a dollar-capped amount equivalent to 50% of Closing Date EBITDA (including a Builder Component) (the “General Restricted Debt Payment Basket”), which may, at the election of the Borrower (and without duplication), be reallocated to incur indebtedness or liens or make Investments or Restricted Payments (with the incurrence of $2 dollar of indebtedness incurred in reliance of such basket or liens securing indebtedness or obligations incurred in reliance of such basket to count as $1 dollar of basket usage),

(B)    subject to no payment or bankruptcy event of default, any cash prepayment, redemption and/or repurchase subject, in the case of this clause (B), to compliance on a pro forma basis with (x) a First Lien Net Leverage Ratio test at a level set at 0.25x less than the Closing Date First Lien Net Leverage Ratio or (y) a Total Net Leverage Ratio test at a level set at 0.25x less than the Closing Date Total Net Leverage Ratio (the “Ratio-Based Restricted Debt Payment Basket”),

(C)    any refinancing or exchange of Restricted Debt for like or junior debt subject to customary conditions, and

(D)    Restricted Debt Payments in an amount not to exceed the Available RP Amount Basket; and

(ii)  modifications of the subordination terms of Restricted Debt that are materially adverse to the First Lien Lenders (as reasonably determined by the Borrower);

it being understood that the foregoing limitations will not otherwise prohibit debt that refinances or replaces or is issued or incurred in exchange for Restricted Debt and which is otherwise permitted to be incurred under the First Lien Credit Documentation);

(i)    burdensome agreements (negative pledge clauses with respect to the Collateral (after giving effect to the anti-assignment provisions of the UCC, PPSA, CCQ or other applicable law) and limitations on dividends and other distributions by Restricted Subsidiaries that are not Loan Parties); and

(j)    prior to the consummation of an IPO and applicable solely to Holdings, a passive holding company covenant that will prohibit Holdings from (i) creating or suffering to exist any lien on any property and/or asset thereof or (ii) consolidating with, or merging with or into, or conveying, selling or otherwise transferring all or substantially all of their respective assets to, any other person, in each case, subject to customary exceptions to be consistent with the First Lien Documentation Principles.

With respect to any amount incurred or transaction entered into (or consummated) in reliance on a provision of the First Lien Credit Documentation that does not require compliance with a financial ratio or test (including the Interest Coverage Ratio, the Total Net Leverage Ratio, the First Lien Net Leverage Ratio and/or the Secured Net Leverage Ratio) (any such amount, including any amount drawn under the First Lien Revolving Facility and the Unrestricted Incremental Amount, a “Fixed Amount”) substantially concurrently with any amount incurred or transaction entered into (or consummated) in reliance on a provision of the First Lien Credit Documentation that requires compliance with a financial ratio or test (including the Interest Coverage Ratio, the Total Net Leverage Ratio, the First Lien Net Leverage Ratio and/or the Secured Net Leverage Ratio) (any such amount, including the First Lien Incremental Incurrence-Based Amount, an “Incurrence-Based Amount”), it is understood and agreed that (a) any Fixed Amount will be disregarded in the calculation of the financial ratio or test applicable to the relevant Incurrence-Based Amount and (b) except as provided in clause (a), pro forma effect will be given to the entire transaction. The Borrower may select that amounts incurred or transactions entered into (or consummated) be incurred or entered into (or consummated) in reliance on one or more of any Incurrence-Based Amount or any Fixed Amount in its sole discretion; provided, that unless the Borrower elects otherwise and except as set forth in the definition of “Incremental Calculation Methodology”, each such amount or transaction will be deemed incurred, entered into or consummated first under any Incurrence-Based Amount to the maximum extent permitted thereunder. In addition, any indebtedness (and associated lien, subject to the applicable priority required pursuant to the relevant Incurrence-Based Amount), Restricted Payment, Restricted Debt Payment and/or Investment incurred in reliance on any Fixed Amount will automatically be reclassified as having been incurred in reliance on any applicable Incurrence-Based Amount if the Borrower satisfies the relevant ratio or test applicable to such Incurrence-Based Amount at any time on a pro forma basis for the most recently completed Test Period after the incurrence of the relevant Fixed Amount.

In connection with the implementation or assumption of any revolving commitment and/or any delayed draw commitment in reliance on any Incurrence-Based Amount, the Borrower may, in its sole discretion either (a) elect to treat all or any portion of such revolving commitment and/or delayed draw commitment as having been fully drawn on the date of implementation or assumption (such commitment (or portion thereof), a “Specified Commitment”), in which case (i) the Borrower shall not be required to comply with any financial ratio or test in connection with any drawing thereunder after the date of incurrence or assumption and (ii) for purpose of testing any Incurrence-Based Amount, the amount of such Specified Commitment shall be deemed to have been fully drawn or (b) elect to test the permissibility of all or any portion of any drawing under such revolving commitment and/or delayed draw commitment on the date of such drawing (if any), in which case, such revolving commitment and/or delayed draw commitment (or portion thereof) shall only be treated as drawn for purposes of any Incurrence-Based Amount to the extent of any actual drawing thereunder. It is understood and agreed that the Borrower may, at any time in its sole discretion, elect to treat such revolving commitment and/or delayed draw commitment incurred in accordance with clause (b) of the immediately preceding sentence to be incurred in reliance of clause (a) of the immediately preceding sentence so long as on a pro forma basis such Specified Commitments could be incurred in reliance of clause (a) at such time (this paragraph, the “Revolving/Delayed Draw Commitments Testing Methodology”).

The limitations on incurrence of indebtedness, liens, Restricted Payments, Investments and Restricted Debt Payments referenced above will be subject to exceptions in the amount of a building basket (the “Available Amount”) equal to the following, calculated on a cumulative basis:

(a)   a dollar-capped amount equivalent to 75% of Closing Date EBITDA (including a Builder Component) (the “Available Amount Starter Amount”), plus

(b)   without duplication:

(i)    a growth amount (the “Growth Amount”) equal to the greatest of (i) the cumulative retained portion of Excess Cash Flow (i.e. Excess Cash Flow not otherwise required to be applied to prepay the Initial First Lien Term Loans), which amount shall not be less than zero for any fiscal year, (ii) 50% of Adjusted Consolidated Net Income (to be defined in a manner consistent with the First Lien Documentation Principles), in each case, which will accumulate on a quarterly basis commencing with the fiscal quarter in which the Closing Date occurs, which amount will be deemed to be zero for any fiscal quarter if the Adjusted Consolidated Net Income for any such fiscal quarter is less than zero and (iii) cumulative Consolidated EBITDA, which will accumulate on a quarterly basis commencing with the fiscal quarter in which the Closing Date occurs minus 140% of Fixed Charges (to be defined to include cash interest expenses and preferred stock dividends), plus

(ii)  the proceeds of any issuance of Permitted Equity of the Borrower and/or its Restricted Subsidiaries (other than any Excluded Contribution (as defined below), any Specified Equity Contribution and/or any proceeds increasing the Contribution Indebtedness Basket) received (or deemed to be received) after the Closing Date, plus

(iii)   the fair market value of any capital contribution in respect of Permitted Equity of the Borrower and/or its Restricted Subsidiaries (other than any Excluded Contribution, any Specified Equity Contribution and/or any proceeds increasing the Contribution Indebtedness Basket) received (or deemed to be received) by the Borrower or any Restricted Subsidiary after the Closing Date, plus

(iv)    the amount of any debt and/or disqualified stock issued after the Closing Date that has been exchanged or converted into Permitted Equity, together with the fair market value of any property received upon such exchange or conversion, plus

(v)   the net proceeds of any sale of any Investment made after the Closing Date using the Available Amount, plus

(vi)    any return, profit, distribution and/or similar amount received (or deemed to be received) in respect of any Investment made after the Closing Date in reliance on the Available Amount, plus

(vii)  the amount of any Investment made by the Borrower and/or any Restricted Subsidiary in reliance on the Available Amount in any third party or in any Unrestricted Subsidiary that has been designated as a Restricted Subsidiary or that has been merged or consolidated into the Borrower or any of its Restricted Subsidiaries or the fair market value of the assets of any Unrestricted Subsidiary that have been distributed or otherwise transferred to the Borrower or any of its Restricted Subsidiaries, plus

(viii)  to the extent not otherwise included in clauses (i) or (vii) above, the aggregate amount of any cash dividend and/or other cash distribution received (or deemed to be received) by the Borrower or any Restricted Subsidiary from any Unrestricted Subsidiary after the Closing Date, plus

(ix)    any First Lien Declined Proceeds, the De Minimis Asset Sale Proceeds and/or Retained Asset Sale Proceeds; plus

(x)   the fair market value of any First Lien Debt or Junior Lien Debt that has been contributed to the Borrower and/or any Restricted Subsidiary in accordance with the provisions set forth under the heading “Assignments and Participations” below (or any comparable provision under the definitive documentation governing such First Lien Debt or Junior Lien Debt, as applicable); plus

(xi)    the face amount of any indebtedness of the Borrower and/or any Restricted Subsidiary that is cancelled, released or otherwise terminated by virtue of the incurrence or assumption by any Unrestricted Subsidiary of any indebtedness, including by way of an “exchange” or similar transaction;

provided, that in the case of any Restricted Payment or Restricted Debt Payment made in reliance on the Growth Amount, no payment or bankruptcy event of default may be continuing at the time of the declaration thereof minus

(c)   (x) the amount of Restricted Payments, Investments and Restricted Debt Payments made in reliance of the Available Amount basket and (y) 50% of the outstanding principal amount of indebtedness incurred in reliance of the Available Amount and the principal amount of indebtedness incurred in reliance of the Available Amount or indebtedness or obligations secured by liens incurred in reliance of the Available Amount.

The covenants restricting the incurrence of indebtedness or liens, the making of Restricted Payments, Investments and Restricted Debt Payments will also include carve-outs for indebtedness, liens, Restricted Payments, Investments and/or Restricted Debt Payments made with the Available Excluded Contribution Amount (as defined below) (with respect to the incurrence of indebtedness or incurrence of indebtedness or other obligations secured by liens incurred in reliance of the Available Excluded Contribution Amount, every $1 dollar basket used for every $2 dollar incurrence).

For purposes of the First Lien Credit Documentation,

“Available Excluded Contribution Amount” means a cumulative amount equal to the amount of net proceeds or fair market value of property or assets (including cash) contributed (or deemed to be contributed) to the Borrower after the Closing Date as a capital contribution or received (or deemed to be received) as a result of the sale or issuance of Permitted Equity of the Borrower, in each case to the extent the relevant proceeds or contributions are designated by the Borrower as an excluded contribution (an “Excluded Contribution”) (excluding any Specified Equity Contribution, contribution increasing the Available Amount or contribution increasing the Contribution Indebtedness Basket).

For purposes of the First Lien Credit Documentation,

“Available RP Amount Basket” means, at any time, the amount of Restricted Payments that could have been made pursuant to the provisions in clause (f) above (other than intercompany Restricted Payments and non-cash Restricted Payments). The Available RP Amount Basket may be utilized to incur indebtedness or liens or to make Investments or Restricted Debt Payments, subject to dollar for dollar reduction of such Restricted Payment capacity upon utilization thereof (or with respect to the incurrence of indebtedness or incurrence of indebtedness or other obligations secured by liens incurred in reliance of the Available RP Amount Basket, every $2 dollar incurrence for every $1 dollar basket usage; provided, that for any such incurrence, an amount of up to 50% of such incurrence may be secured on a pari passu basis, with the remainder incurred on a junior lien or unsecured basis) and dollar for dollar increases (or with respect to the incurrence of indebtedness or incurrence of indebtedness or other obligations secured by liens incurred in reliance of the Available RP Amount Basket, every $1 dollar basket increase for every $2 dollar prepayment) by the amount of returns from Investments made in reliance of such basket and the amount of indebtedness incurred in reliance of the Available RP Amount Basket or indebtedness secured by liens incurred in reliance of the Available RP Amount Basket repaid with internally generated cash.

Unrestricted Subsidiaries:

The First Lien Credit Documentation will contain provisions pursuant to which the Borrower will be permitted to designate (or re-designate) any existing or subsequently acquired or organized Restricted Subsidiary as an “unrestricted subsidiary” (each, an “Unrestricted Subsidiary”) and designate (or re-designate) any such Unrestricted Subsidiary as a Restricted Subsidiary; provided, that (i) after giving effect to any such designation or re-designation, no payment or bankruptcy event of default will exist (including after giving effect to the reclassification of any investment in, indebtedness of, and/or lien on the assets of, the relevant subsidiary) and (ii) any subsidiary of an Unrestricted Subsidiary will automatically be deemed to be an Unrestricted Subsidiary. Unrestricted Subsidiaries (and the sale or distributions of any equity interests therein or assets thereof) will not be subject to the mandatory prepayment, representations and warranties, affirmative or negative covenants, Financial Covenant or event of default provisions of the First Lien Credit Documentation, and the results of operations and indebtedness of Unrestricted Subsidiaries will not be taken into account for purposes of determining compliance with the Financial Covenant or any financial ratio set forth in the First Lien Credit Documentation. For the avoidance of doubt, any designation of a Restricted Subsidiary as an Unrestricted Subsidiary will be deemed an investment in such Unrestricted Subsidiary in an amount equal to the fair market value of the net assets of such subsidiary at the time of designation.

The First Lien Credit Documentation shall contain a restriction on transfer of material IP to Unrestricted Subsidiaries (other than bona fide operational joint ventures), (i) which material IP is subsequently licensed back to the Borrower and its Restricted Subsidiaries for use in the ordinary course of business (other than pursuant to bona fide transition service or similar arrangements or in the same manner as other customers, suppliers or commercial partners of the relevant transferee generally) or (ii) which material IP is used to raise IP-backed financing the proceeds of which are distributed or transferred to the Borrower and its

Restricted Subsidiaries unless such proceeds are used to pay purchase consideration in connection with the establishment of bona fide operational joint ventures.
Events of Default:

Limited to the following: nonpayment of principal when due; nonpayment of interest, fees or other amounts in respect of the First Lien Credit Facilities or any other credit facility under the First Lien Credit Documentation after 5 business days; material inaccuracy of a representation or warranty when made or deemed made (subject, in the case of any representation and warranty that is capable of being cured (other than the Specified Representations and the Specified Acquisition Agreement Representations made on the Closing Date), to a grace period of 30 days following written notice from the Agent); violation of any covenant subject, in the case of affirmative covenants (other than the covenant to provide notices of default and the covenant to maintain the organizational existence of the Borrower) to a grace period of 30 days following written notice from the Agent; provided that any default or event of default arising from any failure to deliver a notice of default or event of default shall automatically be deemed cured and to be no longer continuing immediately upon either (a) the delivery of such notice or (b) the cessation of the existence of the underlying default or event of default (unless, in the case of this clause (b), the officers of the Borrower had knowledge of the underlying default or event of default prior to such cessation and failed to deliver such notice); cross-default and cross-acceleration to third party indebtedness for borrowed money of any Loan Party with an individual outstanding principal amount in excess of the Threshold Amount (other than any event of default related to a breach of any financial covenant under any revolving or asset-based facility (or any refinancing or replacement thereof) unless an acceleration (and termination of commitments) thereunder has occurred, and such acceleration and termination have not been rescinded); bankruptcy events with respect to the Borrower or a material Subsidiary Guarantor (with a 60 day grace period for involuntary events); ERISA (and Canadian equivalent) events with respect to any Loan Party subject to Material Adverse Effect; unpaid final monetary judgments against any Loan Party individually in excess of the Threshold Amount (to the extent not covered by insurance or indemnity) that have not been paid, vacated, discharged, stayed or bonded pending appeal within 60 days from the entry thereof; actual (or assertion by a Loan Party in writing of the) invalidity of the First Lien Credit Documentation, any material security agreement, any material First Lien Guaranty or the liens in respect of a material portion of the Collateral or subordination provisions in respect of Restricted Debt; and a change of control (as described below).

Notwithstanding the foregoing, (a) no breach of the Financial Covenant will result in a default or event of default under the First Lien Credit Documentation at any time the Borrower has a right to receive a Specified Equity Contribution to cure such breach, (b) any breach of the Financial Covenant shall not constitute a default or event of default for purposes of the First Lien Term Facility unless the First Lien Revolving Lenders have accelerated the loans under the First Lien Revolving Facility and have terminated the First Lien Revolving Commitments as a result of such breach and have not rescinded such acceleration and (c) any material inaccuracy of any representation or warranty made as a condition to any extension of credit (or deemed extension of credit) under the First Lien Revolving Facility shall not constitute a default or event of default for purposes of the First Lien Term

Facility unless the First Lien Revolving Lenders have accelerated the loans under the First Lien Revolving Facility and have terminated the First Lien Revolving Commitments as a result of such breach and have not rescinded such acceleration (this clause (c), the “Revolver CP Exclusion”).

A “Change of Control” will be triggered if (i) another person or group (other than any employee benefit plan and/or person acting as the trustee, agent or other fiduciary or administrator, any underwriter in connection with an offering of equity and/or any Permitted Holder or group controlled by any Permitted Holder) acquires, directly or indirectly, more than 50% of the total voting power of all of the outstanding voting common stock of the Borrower, unless at such time the Permitted Holders, directly or indirectly, by voting power, contract or otherwise, have the right to elect or designate at least a majority of the members of the board of directors of the Borrower (or analogous governing body) or (ii) prior to an IPO, if Holdings ceases to own, directly or indirectly, 100% of the voting equity interests in the Borrower. A “Change of Control” shall not be triggered solely as a result of a “change of control” or similar event being triggered under any bond or note securities.

“Permitted Holders” will be defined to include (a) the Investors, (b) the management of the Borrower (and/or any of its direct or indirect parent companies) and its subsidiaries and (c) any person or entity with which the Investors and management form a “group” (within the meaning of federal securities laws) so long as, in the case of this clause (b), the Investors beneficially own more than 50% of the relevant voting stock beneficially owned by such group.

The First Lien Credit Documentation will only permit the Agent to exercise remedies with respect to any event of default at the direction of the Required Lenders (as defined below) following the acceleration of the obligations outstanding under the First Lien Credit Facilities.

The First Lien Credit Documentation will provide that any default or event of default shall cease to exist if two years have passed since the public announcement or written disclosure of the initial event, failure or transaction giving rise thereto to the First Lien Lenders, unless (x) the officers of the Borrower had knowledge of the default or event of default arising as a result of such event, failure or transaction, and failed to deliver a notice of default or event of default, as applicable or (y) the Agent is exercising remedies or has reserved its rights by written notice to the Borrower at such time (the “Statute of Limitations EoD Provision”).

Voting:

Amendments and waivers of the First Lien Credit Documentation will require the approval of the non-defaulting First Lien Lenders under the First Lien Credit Documentation holding more than 50% of the aggregate amount of the Initial First Lien Term Loans and the First Lien Revolving Commitments (the “Required Lenders”), except that:

(a)   the consent of each First Lien Lender directly and adversely affected thereby (but not the Required Lenders thereunder) will be required with respect to:

(i)    any reduction in the principal amount of any First Lien Loan owed to such First Lien Lender,

(ii)  any extension of the final maturity of any First Lien Loan owed to such First Lien Lender or the due date of any interest or fee payment or any scheduled amortization payment in respect of any First Lien Loan owed to such First Lien Lender (in each case, other than any extension for administrative convenience as agreed by the Agent),

(iii)   any reduction in the rate of interest (other than a waiver of default interest) or the amount of any fee owed to such First Lien Lender (it being understood that any change in any ratio used in the calculation of such rate of interest or fees (or any component definition thereof) and/or any change in or waiver of the First Lien MFN Spread will not constitute a reduction in any rate of interest or fees),

(iv)    any increase in the amount of such First Lien Lender’s commitment; it being understood that a waiver of any condition precedent, default, event of default or mandatory prepayment will not constitute an increase of any commitment of any First Lien Lender, and

(v)   any extension of the expiry date of such First Lien Lender’s commitment (it being understood that a waiver of any condition precedent or the waiver of any default, event of default or mandatory prepayment will not constitute an extension of any commitment of any First Lien Lender),

(b)   the consent of 100% of the First Lien Lenders will be required with respect to:

(i)    any reduction of any voting percentage set forth in the definition of “Required Lenders”,

(ii)  any release of all or substantially all of the Collateral (other than in accordance with the First Lien Credit Documentation as in effect from time to time) and

(iii)   any release of all or substantially all of the value of the First Lien Guaranty in respect of the First Lien Credit Facilities (other than in accordance with the First Lien Credit Documentation as in effect from time to time),

(c)   the consent of First Lien Revolving Lenders holding First Lien Revolving Commitments in excess of 50% of the aggregate First Lien Revolving Commitments (the “Required Revolving Lenders”) will be entitled to amend, modify or waive the Financial Covenant (or may amend, modify or waive any component definition thereof to the extent applicable thereto) without the consent of any other Lender (including, for the avoidance of doubt, the Required Lenders),

(d)   only the consent of the Issuing Lenders and the Agent will be required with respect to any amendment that changes the Letter of Credit Sublimit,

(e)   only the consent of the Required Revolving Lenders (and, in the case of the issuance of a Letter of Credit, the relevant Issuing Lender) will be required for (i) any amendment or waiver of any condition precedent to an extension of credit (or deemed extension of credit) under the First Lien Revolving Facility and (ii) the waiver of any event of default resulting from the material inaccuracy of any representation or warranty made as a condition to any extension of credit (or deemed extension of credit) under the First Lien Revolving Facility, and

(f)   the consent of the Agent (but not the Required Lenders, the Required Revolving Lenders or any other First Lien Lender or group of First Lien Lenders) will be required to effectuate any amendment to the First Lien Credit Documentation that adds one or more provisions to the First Lien Credit Documentation that are, in the reasonable judgment of the Agent, more favorable to the First Lien Lenders (it being understood and agreed that any increase in pricing, the addition and/or increase in prepayment premium and the increase or reestablishment of amortization shall be deemed to be more favorable to the applicable First Lien Lenders).

Notwithstanding the foregoing, (i) any amendment and/or waiver of the First Lien Credit Documentation that solely affects the First Lien Lenders under a particular facility, class or tranche and do not directly and adversely affect any other First Lien Lender (including any waiver or modification of any condition to any extension of credit under the First Lien Revolving Facility, pricing or any other modification) will require only the consent of First Lien Lenders holding more than 50% of the aggregate commitments or loans, as applicable, under such facility, class or tranche, and no other consent or approval will be required and (ii) if the Agent and the Borrower have jointly identified an obvious error or an error or omission of a technical nature in the First Lien Credit Documentation, then the Agent and the Borrower will be permitted to amend such provision without the further action or consent of any other party.

Notwithstanding anything to the contrary in the foregoing, in connection with any determination as to whether the requisite First Lien Lenders have (i) consented (or not consented) to any amendment or waiver of any provision of the First Lien Credit Documentation or any departure by any Loan Party therefrom, (ii) otherwise acted on any matter related to any provision of the First Lien Credit Documentation, or (iii) directed or required the Agent or any First Lien Lender to undertake any action (or refrain from taking any action) with respect to or under any provision of the First Lien Credit Documentation, any First Lien Lender (other than any First Lien Lender that is a Lead Arranger, a First Lien Revolving Lender or a regulated bank (to be defined in a manner consistent with the First Lien Documentation Principles)) that, as a result of its interest in any total return swap, total rate of return swap, credit default swap or other derivative contract (other than any such contract entered into pursuant to bona fide market making activities), has a net short position with respect to the First Lien Loans and/or any commitment under the First Lien Credit Facilities (each, a “Net Short Lender”) shall have no right to vote any First Lien Loan and/or commitment in respect of any First Lien Credit Facility and shall be deemed to have voted its interest as a First Lien Lender without discretion in the same proportion as the allocation of voting with respect to such matter by First Lien Lenders who are not Net Short Lenders.

The First Lien Credit Documentation will include provisions to determine whether any First Lien Lender has a “net short position” in a manner consistent with the First Lien Documentation Principles. In connection with any such determination, each First Lien Lender shall promptly notify the Agent in writing that it is a Net Short Lender, or shall otherwise be deemed to have represented and warranted to the Borrower and the Agent that it is not a Net Short Lender (it being understood and agreed that the Borrower and the Agent shall be entitled to rely on each such representation and deemed representation).

Defaulting Lenders:

The First Lien Credit Documentation shall contain customary limitations on and protections with respect to “defaulting” First Lien Lenders, including, but not limited to, non-payment/escrow of amounts owed to any such defaulting First Lien Lender to secure its obligations (including its obligation to fund First Lien Revolving Loans and to purchase participations in Letters of Credit and Swingline Loans), exclusion for purposes of voting and customary cash collateralization of Letters of Credit and Swingline Loan participations for so long as such First Lien Lender is a “defaulting” First Lien Lender (after automatic reallocation among non-defaulting First Lien Lenders up to an amount such that the First Lien Revolving Facility exposure of such non-defaulting First Lien Lenders does not exceed their First Lien Revolving Commitments).

Assignments and Participations:

The First Lien Lenders will be permitted to assign all or a portion of their First Lien Loans and commitments to any person (other than to (a) any Disqualified Institution, (b) any natural person (or any holding company, investment vehicle or trust for, or owned and operated by, or for the primary benefit of, one or more natural persons) and (c) except as otherwise provided herein, the Borrower or any affiliate thereof) with the consent of (i) the Agent (not to be unreasonably withheld, conditioned or delayed), unless such assignment is to a First Lien Lender, an affiliate of a First Lien Lender or an Approved Fund (to be defined in a manner consistent with the First Lien Documentation Principles), (ii) solely in the case of an assignment under the First Lien Revolving Facility, each Issuing Lender and the Swingline Lender (in each case, not to be unreasonably withheld, conditioned or delayed) unless in the case of this clause (ii), such assignment is to a First Lien Revolving Lender or an affiliate of a First Lien Revolving Lender and (iii) the Borrower (with respect to (x) any assignment of the Initial First Lien Term Loans and (y) any assignment under the First Lien Revolving Facility to a commercial bank with a consolidated combined capital and surplus of at least $5.0 billion, in each case of clauses (x) and (y), such consent not to be unreasonably withheld, conditioned or delayed and with respect to any other assignment under the First Lien Revolving Facility, in the Borrower’s sole and absolute discretion); provided, that (A) the consent of the Borrower shall not be required in the event that (w) a payment or bankruptcy event of default (with respect to the Borrower) has occurred and is continuing, (x) solely in the case of any assignment of any

Initial First Lien Term Loan, such assignment is to a First Lien Lender, an affiliate of a First Lien Lender or an Approved Fund (as defined below), (y) solely in the case of any assignment under the First Lien Revolving Facility, such assignment if to another First Lien Revolving Lender or an affiliate of a First Lien Revolving Lender in the business of providing revolving facilities or (z) such assignment is made by Goldman Sachs Bank USA to Goldman Sachs Lending Partners LLC, and vice versa and (B) the Borrower may withhold its consent in its sole discretion to any assignment to any person (I) that is not a “Disqualified Institution” but is known by it to be an affiliate of a Disqualified Institution regardless of whether such person is identifiable as an affiliate of a Disqualified Institution on the basis of such affiliate’s name other than a Competitor Debt Fund Affiliate and/or (II) that is known by the Borrower to be a “loan to own” investor and/or an investor primarily in distressed credits or opportunistic or special situations or is any affiliate of any such investor (this clause (II), “Distressed Investor Consent Provision”). Notwithstanding the foregoing, the Borrower will be deemed to have consented to any assignment of the Initial First Lien Term Loans (and excluding for the avoidance of doubt any assignment under the First Lien Revolving Facility) unless it has failed to respond to such request within 10 business days after receipt by the Borrower of a written request for consent thereto. Non-pro rata assignments will be permitted. All notices for assignment or participation required to be delivered to the Borrower under the First Lien Credit Documentation shall also be subject to a requirement to take commercially reasonable efforts to concurrently deliver such notices to persons designated by the Sponsor.

The First Lien Lenders will also have the right to sell participations in their First Lien Loans or commitments with respect to the First Lien Revolving Facility to other persons (other than to any Disqualified Institution and any natural person); it being understood and agreed that the consent of Borrower will be required for any participation of any loan and/or commitment under the First Lien Revolving Facility. Participants will have the same benefits as the First Lien Lenders with respect to yield protection and increased cost provisions subject to customary limitations and restrictions. Voting rights of participants will be limited to those matters set forth in clauses (a) and (b) of the first paragraph under “Voting” with respect to which the affirmative vote of the First Lien Lender from which it purchased its participation would be required.

Pledges of First Lien Loans in accordance with applicable law will be permitted without restriction other than to Disqualified Institutions.

No First Lien Lender may at any time enter into a total return swap, total rate of return swap, credit default swap or other derivative instrument under which any First Lien Obligation is a reference obligation (collectively, “Derivative Products”) with any counterparty that is a Disqualified Institution.

The Agent will be permitted to make the list of Disqualified Institutions available on a confidential basis to any First Lien Lender who specifically requests a copy thereof. The Agent will not have any liability for any assignment or participation made to any Disqualified Institution or Affiliated Lender (regardless of whether the consent of the Agent is required thereto) or any duty to ascertain, inquire into, monitor or enforce compliance with the provisions relating to Disqualified Institutions, and none of the Borrower, any First Lien Lender nor any of their respective affiliates will bring any claim to that effect. The Borrower shall be permitted to update the list of Disqualified Institutions to include additional entities as Disqualified Institutions in accordance with parameters set forth in the definition thereof and/or to remove entities from the list of Disqualified Institutions (any such entity so removed, a “Removed DQ Entity”) (it being understood and agreed that notwithstanding anything to the contrary in the definition of Disqualified Institutions, the Borrower shall be permitted at any time after the removal of any Removed DQ Entity to add such Removed DQ Entity back to the list of Disqualified Institutions without the consent of any other person).

The First Lien Credit Documentation will provide customary remedies to the Borrower in the event that (a) any First Lien Loan is assigned or participated by any Lender to any Disqualified Institution without the consent of the Borrower, (b) to the extent the consent of the Borrower is required under the terms of the First Lien Credit Documentation, any First Lien Loan is assigned or participated to any other person without the consent of the Borrower and/or (c) any First Lien Lender enters into a Derivative Product with a counterparty that is a Disqualified Institution.

The First Lien Credit Documentation will provide that Initial First Lien Term Loans may be purchased by and assigned to (x) any Non-Debt Fund Affiliate (to be defined in a manner consistent with the First Lien Documentation Principles) and/or (y) Holdings, the Borrower and/or any of its respective subsidiaries (the persons in clauses (x) and (y) above, collectively, but excluding any Debt Fund Affiliate (to be defined in a manner consistent with the First Lien Documentation Principles), “Affiliated Lenders”) on a non-pro rata basis through Dutch auctions, modified Dutch Auctions or other auctions, in each case, open to all First Lien Lenders holding Initial First Lien Term Loans on a pro rata basis in accordance with procedures consistent with the First Lien Documentation Principles and/or open market purchases or other negotiated transactions, notwithstanding any consent requirement set forth above on terms consistent with the First Lien Documentation Principles; provided, that (i) the aggregate outstanding principal amount of any Initial First Lien Term Loans owned or held by Affiliated Lenders will not, in the aggregate, exceed 30% of the aggregate outstanding principal amount of Initial First Lien Term Loans, the First Lien Incremental Term Loans, the First Lien Refinancing Term Facilities and other term loans then outstanding under the First Lien Credit Documentation at any time (after giving effect to any substantially simultaneous cancellation thereof), (ii) no Affiliated Lender will be required to make a representation that, as of the date of any such purchase and assignment, it is not in possession of MNPI with respect to the Borrower and/or any of its subsidiaries and/or any of their respective securities and (iii) no fee will be due to the Agent in connection with an assignment to any Affiliated Lender.

In addition, the First Lien Credit Documentation will provide that Initial First Lien Term Loans may be purchased by and assigned to any Debt Fund Affiliate, notwithstanding any consent requirement set forth above through (a) Dutch auctions open to all relevant First Lien Lenders on a pro rata basis in accordance with customary procedures and/or (b) open market purchases or other negotiated transactions on a non-pro rata basis on customary terms consistent with the First

Lien Documentation Principles to be set forth in the First Lien Credit Documentation.

Yield Protection and Taxes:

The First Lien Credit Documentation will contain provisions with respect to yield protection and taxes incurred within the prior 180 days consistent with the First Lien Documentation Principles; provided that the Agent or First Lien Lender shall be required to certify to the Borrower that it is generally requiring reimbursement for the relevant amount from similarly situated borrowers under comparable syndicated credit facilities in connection with any request for payment and that any such tax protections are subject to the provision of tax certifications or forms as required for U.S. federal and/or Canadian income tax purposes.

Expenses and Indemnification:	Customary for transactions of this type and consistent, where applicable, with the corresponding provisions of the Commitment Letter.

Governing Law and Forum:

New York (or, in the case of Canadian security documentation, the applicable law of Canada or any province or territory thereof or in the case of any Cypriot security documentation, the applicable law of the Republic of Cyprus); provided, that, notwithstanding the governing law provisions of the First Lien Credit Documentation, it is understood and agreed that (a) the interpretation of the definition of “Material Adverse Effect” (and whether or not a “Material Adverse Effect” has occurred), (b) the determination of the accuracy of any Specified Acquisition Agreement Representation and whether as a result of any inaccuracy thereof either the Borrower and/or its applicable affiliate has the right to terminate its obligations under the Acquisition Agreement or to decline to consummate the Acquisition and (c) the determination of whether the Acquisition has been consummated in accordance with the terms of the Acquisition Agreement and, in any case, claims or disputes arising out of any such interpretation or determination or any aspect thereof shall, in each case, be governed by and construed in accordance with the laws governing the Acquisition Agreement as applied to the Acquisition Agreement, without giving effect to any choice of law or conflict of law provision or rule of any jurisdiction that would cause the application of the law of any other jurisdiction.

Quebec Language Clause

The First Lien Credit Documentation will contain the customary English language clause (and the French translation thereof) for the purposes of addressing language requirements under Quebec law and confirming that (1) the parties to the First Lien Credit Documentation have requested that the First Lien Credit Documentation and all related documents be drawn up in English, save and except for the description of the Collateral set out in any Quebec hypothecs which the parties have agreed to draw up in the French language and that (2) each of the parties to any Quebec hypothecs forming part of the First Lien Credit Documentation acknowledges that each party was represented by legal counsel and has had the opportunity to negotiate the terms of the First Lien Credit Documentation with the assistance of its legal counsel.

U.S. Counsel to the Agent and the Lead Arrangers:	Milbank LLP

Canadian Counsel to the Agent and the Lead Arranger:	Bennett Jones LLP

Annex I to Exhibit B

INTEREST AND CERTAIN FEES

Interest Rate Options:

The Borrower may elect that the First Lien Loans comprising each borrowing bear interest at a rate per annum equal to (a) with respect to First Lien Loans denominated in US dollars, the ABR plus the Applicable Margin or the SOFR Rate plus the Applicable Margin or (b) with respect to First Lien Loans denominated in Euros, the EURIBOR Rate plus the Applicable Margin or (c) with respect to First Lien Loans denominated in Canadian Dollars, the Canadian Prime Rate plus the Applicable Margin or the Adjusted Daily Compounded CORRA or Adjusted Term CORRA, in each case, plus the Applicable Margin; provided, that the Swingline Loans will bear interest at a rate per annum equal to the ABR or Canadian Prime Rate, as applicable, plus the Applicable Margin.

As used herein:

“ABR” means the highest of (i) the rate of interest publicly announced by the Agent as its prime rate in effect at its principal office in New York City (the “Prime Rate”), (ii) the federal funds effective rate from time to time plus 0.50% per annum and (iii) the 1-month SOFR Rate plus 1.00% per annum.

“ABR Loans” means First Lien Loans bearing interest based upon the ABR. ABR Loans will be made available on same day notice.

“Adjusted Daily Compounded CORRA” means, for purposes of any calculation, the higher of (a) the rate per annum equal to (i) Daily Compounded CORRA for such calculation plus (ii) the “Daily Compounded CORRA Adjustment” (to be agreed) and (b) 0.00% per annum (this clause (b), the “CORRA Floor” and, together with the EURIBOR Floor and the SOFR Floor, the “Floor”).

“Adjusted Term CORRA” means, for purposes of any calculation, the higher of (a) the rate per annum equal to (i) Term CORRA for such calculation plus (ii) the “Term CORRA Adjustment” (to be agreed) and (b) the CORRA Floor.

“Applicable Margin” means:

(a)    with respect to First Lien Revolving Loans, (i) 2.25% per annum in the case of ABR Loans and Canadian Prime Loans (including Swingline Loans) and (ii) 3.25% per annum in the case of all other First Lien Revolving Loans; and

(b)    with respect to the Initial First Lien Term Loans, (i) 2.25% per annum in the case of ABR Loans, (ii) 3.50% per annum in the case of EURIBOR Rate Loans and (iii) 3.25% per annum in the case of all other Initial First Lien Term Loans.

B-I-1

Following delivery of financial statements for the first full fiscal quarter after the Closing Date, (a) the Applicable Margin for First Lien Revolving Loans will be subject to (i) two stepdowns of 0.25% per annum at First Lien Net Leverage Ratio levels 0.50x and 1.00x less than the Closing Date First Lien Net Leverage Ratio and (ii) an additional stepdown (at all levels of the pricing grid) of 0.25% upon the consummation of an IPO and (b) the Applicable Margin for the Initial First Lien Term Loans will be subject to (i) two stepdowns of 0.25% per annum at First Lien Net Leverage Ratio levels (x) 0.25x and (y) 0.75x, in each case, less than the Closing Date First Lien Net Leverage Ratio (clauses (b)(i)(x) and (y), the “First Lien Term Loan Leverage Based Pricing Stepdowns”) and (ii) an additional stepdown (at all levels of the pricing grid) of 0.25% per annum upon the consummation of an IPO (the “First Lien Term Loan Post-IPO Stepdown”).

“Canadian Prime Loans” means First Lien Loans bearing interest based upon the Canadian Prime Rate. Canadian Prime Loans will be available on same day basis.

“Canadian Prime Rate” means, on any day, the annual rate of interest equal to the greater of (a) the annual rate of interest announced by the Administrative Agent and in effect as its prime rate at its principal office in Toronto, Ontario on such day for determining interest rates on Canadian Dollar denominated commercial loans in Canada, and (b) the annual rate of interest equal to the one month Term CORRA in effect on such day plus 1.00% per annum; provided that if the Canadian Prime Rate is at any time less than zero, the Canadian Prime Rate shall be deemed to be zero.

“CORRA” means the Canadian Overnight Repo Rate Average administered and published by the Bank of Canada (or any successor administrator).

“Daily Compounded CORRA” means, for any day, CORRA with interest accruing on a compounded daily basis, with the methodology and conventions for this rate (which will include compounding in arrears with a lookback) being established by the Administrative Agent in accordance with the methodology and conventions for this rate selected or recommended by the relevant governmental body for determining compounded CORRA for business loans; provided that if the Administrative Agent decides that any such convention is not administratively feasible for the Administrative Agent, then the Administrative Agent may establish another convention in its reasonable discretion; and provided that if the administrator has not provided or published CORRA and a benchmark replacement date with respect to CORRA has not occurred, then, in respect of any day for which CORRA is required, references to CORRA will be deemed to be references to the last provided or published CORRA.

“EURIBOR Rate” means the higher of (a) the euro interbank offered rate administered by the European Money Markets Institute (or any successor

B-I-2

thereof) for a period equal to 1, 3, 6, or, if available to all relevant affected First Lien Lenders, 12 months, or a shorter period (as selected by the Borrower) appearing on Reuters screen EURIBOR01 Page (or otherwise on the Reuters screen) and (b) 0.00% per annum (this clause (b), the “EURIBOR Floor”).

“EURIBOR Rate Loans” means First Lien Loans bearing interest based upon the EURIBOR Rate.

“SOFR Rate” means a rate equal to the higher of (a) secured overnight financing rate in the form of a term rate published by the CME Term SOFR administrator (or any successor thereof) for an interest period of 1, 3 or 6 months (or if such term rate is unavailable, a daily simple rate for an interest payment period of 1, 3 or 6 months published by the Federal Reserve Board of New York) and (b) 0.00% per annum (this clause (b), the “SOFR Floor”).

“SOFR Rate Loans” means First Lien Loans bearing interest based upon the SOFR Rate.

“Term CORRA” means, for any calculation with respect to a Term CORRA Loan, the Term CORRA Reference Rate for a tenor comparable to the applicable interest period on the day (such day, the “Periodic Term CORRA Determination Day”) that is two (2) Business Days prior to the first day of such interest period, as such rate is published by the Term CORRA Administrator: provided, however, that if as of 1:00 p.m. (Toronto time) on any Periodic Term CORRA Determination Day the Term CORRA Reference Rate for the applicable tenor has not been published by the Term CORRA Administrator and a Benchmark Replacement Date with respect to the Term CORRA Reference Rate has not occurred, then Term CORRA will be the Term CORRA Reference Rate for such tenor as published by the Term CORRA Administrator on the first preceding Business Day for which such Term CORRA Reference Rate for such tenor was published by the Term CORRA Administrator so long as such first preceding Business Day is not more than three (3) Business Days prior to such Periodic Term CORRA Determination Day.

“Term CORRA Reference Rate” means the forward-looking term rate based on CORRA.

Interest Payment Dates:	In the case of any ABR Loan or Canadian Prime Loan, quarterly in arrears (commencing with the first full fiscal quarter following the Closing Date).

In the case of any other Loan, on the last day of each relevant interest period and, in the case of any interest period longer than 3 months, on each successive date 3 months after the first day of such interest period.

The First Lien Credit Documentation shall permit the Borrower and the Administrative Agent to adopt any successor rate to SOFR or CORRA

B-I-3

based on prevailing market conventions without the consent of any First Lien Lender.
First Lien Revolving Facility Commitment Fee:

The Borrower will pay a commitment fee (the “First Lien Revolving Facility Commitment Fee”) calculated at a rate per annum equal to 0.50% on the average daily unused portion of the commitments of non-defaulting First Lien Revolving Lenders, payable quarterly in arrears (commencing with the first full fiscal quarter following the Closing Date). Following delivery of financial statements for the first full fiscal quarter after the Closing Date, the First Lien Revolving Facility Commitment Fee rate will be subject to stepdowns to 0.375% and 0.25% per annum at First Lien Net Leverage Ratio levels set at 0.50x and 1.00x less than the Closing Date First Lien Net Leverage Ratio. Swingline Loans will, for purposes of the commitment fee calculations only, not be deemed to be a utilization of the First Lien Revolving Facility.

Letter of Credit Fees:

The Borrower will pay a fee on all outstanding Letters of Credit not subject to Letter of Credit Support at a per annum rate equal to the Applicable Margin then in effect with respect to SOFR Rate Loans under the First Lien Revolving Facility on the face amount of each such Letter of Credit. Such fees will be shared ratably among the First Lien Revolving Lenders, and will be payable quarterly in arrears.

A fronting fee in an amount to be agreed (but in any event not exceeding

0.125% per annum) on the then-available face amount of each Letter of Credit not subject to Letter of Credit Support shall be payable quarterly in arrears to the relevant Issuing Lender for its own account.

Default Rate:

At any time when a payment event of default (with respect to any principal, interest or fees) under the applicable First Lien Credit Facilities exists, at the direction of the applicable Required Lenders or Agent (at the direction of the Required Lenders), the relevant overdue amounts will bear interest, to the fullest extent permitted by law, (i) in the case of overdue principal or interest, at 2.00% per annum above the rate then borne by (in the case of principal) such borrowings or (in the case of interest) the borrowings to which such overdue amount relates or (ii) in the case of fees, 2.00% per annum in excess of the rate otherwise applicable to First Lien Revolving Loans maintained as ABR Loans from time to time.

Rate and Fee Basis:

All per annum rates will be calculated on the basis of a year of 360 days (or 365/366 days, in the case of ABR Loans the interest payable on which is then based on the Prime Rate and for Canadian Prime Loans and CORRA-based loans) for actual days elapsed.

For purposes of disclosure pursuant to the Interest Act (Canada), the annual rates of interest or fees to which the rates of interest or fees (and stated herein or therein, as applicable, to be computed on the basis of 360 days or any other period of time less than a calendar year) are equivalent are the rates so determined multiplied by the actual number of days in the

B-I-4

applicable calendar year and divided by 360 or such other period of time, respectively.

B-I-5

EXHIBIT C

PROJECT NEON

CONDITIONS

The availability and initial funding of the First Lien Credit Facilities will be subject to the satisfaction (or waiver by the Commitment Parties) of solely the following conditions (subject to, in all cases, the Certain Funds Provision). Capitalized terms used but not otherwise defined herein have the meanings assigned to such terms in the Commitment Letter to which this Exhibit C is attached or on Exhibits A or B (including the Annexes thereto) attached thereto.

1.	Each Loan Party shall have executed and delivered the First Lien Credit Documentation to which it is a party, and the Commitment Parties shall have received:

(a)	customary closing certificates, borrowing notices, legal opinions in respect of material jurisdictions to be agreed, corporate documents and resolutions/evidence of authority for the Loan Parties; and

(b)

a certificate of the chief financial officer (or other officer with reasonably equivalent responsibilities) of the Borrower in the form attached as Annex I hereto, certifying that the Borrower and its subsidiaries, taken as a whole, after giving effect to the Transactions, are solvent.

2.

The Specified Acquisition Agreement Representations will be true and correct to the extent required by the Certain Funds Provision, and the Specified Representations to be made under the First Lien Credit Facilities will be true and correct in all material respects (except in the case of any Specified Representation which expressly relates to a given date or period, which Specified Representation will be true and correct in all material respects as of the respective date or for the respective period, as the case may be); provided, that to the extent that any Specified Representation is qualified by or subject to a “material adverse effect”, “material adverse change” or similar term or qualification, the definition thereof will be the definition of “Material Adverse Effect” (as defined in the Acquisition Agreement) for purposes of the making or deemed making of such Specified Representation on, or as of, the Closing Date (or any date prior thereto).

3.

Substantially concurrently with the funding of the First Lien Credit Facilities to be funded on the Closing Date, the Acquisition will have been consummated in accordance with the terms of the Acquisition Agreement, but without giving effect to any amendment or waiver by the Borrower and/or any affiliate thereof that is materially adverse to the interests of the Initial Lenders in their respective capacities as such without the consent of the Commitment Parties, such consent not to be unreasonably withheld, delayed or conditioned (it being understood that (a) any decrease in the purchase price will not be materially adverse to the interests of the Initial Lenders or the Lead Arrangers so long as (i) such decrease is less than 15% of the total acquisition consideration or (ii) such decrease is allocated first to reduce the Equity Contribution to the Minimum Equity Contribution Percentage and thereafter to reduce the First Lien Term Facility and the Equity Contribution on a pro rata, dollar-for-dollar basis (or, at the option of the Borrower in its sole discretion, to reduce the Equity Contribution on a less than pro rata basis), (b) any increase in the purchase price will not be materially adverse to the Initial Lenders or the Lead Arrangers so long as such increase is funded by amounts permitted to be drawn under the First Lien Revolving Facility (subject to the limitation on the maximum amount of First Lien Revolving Loans available on the Closing Date) or proceeds of Permitted Equity, (c) any amendment or modification of the definition of “Material Adverse Effect” in the Acquisition Agreement will be deemed to be materially adverse

C-1

to the interests of the Initial Lenders and the Lead Arrangers and (d) the granting of any consent under the Acquisition Agreement that is not materially adverse to the interests of the Initial Lenders or the Lead Arrangers will not otherwise constitute an amendment or waiver.

4.

Prior to or substantially concurrently with the funding of the initial borrowings under the Credit Facilities contemplated by the Commitment Letter, the Equity Contribution in an amount consistent with Exhibit A will be made and the Refinancing shall have been effectuated.

5.

Since the Original Commitment Letter Date, no Material Adverse Effect (as defined in the Acquisition Agreement as in effect on the Original Commitment Letter Date) shall have occurred that is continuing.

6.

The Agent shall have received (i) the audited consolidated financial statements of the Target as at and for the fiscal years ended December 31, 2023 and December 31, 2022 (including, in each case, the notes or schedules to and the auditor’s report on such financial statements) and (ii) a pro forma consolidated balance sheet as of the last day of the most recent fiscal period prior to the Closing Date for which the Borrower has delivered financial statements to the Lead Arrangers, prepared after giving effect to the Transactions as if the Transactions had occurred as of such date. The Agent hereby acknowledges receipt of the financial statements set forth in clause (i) of this Paragraph 6.

7.

All (a) fees required to be paid on the Closing Date pursuant to the Fee Letter and (b) expenses required to be paid on the Closing Date pursuant to the Commitment Letter in the case of this clause (b), to the extent invoiced at least 3 Business Days (as defined in the Acquisition Agreement) prior to the Closing Date or such later date to which the Borrower may agree, will, in each case, have been paid (which amounts may be offset against the proceeds of the First Lien Credit Facilities).

8.

The Agent will have received, at least 3 Business Days (as defined in the Acquisition Agreement) prior to the Closing Date, (i) all documentation and other information required by regulatory authorities with respect to the Loan Parties under applicable “know your customer” and anti-money laundering rules and regulations, including, without limitation, the PATRIOT Act and the Proceeds of Crime (Money Laundering) and Terrorist Financing Act and (ii) to the extent the Borrower qualifies as a “legal entity customer” under 31 C.F.R. § 1010.230, a customary certification for the Borrower regarding beneficial ownership in relation to the Borrower, in each case of clauses (i) and (ii), that has been reasonably requested by any Initial Lender in writing at least 10 Business Days (as defined in the Acquisition Agreement) in advance of the Closing Date.

C-2

Annex I to Exhibit C

FORM OF SOLVENCY CERTIFICATE

[●] [●], 202[●]

This Solvency Certificate is being executed and delivered pursuant to Section [●] of that certain [●]1, (the “Credit Agreement”; the terms defined therein being used herein as therein defined).

I, [●], the [Chief Financial Officer/equivalent officer] of the Borrower, in such capacity and not in an individual capacity, hereby certify as follows:

1.

I am generally familiar with the businesses and assets of the Borrower and its Subsidiaries, taken as a whole, and am duly authorized to execute this Solvency Certificate on behalf of the Borrower pursuant to the Credit Agreement; and

2.

As of the date hereof and after giving effect to the Transactions and the incurrence of the indebtedness and obligations being incurred in connection with the Credit Agreement and the Transactions, that, (i) the sum of the debt (including contingent liabilities) of the Borrower and its Subsidiaries, taken as a whole, does not exceed the fair value of the assets (on a going concern basis) of the Borrower and its Subsidiaries, taken as a whole; (ii) the present fair saleable value of the assets (on a going concern basis) of the Borrower and its Subsidiaries, taken as a whole, is not less than the amount that will be required to pay the probable liabilities of the Borrower and its Subsidiaries, taken as a whole, on their debts as they become absolute and matured in the ordinary course of business; (iii) the capital of the Borrower and its Subsidiaries, taken as a whole, is not unreasonably small in relation to the business of the Borrower and its Subsidiaries, taken as a whole, contemplated as of the date hereof; (iv) the Borrower and its Subsidiaries, taken as a whole, do not intend to incur, or believe that they will incur, debts (including current obligations and contingent liabilities) beyond their ability to pay such debt as they mature in the ordinary course of business; and (v) none of the borrower or any of its Subsidiaries is an “insolvent person” within the meaning of the Bankruptcy and Insolvency Act (Canada). For the purposes hereof, (A) it is assumed that the indebtedness and other obligations under the Credit Agreement will come due at their respective maturities and (B) the amount of any contingent liability at any time will be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

[Remainder of page intentionally left blank]

[1]	Describe Credit Agreement.

C-I-1

IN WITNESS WHEREOF, I have executed this Solvency Certificate on the date first written above.

By:
Name: [●]
Title: [Chief Financial Officer/equivalent officer]

C-I-2